UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1 to
Form 10
GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g)
OF THE SECURITIES EXCHANGE ACT OF 1934
NNN 2003 Value Fund, LLC
(Exact name of registrant as specified in its charter)

Delaware	20-0122092
(State of Organization)	(I.R.S. Employer Identification Number)

1551 N. Tustin Avenue, Suite 200 Santa Ana, California (Address of principal executive offices)	92705 (Zip Code)
Registrant’s telephone number, including area code:
(877) 888-7348
Securities to be registered pursuant to Section 12(b) of the Act:
None
Securities to be registered pursuant to Section 12(g) of the Act:
Class A LLC Membership Interests
Class B LLC Membership Interests
Class C LLC Membership Interests

NNN 2003 VALUE FUND, LLC

i

Item 1.	Business
General
      NNN 2003 Value Fund, LLC is filing this General Form for Registration of Securities on Form 10, or the Registration Statement, to register our Class A, B and C membership interests, or Units, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We sold 10,000 Units to 785 investors in a private placement offering, or the Private Placement, beginning on July 11, 2003 and ending on October 14, 2004. We are registering three classes of Units sold in the Private Placement. The first $20,000,000 Units sold in the Private Placement are Class A Units; the second $16,000,000 Units sold in the Private Placement are Class B Units; and the last $14,000,000 Units sold in the Private Placement are Class C Units. Each of the Class A, Class B and Class C Units has different rights with respect to distributions: the Class A Units have a 10% priority return; the Class B Units have a 9% priority return; and the Class C Units have an 8% priority return. NNN Capital Corp., which was solely owned during the offering period by Anthony W. Thompson, the chairman and chief executive officer of Triple Net Properties, LLC, our Manager, served as the managing broker dealer of the Private Placement.
      We are subject to the registration requirements of Section 12(g) because at December 31, 2004 the aggregate value of our assets exceeded applicable thresholds and the Units of record were held by 500 or more persons. As a result of our obligation to register our securities with the Securities and Exchange Commission, or the SEC, under the Exchange Act, we will be subject to the requirements of the Exchange Act Rules. In particular, we will be required to file Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, and Current Reports on Form 8-K and otherwise comply with the disclosure obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g). To date, we have purchased our interests in properties as either (i) 100% interests in wholly-owned properties or (ii) less than 100% interests in properties through a membership interest in a limited liability company that owns a tenant-in-common, or TIC, interest in a property. In addition to these types of investments, we may, in the future, purchase less than 100% interests in properties as a TIC interest.
      We are a Delaware limited liability company which was formed on June 19, 2003 to purchase, own, operate and subsequently sell all or a portion of a number of unspecified “value added” properties. At the time of formation, our principal objectives were to: (1) have the potential within approximately three to five years, subject to market conditions, to realize income on the sale of our properties; (2) realize income through the acquisition, operation and sale of our interests in our properties; and (3) make monthly distributions to our Unit holders from cash generated from operations.
      We are not a registered investment company under the Federal securities laws and the use of the word “Fund” in our name does not imply, and should not be interpreted to mean, that we are a registered investment company. In addition, our Unit holders are not entitled to any protections offered to investors under the Investment Company Act of 1940, as amended, nor are we making any claim or representation that we comply with or are subject to that Act.
      Our Manager, Triple Net Properties, LLC, a Virginia limited liability company, manages us pursuant to the terms of an operating agreement, or the Operating Agreement, between us and our Manager. While we have no employees, certain employees of our Manager provide services to us in connection with the Operating Agreement. In addition, Triple Net Properties Realty, Inc., a California corporation, or Realty, which is 88% owned by Anthony W. Thompson, our Manager’s chairman and chief executive officer, serves as our property manager pursuant to the terms of the Operating Agreement and a property management agreement, or the Management Agreement, between us and Realty. The Operating Agreement terminates upon our dissolution. The Unit holders may not vote to terminate our Manager prior to the termination of the Operating Agreement or our dissolution except for cause. The Management Agreement terminates with respect to each of our properties upon the earlier of the sale of each respective property or December 31, 2013. Realty may be terminated with respect to any of our properties without cause prior to the termination of the Management Agreement or our dissolution, subject to certain conditions, including the payment by us to Realty of a termination fee as provided in the Management Agreement.
      Our Manager’s principal executive offices are located at 1551 N. Tustin Avenue, Suite 200, Santa Ana, California 92705. Our Manager’s website is www.1031nnn.com. We do not maintain our own website or have an address separate from our Manager. This registration statement and the exhibits forming a part of this registration statement filed by us with the SEC can be inspected and copies obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website that contains reports, proxies and information statements and other information regarding us and other registrants that have been filed electronically with the SEC. The address of such site is www.sec.gov.
SEC Investigation
      On September 16, 2004, our Manager advised us that it learned that the SEC is conducting an investigation referred to as “In the matter of Triple Net Properties, LLC.” The SEC requested information from our Manager relating to disclosure in securities offerings (including offerings by G REIT, Inc., T REIT, Inc. and A REIT, Inc.) and the exemption from the registration requirements of the Securities Act for the private offerings in which our Manager and its affiliated entities were involved and exemptions from the registration requirements of the Exchange Act for several entities. The SEC has requested financial and other information regarding these entities as well as the limited liability companies advised by our Manager, including us. Our Manager has advised us that it intends to cooperate fully with the SEC’s investigation. This investigation could involve us and fines, penalties or administrative remedies could be asserted against us.
Prior Performance Tables
      In connection with our offering of the sale of our Units from July 11, 2003 through October 14, 2004, we disclosed the prior performance of all public and non-public investment programs sponsored by our Manager. Our Manager has now determined that there were certain errors in those prior performance tables. In particular, the financial information in the tables was stated to be presented in accordance with accounting principles generally accepted in the United States of America, or GAAP. Generally, the tables for the public programs were not presented on a GAAP basis and the tables for the non-public programs were prepared and presented on a tax or cash accounting basis. Moreover, a number of the prior performance data figures were themselves erroneous, even as presented on a tax or cash basis. In particular, certain programs sponsored by our Manager have invested either along side or in other programs sponsored by our Manager. The nature and results of these investments were not fully and accurately disclosed in the tables. In addition, certain calculations of depreciation and amortization were not on an income tax basis for a limited liability company investment; certain operating expenses were not reflected in the operating results; and monthly mortgage and principal payments were not reported. In general, the resulting effect is an overstatement of our Manager’s program and aggregate portfolio operating results. Our Manager’s board of managers, or the Board of Managers, is considering alternatives to address the errors in the prior performance tables.
Acquisition Standards
      We believe, based on our Manager’s prior real estate experience, that our Manager has the ability to identify properties capable of meeting our current investment objectives. In evaluating potential acquisitions, the primary factor we consider is the “value-added” investment potential of a property. We define “value-added” investing as investing in properties with a higher than average potential for capital appreciation by:

•	targeting real estate in markets in an early stage of economic recovery;

•	targeting unstabilized assets with significant lease-up opportunity;

•	targeting assets in mature markets with existing rents below-market and significant near-term lease rollover; and

•	targeting assets with solvable property-specific issues or development opportunities.
      In addition, we consider a number of other factors relating to a property, including, without limitation, the following:

•	current and projected cash flow;

•	geographic location and type;

•	construction quality and condition;

•	ability of tenants to pay scheduled rent;

•	lease terms and rent roll, including the potential for rent increases;

•	potential for economic growth in the tax and regulatory environment of the community in which the property is located;

•	potential for expanding the physical layout of the property;

•	occupancy and demand by tenants for properties of a similar type in the same geographic vicinity;

•	prospects for liquidity through sale, financing or refinancing of the property;

•	competition from existing properties and the potential for the construction of new properties in the area; and

•	treatment under applicable federal, state and local tax and other laws and regulations.
Our Manager has total discretion with respect to the selection of properties for acquisition, the percent of ownership we acquire and the type of ownership interest we purchase in a given property.
      We will not close the purchase of any property unless and until we obtain at least a Phase I environmental assessment for that property and we are generally satisfied with the environmental status of the property.
      In purchasing properties, we will be subject to risks generally incident to the ownership of real estate, including:

•	changes in general economic or local conditions;

•	changes in supply of, or demand for, similar competing properties in an area;

•	changes in interest rates and availability of permanent mortgage funds which may render the sale of a property difficult or unattractive;

•	changes in tax, real estate, environmental and zoning laws;

•	periods of high interest rates and tight money supply which may make the sale of properties more difficult;

•	tenant turnover; and

•	general overbuilding or excess supply in the market area.
Financing Strategies
      Generally, we anticipate that our properties will have an initial debt ratio of up to 70%. However, our Manager, in its sole discretion, may consummate loans for any of our properties with an initial debt ratio in excess of 70%. In addition, properties may be refinanced in the future at ratios in excess of 70%.

Disposition Strategies
      We consider various factors when evaluating potential property dispositions. These factors include, without limitation, the following:

•	the ability to sell the property at a price we believe would provide an attractive return to our Unit holders;

•	our ability to recycle capital into other properties consistent with our business strategy;

•	our desire to exit non-performing markets;

•	whether the property is strategically located;

•	tenant composition and lease rollover for the property;

•	general economic conditions and outlook, including job growth in the local market; and

•	the general quality of the asset.
Our Manager has total discretion with respect to the disposition of our properties.
Operating Strategies
      Our primary operating strategy is to acquire suitable properties that meet our acquisition standards and to enhance the performance and value of those properties through management strategies designed to address the needs of current and prospective tenants. Our management strategies include:

•	aggressively leasing available space through targeted marketing, augmented where possible by the personnel in our Manager’s local asset and property management offices;

•	re-positioning our properties to include, for example, shifting from single to multi-tenant use in order to maximize desirability and utility for prospective tenants;

•	controlling operating expenses by centralization of asset and property management, leasing, marketing, financing, accounting, renovation and data processing activities;

•	emphasizing regular maintenance and periodic renovation to meet the needs of tenants and to maximize long-term returns; and

•	financing acquisitions and refinancing properties when favorable terms are available to increase cash flow.
Plan of Operation for Remainder of Fiscal Year 2005
      We intend to adhere to the above business plans and strategies for the remainder of fiscal year 2005, including, without limitation, continuing to realize income through the acquisition, operation and sale of our interests in real property.
Government Regulations
      Many laws and government regulations are applicable to our properties and changes to these laws and regulations, or their interpretation by agencies and the courts, occur frequently.
      Costs of Compliance with the Americans with Disabilities Act. Under the Americans with Disabilities Act of 1990, or ADA, all public accommodations must meet federal requirements for access and use by disabled persons. Although we believe that we are in substantial compliance with present requirements of the ADA, none of our properties have been audited, nor have investigations of our properties been conducted to determine compliance. We may incur additional costs in connection with the ADA. Additional federal, state and local laws also may require modifications to our properties or restrict our ability to renovate our properties. We cannot predict the cost of compliance with the ADA or other legislation. If we incur substantial costs to comply with the ADA or any other legislation, our financial condition, results of operations, cash flow and ability to satisfy our debt service obligations and pay distributions could be adversely affected.
      Costs of Government Environmental Regulation and Private Litigation. Environmental laws and regulations hold us liable for the costs of removal or remediation of certain hazardous or toxic substances on our properties. These laws could impose liability without regard to whether we are responsible for the presence or release of the hazardous materials. Government investigations and remediation actions may have substantial costs and the presence of hazardous substances on a property could result in personal injury or similar claims by private plaintiffs. Various laws also impose liability on persons who arrange for the disposal or treatment of hazardous or toxic substances for the cost of removal or remediation of hazardous substances at the disposal or treatment facility. These laws often impose liability whether or not the person arranging for the disposal ever owned or operated the disposal facility. As the owner and operator of our properties, we may be deemed to have arranged for the disposal or treatment of hazardous or toxic substances.
      Use of Hazardous Substances by Some of Our Tenants. Some of our tenants routinely handle hazardous substances and wastes on our properties as part of their routine operations. Environmental laws and regulations subject these tenants, and potentially us, to liability resulting from such activities. We require the tenants, in their leases, to comply with these environmental laws and regulations and to indemnify us for any related liabilities. We are unaware of any material noncompliance, liability or claim relating to hazardous or toxic substances or petroleum products in connection with any of our properties.
      Other Federal, State and Local Regulations. Our properties are subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. If we fail to comply with these various requirements, we may incur governmental fines or private damage awards. While we believe that our properties are currently in material compliance with all of these regulatory requirements, we do not know whether existing requirements will change or whether future requirements will require us to make significant unanticipated expenditures that will adversely affect our ability to make distributions to our Unit holders. We believe, based in part on engineering reports which are generally obtained at the time our properties are acquired, that all of our properties comply in all material respects with current regulations. However, if we were required to make significant expenditures under applicable regulations, our financial condition, results of operations, cash flow and ability to satisfy our debt service obligations and to pay distributions to our Unit holders could be adversely affected.
Properties
      The following is a summary of the properties in which we owned an interest as of March 31, 2005. For additional information, see Item 3. Properties.

	Property	Date	%		Annual	% Leased		Annual Rent
Property Name	Location	Acquired	Owned	GLA Sq Ft	Rent(1)	Space		Per Sq Ft(2)

Consolidated Properties:
Executive Center I	Dallas, TX	12/30/2003	100.0%	208,000	$572,000	15.7%		$17.52
Financial Plaza	Omaha, NE	10/29/2004	100.0	86,000	1,338,000	83.7		18.59
Oakey Building	Las Vegas, NV	04/02/2004	75.4	98,000	3,014,000	85.9		35.80
Southwood Tower	Houston, TX	10/27/2004	100.0	79,000	1,045,000	78.3		16.89
Interwood	Houston, TX	1/26/2005	100.0	80,000	1,012,000	65.0		19.46

Total				551,000	$6,981,000	54.9	%(3)	$23.06	(4)

Unconsolidated Properties:
801K Street	Sacramento, CA	03/31/2004	18.3%	336,000	$7,170,000	76.8%		$27.79
Emerald Plaza	San Diego, CA	06/14/2004	4.6	355,000	8,235,000	80.5		28.82
Enterprise Technology Center	Scotts Valley, CA	05/07/2004	8.5	370,000	8,884,000	86.1		27.89
Executive Center II & III	Dallas, TX	08/01/2003	38.1	381,000	5,091,000	76.8		17.40

(1)	Annualized rental income based on contractual base rent from leases in effect at March 31, 2005.

(2)	Average effective annual rent per square foot at March 31, 2005.

(3)	Weighted-average leased space at March 31, 2005.

(4)	Weighted-average annual rent per square foot at March 31, 2005.

      Our investments in unconsolidated real estate consist of certain investments where we have purchased a membership interest in a limited liability company that has invested in a property. The following table presents our investment in each unconsolidated property at March 31, 2005:

			March 31,
Property:	Location:	Owned	2005

801 K Street	Sacramento, CA	18.3%	$4,977,000
Emerald Plaza	San Diego, CA	4.6	1,452,000
Enterprise Technology Center	Scotts Valley, CA	8.5	2,745,000
Executive Center II & III	Dallas, TX	38.1	2,651,000

Total			$11,825,000

      The following information generally applies to our properties:

•	we believe all of our properties are adequately covered by insurance and are suitable for their intended purposes;

•	we have no plans for any material renovations, improvements or development of our properties, except in accordance with planned budgets;

•	our properties are located in markets where we are subject to competition in attracting new tenants and retaining current tenants; and

•	depreciation is provided on a straight-line basis over the estimated useful lives of the buildings, ranging primarily from 15 to 39 years and over the shorter of the lease term or useful lives of the tenant improvements.
      The following is a summary of certain of our relationships and those of our affiliates at March 31, 2005:
NNN 2003 Value Fund, LLC

Oakey Building
      The following is a summary of our relationships with the entities with ownership interests in the Oakey Building property.
801 K Street Ownership
      The following is a summary of our relationships with the entities with ownership interests in the 801 K Street property.

Emerald Plaza
      The following is a summary of our relationship with entities with ownership interests in the Emerald Plaza property.
Enterprise Technology Center
      The following is a summary of our relationship with entities with ownership interests in the Enterprise Technology Center property.

Executive Center II & III
      The following is a summary of our relationship with entities with ownership interests in the Executive Center II & III property.
Affiliated Companies
      The following is a summary of the relationships that Anthony W. Thompson has with Triple Net Properties, LLC, NNN Capital Corp. and Realty at March 31, 2005.
Competition
      We compete with a considerable number of other real estate companies to lease office space, many of which have greater marketing and financial resources than we do. Principal factors of competition in our business are the quality of properties (including the design and condition of improvements), leasing terms (including rent and other charges and allowances for tenant improvements), attractiveness and convenience of location, the quality and breadth of tenant services provided, and reputation as an owner and operator of quality office properties in the relevant market. Our ability to compete also depends upon, among other factors, trends in the national and local economies, financial condition and operating results of current and prospective tenants, availability and cost of capital, including capital raised by incurring debt, construction and renovation costs, taxes, governmental regulations, legislation and population trends.
      At the time our Manager elects to dispose of one or more of our properties, we will be in competition with sellers of similar properties to locate suitable purchasers, which may result in us receiving lower proceeds from the sale or result in us not being able to dispose of the property due to the lack of an acceptable return.
      At March 31, 2005, we held interests in properties located in: Dallas, TX; Omaha, NE; Las Vegas, NV; Houston, TX; Sacramento CA; San Diego, CA; and Scotts Valley, CA. Other entities managed by our Manager also own interests in the Las Vegas, NV, Dallas, TX and the San Diego, CA properties in which we own an interest. Entities managed by our Manager or its affiliates own properties located in Texas, Nebraska, Georgia, Nevada, and California. Our properties may face competition in these geographic regions from such other properties owned, operated or managed by our Manager or its affiliates. Our Manager or its affiliates have interests that may vary from our interests in such geographic markets.

Item 2.	Financial Information
Selected Financial Data
      The following table presents selected historical financial data pertaining to us. Our summary historical balance sheets data as of March 31, 2005 (unaudited), December 31, 2004 and 2003, and the summary statements of operations data for the three months ended March 31, 2005 and 2004 (unaudited), the year ended December 31, 2004 and the period from June 19, 2003 (date of inception) to December 31, 2003 have been derived from our consolidated financial statements. For the year ended December 31, 2004 and the period from June 19, 2003 (date of inception) to December 31, 2003, the statements are derived from our audited financial statements. We did not commence operations until July 2003. The selected financial data should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operation and the audited financial statements and related notes appearing elsewhere in this registration statement.
SELECTED FINANCIAL DATA
NNN 2003 Value Fund, LLC

		December 31,
	March 31
	2005	2004	2003

	(unaudited)
Selected Financial Data
BALANCE SHEET DATA:
Total assets	$60,763,000	$69,471,000	$14,114,000
Mortgages payable, including property held for sale	18,174,000	23,625,000	4,500,000
Members’ equity	36,575,000	37,102,000	7,628,000
Book value per unit	$3,657.50	$3,710.20	$4,042.40

				For the Period from
	Three Months Ended			June 19, 2003
	March 31,		Year Ended	(Date of Inception)
			December 31,	through December 31,
	2005	2004	2004	2003

	(unaudited)
OPERATING DATA:
Rental revenues	$1,139,000	$125,000	$2,425,000	$—
Rental expenses	688,000	259,000	1,810,000	11,000
Interest expense	320,000	117,000	950,000	—
Loss from continuing operations	(323,000)	(547,000)	(2,290,000)	(116,000)
Income (loss) from discontinued operations	693,000	—	(41,000)	—

Net income (loss)	$370,000	$(547,000)	$(2,302,000)	$(116,000)

Net income (loss) per member unit:
Continuing operations — basic and diluted	$(32.30)	$(224.36)	$(371.87)	$(178.74)
Discontinued operations — basic and diluted	69.30	—	(1.95)	—

Total net loss per member unit — basic and diluted	$37.00	$(224.36)	$(373.82)	$(178.74)

				For the Period from
	Three Months Ended			June 19, 2003
	March 31,		Year Ended	(Date of Inception)
			December 31,	through December 31,
	2005	2004	2004	2003

	(unaudited)
OTHER DATA:
Cash flows provided by (used in) operating activities	$1,097,000	$(670,000)	$4,613,000	$174,000
Cash flows provided by (used in) investing activities	4,497,000	(1,738,000)	(45,158,000)	(9,932,000)
Cash flows provided by (used in) financing activities	(6,451,000)	5,989,000	49,953,000	12,383,000
Distributions declared	872,000	212,000	1,908,000	35,000
Distributions declared per share	$87.50	$87.50	$309.84	$53.93
Weighted-average number of member units outstanding — basic and diluted	10,000	2,438	6,158	649
Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Statements
      Historical results and trends should not be taken as indicative of future operations. Management’s statements contained in this report that are not historical facts are forward-looking statements. Actual results may differ materially from those included in the forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “prospects,” or similar expressions. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and our future prospects on a consolidated basis include, without limitation, the following: changes in economic conditions generally and the real estate market specifically, legislative/regulatory changes, availability of capital, interest rates, competition, supply and demand for operating properties in our current and proposed market areas and generally accepted accounting principles. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning us and our business, including additional factors that could materially affect our financial results, is included herein.

Overview
      We are a Delaware limited liability company which was formed on June 19, 2003 to purchase, own, operate and subsequently sell all or a portion of a number of unspecified “value added” properties. At the time of formation, our principal objectives were to: (1) have the potential within approximately three to five years, subject to market conditions, to realize income on the sale of our properties; (2) realize income through the acquisition, operation and sale of our interests in our properties; and (3) make monthly distributions to the members from cash generated from operations.
      Triple Net Properties, LLC, or our Manager, manages us pursuant to the terms of the Operating Agreement. Realty, which is 88% owned by Anthony W. Thompson, our Manager’s chairman and chief executive officer, serves as our property manager pursuant to the terms of the Operating Agreement and a property management agreement, or the Management Agreement.

Critical Accounting Policies
      The preparation of financial statements in accordance with GAAP requires our Manager to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We believe that our critical accounting policies are those that require significant judgments and estimates. These estimates are made and evaluated on an ongoing basis using information that is currently available as well as various other assumptions believed to be reasonable under the circumstances. Actual results could vary from those estimates, perhaps in material adverse ways, and those estimates could be different under different assumptions or conditions.

Property Held for Sale
      In accordance with Statement of Financial Accounting Standards, or SFAS, No. 144, Accounting for Impairment or Disposal of Long-Lived Assets, at such time as a property is held for sale, such property is carried at the lower of (1) its carrying amount, or (2) fair value less costs to sell. In addition, a property being held for sale ceases to be depreciated. We classify operating properties as property held for sale in the period in which all of the following criteria are met:

•	our Manager commits to a plan to sell the asset;

•	the asset is available for immediate sale in its present condition, subject only to terms that are usual and customary for sales of such assets;

•	an active program to locate a buyer and other actions required to complete the plan to sell the asset have been initiated;

•	the sale of the asset is probable and the transfer of the asset is expected to qualify for recognition as a completed sale within one year;

•	the asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value; and

•	given the actions required to complete the plan, it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

Revenue Recognition and Allowance for Doubtful Accounts
      Base rental income is recognized on a straight-line basis over the terms of the respective lease agreements at our properties. Differences between rental income recognized and amounts contractually due under the lease agreements are credited or charged, as applicable, to rent receivable. We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required payments under lease agreements. We also maintain an allowance for deferred rent receivables arising from the straight-lining of rents. We will determine the adequacy of this allowance by continually evaluating individual tenant receivables considering the tenant’s financial condition, security deposits, letters of credit, lease guarantees and current economic conditions.

Purchase Price Allocation
      In accordance with SFAS No. 141, Business Combinations, we, with the assistance of independent valuation specialists, allocate the purchase price of acquired properties to tangible and identified intangible assets based on their respective fair values. The allocation to tangible assets (building and land) is based upon our Manager’s determination of the value of the property as if it were vacant using discounted cash flow models similar to those used by independent appraisers. Factors considered by management include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. Additionally, the purchase price of the applicable property is allocated to the above or below market value of in-place leases and the value of in-place leases and related tenant relationships.
      The value allocable to the above or below market component of the acquired in-place leases is determined based upon the present value (using a discount rate which reflects the risks associated with the acquired leases) of the difference between (1) the contractual amounts to be paid pursuant to the lease over its remaining term, and (2) our Manager’s estimate of the amounts that would be paid using fair market rates over the remaining term of the lease. The amounts allocated to above market leases are included in the intangible in-place lease asset and below market lease values are included in intangible lease liability in the accompanying condensed consolidated financial statements and are amortized to rental income over the weighted average remaining term of the acquired leases with each property.
      The total amount of other intangible assets acquired is further allocated to in-place lease costs and the value of tenant relationships based on our Manager’s evaluation of the specific characteristics of each tenant’s lease and our overall relationship with that respective tenant. Characteristics considered by us allocating these values include the nature and extent of the credit quality and expectations of lease renewals, among other factors.
      These allocations are subject to change based on continuing valuation analysis or other evidence, until the allocations are finalized or the stipulated time of one year from the date of acquisition.

Impairment
      Our properties are stated at depreciated cost. We assess the impairment of a real estate asset when events or changes in circumstances indicate that the net book value may not be recoverable. Indicators we consider important which could trigger an impairment review include the following:

•	significant negative industry or economic trend;

•	a significant underperformance relative to historical or projected future operating results; and

•	a significant change in the manner in which the asset is used.
      In the event that the carrying amount of a property exceeds the sum of the undiscounted cash flows (excluding interest) that are expected to result from the use and eventual disposition of the property, we would recognize an impairment loss to the extent the carrying amount exceeded the estimated fair value of the property. The estimation of expected future net cash flows is inherently uncertain and relies on subjective assumptions dependent upon future and current market conditions and events that affect the ultimate value of the property. It requires us to make assumptions related to future rental rates, tenant allowances, operating expenditures, property taxes, capital improvements, occupancy levels, and the estimated proceeds generated from the future sale of the property.
      We have not recorded any impairment losses at March 31, 2005 or December 31, 2004 or 2003, respectively.
Factors Which May Influence Results of Operations

Rental Income
      The amount of rental income generated by our properties depends principally on our ability to maintain the occupancy rates of currently leased space and our ability to lease currently available space and space available from unscheduled lease terminations at levels not less than the existing rental rates. Negative trends in one or more of these factors could adversely affect our rental income in future periods.

Scheduled Lease Expirations
      As of March 31, 2005 and December 31, 2004, our consolidated properties were 63.7% and 63.1% leased to 56 and 50 tenants, respectively; 19.4% of such leased square footage expires during the remainder of 2005. Our leasing strategy for 2005 focuses on negotiating renewals for leases scheduled to expire during the year and identifying new tenants or existing tenants seeking additional space to occupy the square footage for which we are unable to negotiate such renewals. Of the leases expiring in 2005, we anticipate, based on our on-going negotiations with our tenants, but cannot assure, that approximately 93.9% of the expiring square footage will be renewed for another term.
      Effective April 15, 2005 and retroactive to January 1, 2005, our Manager reduced the rent for Trailblazer Health Enterprise, LLC, a tenant in our unconsolidated property, Executive Center II & III, of which we own a 38.1% interest, from $16.00 per square foot to $10.00 per square foot in exchange for an early renewal and an extended lease term. The lease term was extended from December 2006 to December 2015. This action will result in a reduction of our proportionate share of the rental income in 2005 to $53,000 from $379,000 in 2004. As of March 31, 2005, Trailblazer Health Enterprises occupied 51.2% of the gross leaseable area of the Executive Center II & III property.
      Our Manager has been advised that the IRS, which occupies 84,000 square feet, or 85.7%, of the Oakey Building, is exercising its 30-day early opt out provision and is terminating its lease on April 30, 2005. Our Manager has been able to lease the entire 98,000 square feet of the Oakey Building to one tenant beginning August 1, 2005. However, the lease is for a six-year term with staggered occupancy and rent commencement dates as follows: beginning August 2004, 406 square feet will be occupied and leased, commencing October 2004, 13,745 will be occupied and leased, beginning August 2006, 62,820 square feet will be occupied and leased and the entire 98,000 square feet will be occupied and leases beginning January 2007. Due to the staggered occupancy and commencement of rent of the new lease, we expect our 2005 rental income will be reduced by approximately $1,500,000. In connection with the new lease, we will incur $2,400,000 for tenant improvements. On June 3, 2005, due to the reasons described above, the distribution to the Oakey investors is temporarily suspended effective July 1, 2005 through the end of 2005 or until the property is sold.

Sarbanes-Oxley Act
      The Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and related laws, regulations and standards relating to corporate governance and disclosure requirements applicable to public companies have increased the costs of compliance with corporate governance, reporting and disclosure practices which are now required of us. These costs were unanticipated at the time of our formation and may have a material impact on our results of operations due to our relatively small size. Furthermore, we expect that these costs will increase in the future due to our continuing implementation of compliance programs mandated by these requirements. Any increased costs may affect our ability to distribute funds to our Unit holders.
      In addition, these laws, rules and regulations create new legal bases for administrative enforcement, civil and criminal proceedings against us in case of non-compliance, thereby increasing our risks of liability and potential for sanctions. We expect that our efforts to comply with these laws and regulations will continue to involve significant, and potentially increasing costs, and any failure to comply could result in fees, fines, penalties or administrative remedies against us.

Expenses
      Our expenses could increase due to the costs incurred in order to comply with the requirements of being a public company, among other things.
Private Placement Memorandum; Use of Proceeds
      Pursuant to the private placement memorandum dated July 11, 2003, as amended, or the Memorandum, we offered for sale a minimum of 1,000 and a maximum of 10,000 units, or Units, at a price of $5,000 per Unit. The offering closed on October 14, 2004. We relied on the exemption from registration provided by Rule 506 under Regulation D and Section 4(2) of the Securities Act of 1933, as amended, in connection with the closing of the offering. As discussed in the Memorandum, we used the net offering proceeds from the sale of Units primarily to acquire ownership interests in Executive Center II & III and a number of unspecified real estate properties to be determined. We financed these property acquisitions with a combination of net offering proceeds and debt secured by the acquired properties.
      As of March 31, 2005, December 31, 2004 and 2003, we sold 10,000, 10,000 and 1,887 Units, respectively, resulting in aggregate gross proceeds of $50,000,000, $50,000,000 and $9,436,000, respectively.
      In connection with the sale of Units, we incurred $6,880,000, $6,880,000 and $1,657,000 of costs related to the issuance and distribution of Units through March 31, 2005, December 31, 2004 and 2003, respectively. Such amounts include a total of $4,099,000, $4,099,000 and $1,050,000 as of March 31, 2005, December 31, 2004 and 2003, respectively, incurred to NNN Capital Corp., the dealer manager of our offering, which was wholly-owned during the offering period by Anthony W. Thompson, our Manager’s chairman and chief executive officer. These costs are principally comprised of selling commissions of 8.0% and 2.5% of marketing and due diligence costs. The dealer manager reallowed all of the commissions and up to 1.5% of the marketing and due diligence costs to participating broker dealers. In addition, $0, $2,781,000 and $607,000 was incurred by our Manager for offering expenses during the period ended March 31, 2005, December 31, 2004 and 2003, respectively.
2005 Acquisitions
      We acquired the following consolidated property during 2005 (for further discussion on this property, see Item 3. Properties):
      Interwood — Houston, Texas — January 26, 2005 — we own 100%
      On January 26, 2005, we acquired Interwood adding a total of 80,000 square feet of gross leaseable area, or GLA to our property portfolio. The aggregate purchase price was $8,000,000, of which $5,500,000 was financed with mortgage debt. The seller paid Realty a sales commission of $250,000, or 3.1% of the total purchase price, of which 75% was passed through to our Manager pursuant to an agreement between Realty and our Manager, or the Realty-Triple Net Agreement. In accordance with SFAS, No. 141, we allocated the purchase price to the fair value of the assets acquired and the liabilities assumed, including the allocation of the intangibles associated with the in-place leases considering the following factors: lease origination costs; tenant relationships; and above or below market leases. During 2005, we allocated and recorded $1,698,000 of intangible assets associated with in-place lease origination costs and tenant relationships, as well as above market leases. Such intangible assets are being amortized over the term of each of the underlying tenant leases over 69 months.
2005 Dispositions
      We sold the following consolidated properties during 2005:

Financial Plaza — Omaha, Nebraska
      On April 13, 2005, we sold our wholly-owned owned property, Financial Plaza, located in Omaha, Nebraska, to an unaffiliated third party for a sales price of $9,500,000. This property was classified as property held for sale and discontinued operations on our 2005 and 2004 financial statements. In connection with the sale, the buyer assumed the first mortgage note of $4,125,000 due to American Express Certificate Company. We also received a note receivable for $2,300,000 that bears interest at a fixed rate of 8.0% per annum and matures on April 1, 2008. The note requires monthly interest and principal payments. Our net proceeds after closing costs and the note receivable were $2,327,000. The sale resulted in a net gain of $2,910,000. We paid Realty a disposition fee of $475,000, or 5.0% of the purchase price, of which 75% was passed through to our Manager pursuant to the Realty – Triple Net Agreement.

Satellite Place — Atlanta, Georgia
      On February 24, 2005, we sold our wholly-owned property, Satellite Place, located in Atlanta, Georgia, to NNN Satellite 1100 & 2000, LLC for a sales price of $19,410,000. Because the property was purchased by TIC, entities also managed by our Manager, the Board of Managers engaged an independent third party to provide an opinion as to the fairness of the transaction to us. This opinion was received by us prior to the consummation of the transaction. This property was classified as property held for sale and discontinued operations on our 2004 financial statements. In connection with the sale, the first mortgage note of $11,000,000, plus accrued interest, was repaid to LaSalle Bank National Association, or LaSalle. Our net proceeds from this sale were $7,727,000 after closing costs. The sale resulted in a net gain of approximately $70,000. Realty did not receive a disposition fee upon the sale of the property.

2004 Acquisitions
      We acquired the following properties during 2004 (for further discussion on these properties, see Item 3. Properties):

Consolidated Properties:
      Oakey Building — Las Vegas, Nevada — April 2, 2004 — we own 75.4%;
      Southwood Tower — Houston, Texas — October 27, 2004 — we own 100%;
      Financial Plaza — Omaha, Nebraska — October 29, 2004 — we own 100%; and
      Satellite Place — Atlanta, Georgia — November 29, 2004 — we own 100%.

Unconsolidated Properties:
      801K Street — Sacramento, California — March 31, 2004 — we own 18.3%;
      Enterprise Technology Center — Scotts Valley, California — May 7, 2004 — we own 8.5%; and
      Emerald Plaza — San Diego, California — June 14, 2004 — we own 4.6%.
      During the year ended December 31, 2004, we completed the acquisition of four consolidated properties, thereby adding a total of 441,000 square feet of GLA to our property portfolio. The aggregate purchase price was $37,558,000, of which $19,125,000 was financed with mortgage debt. The sellers paid $912,000 in commissions to Realty in connection with these acquisitions, of which 75% was passed through to our Manager pursuant to the Realty-Triple Net Agreement. In accordance with SFAS No. 141, we allocated the purchase price to the fair value of the assets acquired and the liabilities assumed, including the allocation of the intangibles associated with the in-place leases considering the following factors: lease origination costs; tenant relationships; and above or below market leases. During 2004, we allocated and recorded $4,591,000 of intangible assets associated with in-place lease origination costs and tenant relationships, as well as above market leases. Such intangible assets are being amortized over the term of each of the underlying tenant leases ranging from one to 95 months. Total amortization of the lease intangible assets for 2004 was $1,679,000.
2003 Acquisitions
      We acquired the following consolidated properties during 2003 (for further discussion on these properties, see Item 3. Properties):

Consolidated Properties:

Executive Center I — Dallas, TX — December 30, 2003 — we own 100%.

Unconsolidated Properties:

Executive Center II & III — Dallas, TX — August 1, 2003 — we own 38.1%.
      During the year ended December 31, 2003, we completed the acquisition of one consolidated property, thereby adding a total of 208,000 square feet of GLA to our property portfolio. The purchase price was $8,178,000, of which $4,500,000 was financed with mortgage debt. The seller paid $223,000 in commissions to Realty in connection with this acquisition of which 75% was passed through to our Manager pursuant to the Realty-Triple Net Agreement. In accordance with SFAS No. 141, we allocated the purchase price to the fair value of the assets acquired and the liabilities assumed, including the allocation of the intangibles associated with the in-place leases considering the following factors: lease origination costs; tenant relationships; and above or below market leases. During 2003, we have allocated and recorded $1,699,000 of intangible assets associated with in-place lease origination costs, as well as above market leases. Such intangible assets are being amortized over the term of each of the underlying tenant leases.

Results of Operations
      Operating results are primarily comprised of income derived from our portfolio of properties, as described below. Because of the significant property acquisitions and dispositions during the three months ended March 31, 2005 and the year ended December 31, 2004, the comparability of financial data from period to period is limited.
Three Months Ended March 31, 2005 Compared to the Three Months Ended March 31, 2004

	Three Months Ended	Three Months Ended		Percent
	March 31, 2005	March 31, 2004	Change	Change

Revenues:
Rental income	$1,139,000	$125,000	$1,014,000	811.2%
Expenses:
Rental expenses	688,000	259,000	429,000	165.6%
General and administrative	64,000	81,000	(17,000)	(21.0)%
Depreciation and amortization	532,000	87,000	445,000	511.5%

	1,284,000	427,000	857,000	200.7%

Loss before other income (expense) and discontinued operations	(145,000)	(302,000)	157,000	(52.0)%
Other (expense) income:
Interest expense (including amortization of deferred financing costs)	(320,000)	(117,000)	(203,000)	173.5%
Interest and dividend income	31,000	—	31,000	—
Equity in earnings (loss) of unconsolidated real estate	159,000	(168,000)	327,000	(194.6)%
Minority interests	(48,000)	40,000	(88,000)	(220.0)%

Loss from continuing operations	(323,000)	(547,000)	224,000	(41.0)%
Discontinued operations:
Gain on sale of real estate dispositions	389,000	—	389,000	—
Income from discontinued operations	304,000	—	304,000	—

Net income (loss)	$370,000	$(547,000)	$917,000	(167.6)%

      Rental income increased $1,014,000, or 811.2%, to $1,139,000 during the three months ended March 31, 2005 compared to rental income of $125,000 for the three months ended March 31, 2004. $963,000, or 95.0%, of the increase was attributable to the purchase of three properties during 2004 and 2005. Rental income for the three months ended March 31, 2005 and 2004 includes $284,000 and $18,000, respectively, of above and below market lease amortization.
      Rental expenses increased $429,000, or 165.6%, to $688,000 during the three months ended March 31, 2005 compared to rental expenses of $259,000 for the three months ended March 31, 2004 due to the purchase of two properties during 2004 and one property during 2005.
      General and administrative expenses decreased $17,000, or 21.0%, to $64,000 during the three months ended March 31, 2005 compared to general and administrative expenses of $81,000 for the three months ended March 31, 2004. $26,000, or 153%, of the decrease was attributable to a decrease in accounting fees offset by an increase of $9,000, or 53%, due to the acquisition of two properties during 2004 and one property during 2005.
      Interest expense increased $203,000, or 173.5%, to $320,000 during the three months ended March 31, 2005 compared to interest expense of $117,000 for the three months ended March 31, 2004. The increase for the three months ended March 31, 2005, was attributable to an increase of $13,610,000 in mortgage loans payable and mortgage loans payable secured by property held for sale due to the acquisition of two properties during 2004 and one property during 2005.
      Depreciation and amortization expense increased $445,000, or 511.5%, to $532,000 during the three months ended March 31, 2005 compared to depreciation and amortization expense of $87,000 for the three months ended March 31, 2004 due to acquisition of two properties during 2004 and one property during 2005.
      Interest and dividend income increased $31,000 to $31,000 during the three months ended March 31, 2005 compared with the same period of the prior year. $29,000, or 93.5%, of the increases were primarily attributable to the interest earned in money market accounts due to the funds from the equity raise until such funds were used to acquire properites.
      Equity in earnings increased $327,000, or 194.6%, to $159,000 during the three months ended March 31, 2005 compared to equity in loss of ($168,000) for the three months ended March 31, 2004. The increase was due primarily to the increase in results of operations at Executive Center II & III. In addition there was a decrease in depreciation and amortization expense at 801 K Street and Executive Center II & III were listed for sale on February 8, 2005, and in accordance with SFAS No. 144, no depreciation was recorded after they were listed for sale.
      Minority interests decreased by $88,000, or 220.0%, to an expense of ($48,000) during the three months ended March 31, 2005 compared to minority interest income of $40,000 for the three months ended March 31, 2004. At March 31, 2004, we owned two investments with minority interests, Executive Center LLC and NNN 801 K Street, LLC. During the remainder of the year ended December 31, 2004 we acquired the following entities with minority members: Enterprise Technology Center, LLC and NNN Oakey Building 2003, LLC. The decrease was due primarily to the increase in results of operations at Executive Center II & III. In addition there was a decrease in depreciation and amortization expense as 801 K Street and Executive Center II & III were listed for sale on February 8, 2005, and in accordance with SFAS No. 144, no depreciation was recorded after they were listed for sale.
      Loss from continuing operations was ($323,000), or ($32.00) per basic and diluted unit, for the three months ended March 31, 2005 compared to ($547,000), or ($224.36) per basic and diluted unit, for the three months ended March 31, 2004.
      Income from discontinued operations was $304,000 for the three months ended March 31, 2005 and is comprised of the net operating results of the Financial Plaza and Satellite Place properties. They were acquired on October 29, 2004 and November 29, 2004, respectively, and subsequently disposed. Gain on sale of real estate dispositions was $389,000 for the three months ended March 31, 2005 and was due to the sale of Satellite Place on February 24, 2005.

Year Ended December 31, 2004 Compared to the Period From June 19, 2003 (Date of Inception) Through December 31, 2003

		June 19, 2003
	Year Ended	(Date of Inception)
	December 31,	to December 31,		Percent
	2004	2003	Change	Change

Revenues:
Rental income	$2,425,000	$—	$2,425,000	—

Expenses:
Rental expenses	1,810,000	11,000	1,799,000	16,354.5%
General and administrative	412,000	7,000	405,000	5,785.7%
Depreciation and amortization	1,129,000	—	1,129,000	—

	3,351,000	18,000	3,333,000	18,516.7%

Loss before other income (expense) and discontinued operations and minority interests	(926,000)	(18,000)	(908,000)	5,044.4%
Other (expense) income:
Interest expense (including amortization of deferred financing costs)	(950,000)	—	(950,000)	—
Interest income	86,000	3,000	83,000	2,766.7%
Equity in earnings (loss) of unconsolidated real estate	(682,000)	(132,000)	(550,000)	416.7%
Minority interests	182,000	31,000	151,000	487.1%

Loss from continuing operations before discontinued operations	(2,290,000)	(116,000)	(2,174,000)	1,874.1%
Loss from discontinued operations	(12,000)	—	(12,000)	—

Net loss	$(2,302,000)	$(116,000)	$(2,186,000)	1,884.5%

      Rental income increased from $0 to $2,425,000 during the year ended December 31, 2004 compared with the period from June 19, 2003 (date of inception) to December 31, 2003. The increase was due to the one property purchased on December 30, 2003 and the four properties purchased during 2004. Rental revenue is net of $828,000 of above and below market lease amortization.
      Rental expenses increased by $1,799,000, or 16,354.5%, to $1,810,000 during the year ended December 31, 2004 compared with the period from June 19, 2003 (date of inception) to December 31, 2003. The increase in rental expenses is attributable to the one property purchased on December 30, 2003 and the four properties purchased during 2004.
      General and administrative expenses increased by $405,000, or 5,785.7%, to $412,000 during the year ended December 31, 2004 compared with the period from June 19, 2003 (date of inception) to December 31, 2003. Our operations were limited to investments in unconsolidated real estate until December 30, 2003 and, as a result, we experienced nominal general and administrative expenses during the period from June 19, 2003 (date of inception) to December 31, 2003. General and operating expenses in 2004 included $282,000, or 68.4%, for consulting fees and $59,000, or 14.3%, for bad debt expense.
      Interest expense increased from $0 to $950,000 during the year ended December 31, 2004 compared with the period from June 19, 2003 (date of inception) to December 31, 2003. The increase was due to the one property purchased on December 30, 2003 and three of four properties purchased during 2004.
      Depreciation and amortization expense increased from $0 to $1,129,000 during the year ended December 31, 2003 compared with the period from June 19, 2003 (date of inception) to December 31, 2003. The increase was due to the one property purchased on December 30, 2003 and the four properties purchased during 2004.

      Interest income increased $83,000, or 2,766.7%, to $86,000 during the year ended December 31, 2004 compared with the period from June 19, 2003 (date of inception) to December 31, 2003. The increase was due to interest earned in money market accounts due to the funds from the equity raise until such funds were used to acquire properties.
      Equity in earnings of unconsolidated real estate decreased by $550,000, or 416.7%, to a loss of $682,000 during the year ended December 31, 2004, compared with the period from June 19, 2003 (date of inception) to December 31, 2003. $153,000, or 27.8%, of the decrease was attributable to the three investments that were acquired during 2004. $503,000, or 55.1%, of the decrease was attributable to a full year of ownership of our investment acquired during 2003.
      Minority interests increased by $151,000, or 487.1%, to $182,000, during the year ended December 31, 2004 compared with the period from June 19, 2003 (date of inception) to December 31, 2003. At December 31, 2003, we owned one investment with a minority interest, NNN Executive Center, LLC. During the year ended December 31, 2004 we acquired the following entities with minority members: NNN 801K Street, LLC, Enterprise Way, LLC and NNN Oakey Building 2003, LLC.
      Loss from continuing operations was ($2,290,000), or ($371.87) per basic and diluted unit, for the year ended December 31, 2004 compared to ($116,000), or ($178.74) per basic and diluted unit, for the period from June 19, 2003 (date of inception) to December 31, 2003.
      Loss from discontinued operations was ($12,000), or ($1.95) per basic and diluted unit, for the year ended December 31, 2004 compared to $0 for the period from June 19, 2003 (date of inception) to December 31, 2003. One property, Satellite Place, was classified as held for sale at December 31, 2004.
      Net loss was ($2,302,000), or ($373.82), per basic and diluted unit and ($116,000), or ($178.74) per basic and diluted unit, for the years ended December 31, 2004 and the period from June 19, 2003 (date of inception) to December 31, 2003, respectively.
Liquidity and Capital Resources

Cash Flows
Three Months Ended March 31, 2005 and 2004
      Cash flows provided by operating activities increased by $1,767,000 for the three months ended March 31, 2005 compared to the three months ended March 31, 2004. The increase was primarily due to increased net income and increases in depreciation and amortization relating to the newly acquired assets since March 31, 2004 offset by decreases in accounts payable and accrued liabilities.
      Cash flows provided by investing activities were $4,497,000 for the three months ended March 31, 2005. The increase of $6,235,000 during 2005 when compared to 2004 was primarily from the sale of Satellite Place on February 24, 2005 offset by the purchase of Interwood on January 26, 2005, the purchase of marketable securities and the purchase of 801K Street in March 2004.
      Cash flows used in financing activities were $6,451,000 for the three months ended March 31, 2005. The decrease of $12,440,000 during 2005 compared to 2004 was primarily due to the payoff of the mortgage loan associated with sale of Satellite Place and Financial Plaza and the issuance of shares during 2004 offset by the borrowings associated with the acquisition of Interwood. In addition, cash distributions paid to stockholders in 2005 were $872,000 compared to $177,000 in 2004.
      As a result of the above, cash and cash equivalents decreased $857,000 for the three months ended March 31, 2005 to $11,176,000.
Year Ended December 31, 2004 Compared to the Period From June 19, 2003 (Date of Inception) Through December 31, 2003
      Net cash provided by operating activities increased $4,439,000 to $4,613,000 for the year ended December 31, 2004 compared to the period from June 19, 2003 (date of inception) to December 31, 2003.

Our net loss for the year ended December 31, 2004 increased $2,186,000. Our operating cash flow was further decreased by an increase in accounts receivable of $557,000. These decreases were offset by increases in depreciation and amortization expense of $2,307,000, the distributions received in excess of earnings from unconsolidated operations of $1,490,000 and an increase in accounts payable and security deposits of $3,314,000 and $578,000, respectively.
      Net cash used in investing activities increased $35,226,000 to $45,158,000 for the year ended December 31, 2004 compared to the period from June 19, 2003 (date of inception) to December 31, 2003. This increase was primarily due to the purchase of consolidated and unconsolidated properties.
      Net cash provided by financing activities increased $37,570,000 to $49,953,000 for the year ended December 31, 2004 compared to the period from June 19, 2003 (date of inception) to December 31, 2003. This increase was primarily due to borrowings on mortgages payable and the issuance of members’ Units, net of offering costs.
      As a result of the above, cash and cash equivalents increased by $9,408,000 for the year ended December 31, 2004 to $12,033,000.
Capital Resources

General
      Our primary sources of capital are our real estate operations, ability to leverage the increased market value in the real estate assets we own and our ability to obtain debt financing from third parties. We derive substantially all of our revenues from tenants under leases at our properties. Our operating cash flow therefore depends materially on the rents that we are able to charge our tenants and the ability of these tenants to make their rental payments to us. We may also obtain debt financing from third parties, including, without limitation, Cunningham Lending Group, LLC, or Cunningham, which is solely owned by Anthony W. Thompson, the chairman and chief executive officer of our Manager. The terms of any debt financing received from Cunningham are not negotiated on an arms length basis and under the terms of the Operating Agreement we may pay interest on our borrowings at a rate of up to 12% per annum.
      Our primary uses of cash are to fund distributions to our Unit holders, to fund capital investment in the existing portfolio of operating assets, to fund new acquisitions and for debt service. We may also regularly require capital to invest in the existing portfolio of operating assets in connection with routine capital improvements, deferred maintenance on properties recently acquired and leasing activities, including funding tenant improvements, allowances and leasing commissions. The amounts of the leasing-related expenditures can vary significantly depending on negotiations with tenants and the willingness of tenants to pay higher base rents over the life of the leases.
      We currently anticipate that we will require approximately $3,488,000 to fund distributions through December 31, 2005. We have and currently anticipate that we will continue to be able to make our distributions from cash from operations for 2005. In the event we cannot make the distributions from operations, we may use one or more of the following: short-term and long-term debt and net proceeds from the sale of one or more of our properties. Currently, we do not have a cash shortfall. We presently anticipate that we will require up to approximately $4,275,000 through December 31, 2005 for capital expenditures, including, without limitation, tenant and/or capital improvements in accordance with our lease agreements. We intend to finance capital expenditures through debt incurred on each respective property where the expenditure is made. We currently anticipate that we will incur approximately $19,584,000 in debt service obligations, which we expect to fund with cash from operating activities, refinancing of existing properties and net proceeds from the sale of one or more of our properties from time to time.
      On February 8, 2005, our Manager approved the listing for sale of 801 K Street, Sacramento, California, of which we own 18.3% and Executive Center II & III, Dallas, Texas of which we own 38.1%.

      On May 26, 2005, our Manager approved the listing for sale of Oakey Building, our consolidated 75% owned property in Las Vegas, Nevada.

Other Liquidity Needs
      Our distribution rate, at 7.0% per annum, has been the same among Class A, Class B and Class C Unit holders since inception. In the event that there is a shortfall in net cash available due to various factors, including, without limitation, the timing of such distributions or the timing of the collections of receivables, we may seek to obtain capital to pay distributions by means of secured or unsecured debt financing through one or more third parties, including Cunningham. There are no limits or restrictions on the use of any proceeds from Cunningham and there are currently no restrictions on the use of proceeds under any short-term debt financing arrangements which would prohibit us from making the proceeds available for distribution. We have additional unleveraged equity from our consolidated properties against which we can borrow. We may also pay distributions from cash from capital transactions, including, without limitation, the sale of one or more of our properties.
      Our distribution of amounts in excess of taxable income has resulted in a return of capital to our Unit holders. The income tax treatment for distributions reportable for the year ended December 31, 2004 and the period from June 19, 2003 (date of inception) through December 31, 2003, was as follows:

			June 19, 2003 (Date
			of Inception)
			Through
	December 31, 2004		December 31, 2003

Ordinary income	$877,000	46.0%	$35,000	100.0%
Return of Capital	1,031,000	54.0	—	—

	$1,908,000	100.0%	$35,000	100.0%

      Our distributions representing a return of capital were 0% and 54% in 2003 and 2004, respectively. The increase in return of capital from 2003 to 2004 resulted from, among other things, depreciation and amortization expenses recognized from interests in properties acquired in 2003 and 2004. We currently anticipate declaring distributions in 2005, a portion of which will also represent a return of capital.
      If we experience lower occupancy levels, reduced rental rates, reduced revenues as a result of asset sales, increased capital expenditures and leasing costs compared to historical levels due to competitive market conditions for new and renewal leases, the effect would be a reduction of net cash provided by operating activities. If such reduction of net cash provided by operating activities is realized and our Manager continues to declare distributions for the Unit holders at current levels, we may have a cash flow deficit in subsequent periods. In connection with such a shortfall in net cash available, we may seek to obtain capital to pay distributions by means of secured or unsecured debt financing through one or more third parties, including Cunningham. To the extent any distributions are made to the Unit holders in excess of accumulated earnings, the excess distributions are considered a return of capital to the Unit holders for federal income tax purposes.
      Effective April 15, 2005 and retroactive to January 1, 2005, our Manager reduced the rent for Trailblazer Health Enterprise, LLC, a tenant in our unconsolidated property, Executive Center II & III, of which we own a 38.1% interest, from $16.00 per square foot to $10.00 per square foot in exchange for an early renewal and an extended lease term. The lease term was extended from December 2006 to December 2015. This action will result in a reduction of our proportionate share of the rental income in 2005 to $53,000 from $379,000 in 2004. For the three months ended March 31, 2005, income was reduced by $82,000. As of December 31, 2004, Trailblazer Health Enterprises occupied 51.2% of the gross leaseable area of the Executive Center II & III property.
      Our Manager has been advised that the IRS, which occupies 84,000 square feet, or 85.7%, of the Oakey Building, is exercising its 30-day early opt out provision and is terminating its lease on April 30, 2005. Our Manager has been able to lease the entire 98,000 square feet of the Oakey Building to one tenant beginning August 1, 2005. However, the lease is for a six-year term with staggered occupancy and rent commencement dates as follows: beginning August 2004, 406 square feet will be occupied and leased, commencing October 2004, 13,745 will be occupied and leased, beginning August 2006, 62,820 square feet will be occupied and leased and the entire 98,000 square feet will be occupied and leases beginning January 2007. Due to the staggered occupancy and commencement of rent of the new lease, we expect our 2005 rental income will be reduced by approximately $1,500,000. In connection with the new lease, we will incur $2,400,000 for tenant improvements. On June 3, 2005, due to the reasons described above, the distribution to the Oakey investors was temporarily suspended effective July 1, 2005 through the end of 2005 or until the property is sold.

Sale of Unregistered Securities
      We sold 10,000 Units to 785 investors in a private placement offering, or Private Placement, which began on July 11, 2003 and ended on October 14, 2004. NNN Capital Corp., which was solely owned during the offering period by Anthony W. Thompson, the chairman and chief executive officer of our Manager, served as the dealer manager of the Private Placement. The aggregate offering price for the Units sold was $50,000,000 and the aggregate fees paid to NNN Capital Corp. in connection with the Private Placement were $5,149,000. Certain of the fees paid to NNN Capital Corp. were reallowed to participating broker dealers. We received net proceeds from the sale of the Units of $41,674,000.

Financing
      Mortgage loans payable, including mortgage loans payable secured by property held for sale, were $18,174,000, $23,625,000 and $4,500,000 at March 31, 2005, December 31, 2004 and 2003, respectively. Mortgages payable as a percentage of total capitalization decreased to 33.2% at March 31, 2005 from 36.5% at December 31, 2004, which had increased from 33.3% at December 31, 2003.
      The decrease of $5,451,000 during the three months ended March 31, 2005 compared to the year ended December 31, 2004, was primarily due to the payoff of the mortgage loan of $11,000,000 associated with the sale of Satellite Place on February 24, 2005 offset by borrowings of $5,500,000 associated with the acquisition of Interwood on January 26, 2005.
      At December 31, 2004, $15,125,000, or 64.0%, of our total debt required interest payments based on variable rates; the remaining debt is at fixed rates.
      On March 31, 2005, the mortgage on the Oakey Building was extended, for a fee of $40,000, until October 1, 2005 and the terms modified. The terms under the extension call for a monthly payment of $27,000 at an interest rate of 8.0% per annum. In addition, on May 3, 2005, a rate lock deposit of $10,000 was paid to LaSalle by our Manager for the purpose of re-financing the existing loan with a balance of $4,000,000 and providing a construction and tenant improvement financing loans in the amount of $5,500,000 and $700,000, respectively, for operating requirements for the property, which would give us an option of LaSalle’s prime rate or three months LIBOR plus 2.0% per annum.

Unconsolidated Debt
      The total mortgage debt of unconsolidated properties was $160,543,000, $160,771,000 and $14,891,000 as of March 31, 2005, December 31, 2004 and 2003, respectively. Our share of the unconsolidated debt based on our ownership percentage was $19,325,000, $19,366,000 and $5,672,000 as of March 31, 2005, December 31, 2004 and 2003, respectively.

						Mortgage	NNN 2003
			NNN 2003	Mortgage Debt	NNN 2003	Debt Balance	Value Fund,
		Mortgage Debt	Value Fund,	Balance as of	Value Fund,	as of	LLC’s
	Ownership	Balance as of	LLC’s Portion	December 31,	LLC’s Portion	December 31,	Portion of
Property	Percentage	March 31, 2005	of Debt	2004	of Debt	2003	Debt

801 K Street	18.3%	$41,350,000	$7,557,000	$41,350,000	$7,557,000	—	—
Emerald Plaza	4.6%	68,500,000	3,117,000	68,500,000	3,117,000	—	—
Enterprise Technology Center	8.5%	36,023,000	3,063,000	36,177,000	3,076,000	—	—
Executive Center II & III	38.1%	$14,670,000	$5,588,000	$14,744,000	$5,616,000	$14,891,000	$5,672,000

		$160,543,000	$19,325,000	$160,771,000	$19,366,000	$14,891,000	$5,672,000

      As of March 31, 2005, the Emerald Plaza in San Diego, California, of which we own 4.6%, was not in compliance with certain covenants under the loan agreement with Citigroup Global Markets Realty Corp. which, if not cured or waived, could result in the lender exercising its remedies under the loan agreement. At March 31, 2005, the balance on the mortgage was $68,500,000 and was secured by real property, including related intangible assets, with a carrying basis of $95,315,000. In January 2005, our Manager was unable to renew a tenant lease for 35,000 square feet, or 10% of GLA, and, in accordance with the provisions of the loan agreement, the property is now subject to a lockbox whereby all funds received are deposited in the controlled lockbox. Once the debt service payments have been satisfied from the lockbox, the property is entitled to receive budgeted operating expenses. All excess funds are deposited into a reserve account.

Insurance Coverage
      The insurance coverage provided through third-party insurance carriers is subject to coverage limitations. For each type of insurance coverage described below, should an uninsured or underinsured loss occur, we could lose all or a portion of our investment in, and anticipated cash flows from, one or more of our properties. In addition, there can be no assurance that third-party insurance carriers will be able to maintain reinsurance sufficient to cover any losses that may be incurred.

Type of Insurance Coverage	Loss Exposure/Deductible

Property damage and business interruption	$200 million annual aggregate exposure, plus $10 thousand per occurrence deductible
Earthquake	$10 million annual aggregate exposure plus 5 percent ($100,000 minimum) per occurrence deductible
Earthquake (California properties)	$90 million in excess of $10 million
Flood — named storm	$10 million annual aggregate exposure plus 5 percent ($100,000 minimum) per occurrence deductible
Flood — all other	$10 million annual aggregate exposure plus 5 percent ($25,000 minimum/$100,000 maximum) per occurrence deductible
Liability	$2 million annual aggregate exposure plus $1 million each occurrence
Umbrella (excess liability)	$100 million aggregate exposure
Acts of terrorism	$100 million annual aggregate exposure, plus $10,000 per occurrence deductible

Debt Service Requirements
      Our principal liquidity needs are payments of interest and principal on outstanding indebtedness. As of March 31, 2005 and December 31, 2004, some of our properties were subject to existing mortgages which had an aggregate principal amount outstanding of $18,174,000 and $23,625,000, respectively, which consisted of $8,500,000, or 46.8%, and $8,500,000, or 36.0%, allocable to fixed rate debt at a weighted-average interest rate of 9.3% per annum and 10.3% per annum as of March 31, 2005 and December 31, 2004, respectively. Of the total debt, $9,674,000, or 53.2%, and $15,125,000, or 64.0%, as of March 31, 2005 and December 31, 2004, respectively, was variable rate debt at a weighted-average interest rate of 5.2% per annum and 4.9% per annum as of March 31, 2005 and December 31, 2004, respectively. As of March 31, 2005 and December 31, 2004, the weighted-averaged interest rate on our outstanding mortgages was 7.1% per annum 6.8% per annum respectively. The scheduled principal payments for the next five years, as of December 31, 2004, are as follows:

Year	Amount

2005	$19,584,000
2006	809,000
2007	993,000
2008	2,239,000
2009	0

Total	$23,625,000

Contractual Obligations
      The following table provides information with respect to the maturities, scheduled principal payments of secured debt (including property held for sale) and line of credit as well as scheduled interest payments of the fixed rate debt at March 31, 2005. The table does not reflect available extension options.

	Less Than			More Than
	1 Year	1-3 Years	4-5 Years	5 Years
	(2005)	(2006-2007)	(2008-2009)	(After 2009)	Total

Principal payments — fixed rate debt	$8,500,000	$—	$—	$—	$8,500,000
Interest payments — fixed rate debt	306,000	—	—	—	306,000
Principal payments — variable rate debt	133,000	7,302,000	2,239,000	—	9,674,000
Interest payments — variable rate debt (rate as of March 31, 2005)	401,000	668,000	9,000	—	1,078,000

Total	$9,340,000	$7,970,000	$2,248,000	$—	$19,558,000

      The following table provides information with respect to the maturities and scheduled principle repayments of our secured debt and scheduled interest payments at December 31, 2004:

	Payments Due by Period

	Less than			More than
	1 Year	1-3 Years	4-5 Years	5 Years
	(2005)	(2006-2008)	(2009-2010)	(After 2010)	Total

Principal payments — fixed rate debt	$8,500,000	$—	$—	$—	$8,500,000
Interest payments — fixed rate debt	525,000	—	—	—	525,000
Principal payments — variable rate debt	11,084,000	1,802,000	2,239,000	—	15,125,000
Interest payments — variable rate debt (rate in effect at December 31, 2004)	740,000	296,000	9,000	—	1,045,000

Total	$20,849,000	$2,098,000	$2,248,000	$—	$25,195,000

Off-Balance Sheet Arrangements
      There are no off-balance sheet transactions, arrangements or obligations (including contingent obligations) that have, or are reasonably likely to have, a current or future material effect on our financial condition, changes in our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

SEC Investigation
      On September 16, 2004, our Manager advised us that it learned that the SEC is conducting an investigation referred to as “In the matter of Triple Net Properties, LLC.” The SEC requested information from our Manager relating to disclosure in securities offerings (including offerings by G REIT, Inc., T REIT, Inc. and A REIT, Inc.) and the exemption from the registration requirements of the Securities Act for the private offerings in which our Manager and its affiliated entities were involved and exemptions from the registration requirements of the Exchange Act for several entities. The SEC has requested financial and other information regarding these entities as well as the limited liability companies advised by our Manager, including us. Our Manager has advised us that it intends to cooperate fully with the SEC’s investigation. This investigation could involve us and fines, penalties or administrative remedies could be asserted against us.
      We cannot at this time assess the outcome of the investigation by the SEC. Therefore, at this time, we have not accrued any loss contingencies in accordance with SFAS No. 5, Accounting for Contingencies.

Prior Performance Tables
      In connection with our offering of the sale of our units from July 11, 2003 through October 14, 2004, we disclosed the prior performance of all public and non-public investment programs sponsored by our Manager. We now have determined that there were certain errors in those prior performance tables. In particular, the financial information in the tables was stated to be presented in accordance with GAAP. Generally, the tables for the public programs were not presented on a GAAP basis and the tables for the non-public programs were prepared and presented on a tax or cash accounting basis. Moreover, a number of the prior performance data figures were themselves erroneous, even as presented on a tax or cash basis. In particular, certain programs sponsored by our Manager have invested either along side or in other programs sponsored by our Manager. The nature and results of these investments were not fully and accurately disclosed in the tables. In addition, certain calculations of depreciation and amortization were not on an income tax basis for a limited liability company investment; certain operating expenses were not reflected in the operating results; and monthly mortgage and principal payments were not reported. In general, the resulting effect is an overstatement of our Manager’s program and aggregate portfolio operating results. The Board of Managers is considering alternatives to address the errors in the prior performance tables.

Inflation
      We will be exposed to inflation risk as income from long-term leases is expected to be the primary source of cash flows from our operations. We expect that there will be provisions in the majority of our tenant leases that would protect us from the impact of inflation. These provisions include increasing rent steps, reimbursement billings for operating expense pass-through charges, real estate tax and insurance reimbursements on a per square foot allowance. However, due to the long-term nature of the leases, the leases may not re-set frequently enough to cover inflation.
Subsequent Events
      On April 4, 2005, the 801 K Street property borrowed $317,000 from Cunningham. The note bears interest at a rate of 8.0% per annum and is due one year from origination.
      On April 6, 2005, the Emerald Plaza property borrowed $279,000 from Cunningham. The note bears interest at a rate of 8.0% per annum and is due one year from origination.
      On April 13, 2005, our wholly-owned property, Financial Plaza, in Omaha, Nebraska, was sold to an unaffiliated third party for a total sales price of $9,500,000. In connection with the sale, the buyer assumed the first mortgage note of $4,125,000 due to American Express Certificate Company. We also received note receivable for $2,300,000 that bears interest at a fixed rate of 8.0% per annum and matures on April 1, 2008. The note requires monthly principal and interest payments. Our net proceeds after closing costs and the note receivable were $2,327,000. The sale resulted in a net gain to us of $2,910,000. We paid Realty a disposition fee of $475,000, or 5.0% of the purchase price, of which 75% was passed through to our Manager pursuant to the Realty-Triple Net Agreement. This property was not listed for sale at the time of the sale; we were approached in January 2005 with an unsolicited offer to buy the property.
      Effective May 1, 2005, the Board of Managers and Realty renegotiated and amended the terms of the Management Agreement to reduce the property management fee paid by us to Realty to 5% of the gross receipts revenue from our properties. In connection with the amendment, Realty will provide us with a property management fee allowance of $78,000 to be used against future management fees.
      On May 24, 2005, the distribution to the Emerald Plaza investors is temporarily suspended effective June 1, 2005.
      On May 26, 2005, our Manager approved the listing for sale of Oakey Building, our consolidated 75% owned property in Las Vegas, Nevada.
      On June 3, 2005, due to the reasons described above, the distribution to the Oakley investors was temporarily suspended effective July 1, 2005 through the earlier of the end of 2005 or the sale of the property.
      On June 30, 2005, we paid the Executive Center I mortgage of $4,500,000, in full.
      On July 13, 2005, our Manager approved the listing for sale of Emerald Plaza, of which we own a 4.6% interest.
Controls
      We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our reports under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC rules and forms and that such information is accumulated and communicated to us, including our Manager’s principal executive and principal financial officers, as appropriate, to allow timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, we recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, as ours are designed to do, and we necessarily were required to apply our judgment in evaluating whether the benefits of the controls and procedures that we adopt outweigh their costs.

      During the period covered by this Registration Statement, we commenced an evaluation or the Evaluation, of the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities and Exchange Act of 1934, as amended) under the supervision and with the participation of our Manager, including our Manager’s chief executive officer, chief financial officer, chief accounting officer and third-party consultants, together with our Manager’s Board of Managers which is acting in the capacity of our audit committee.
      In connection with the financial statement audit for the year ended December 31, 2004, Deloitte & Touche, LLP, or Deloitte, our independent registered public accounting firm, notified us and the Board of Managers of the existence of “reportable conditions.” “Reportable conditions” is an accounting term used to refer to internal control deficiencies that, in the judgment of our independent registered public accounting firm, are significant and which could adversely affect our ability to record, process, summarize and report financial information. Deloitte concluded at that time that certain of the reportable conditions were believed to constitute “material weaknesses” in our internal controls. A material weakness, as defined under the applicable auditing standards of the Public Company Accounting Oversight Board, is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The material weaknesses identified by Deloitte during the audit of the financial statements related to, among other things, our need to formalize and follow policies and procedures for accounting for real estate properties and improvements to such properties, and performing and reviewing certain account reconciliations in a timely and accurate manner. The other reportable conditions identified by Deloitte during the audit of the financial statements, which, together with the material weaknesses described above, we refer to as the Deloitte Recommendations, related to, among other things:

•	our need to formalize and follow policies and procedures for estimating and recording certain fees and charges;

•	implementation of management information systems;

•	our need to formalize and follow policies and procedures for the accounting for our real estate properties (including the appropriateness of useful lives of intangible assets and the recoverability of certain intangible assets that relate to existing and vacated tenants);

•	the need to develop a fixed asset software system to track additions and dispositions of fixed assets;

•	the need to perform and review reconciliations of all significant accounts in a timely manner;

•	the need for formal policies and procedures for estimating and recording management fees and common area maintenance charges;

•	the need to identify and record all accounts payable and accrued expenses in a timely manner; and

•	the need to develop policies regarding formalized management information systems.
      We agree with Deloitte’s assessment and believe that the reportable conditions and material weaknesses identified above result from, among other things: (1) inadequate staffing and supervision leading to untimely identification and resolution of certain accounting matters; (2) failure of financial reporting controls in preventing or detecting misstatements of accounting information that resulted in certain adjustments to the financial statements; (3) incomplete or inadequate account analysis, account reconciliations and consolidation procedures; and (4) inadequate policies and procedures with respect to retention of certain accounting and other records.
      As a result of the Evaluation (which is on-going) and Deloitte’s Recommendations, we have begun, and continue to undertake to: (1) design improved internal control procedures to address a number of financial reporting issues and disclosure controls including, among other things, the timely closing and reporting of financial information, the appropriate review and sign-off of processes and accounts, the design, implementation and standardization of policies and procedures, the adequate staffing and training of personnel and the consistent recording of transactions, through the development of formal policies and procedures; (2) devise, standardize and promulgate policies and procedures to ensure consistent and improved financial reporting, and to mitigate the possible risks of any material misstatements regarding financial reporting matters, including the development and implementation of internal testing and oversight procedures and policies; and (3) bifuricate accounting functions, including personnel responsible for each public reporting entity. The Evaluation also concluded that a significant portion of the financial reporting issues resulted from difficulty that we experienced in retaining staff and the corresponding need for training and education of new personnel.
      Our Manager has also employed a new chief financial officer with considerable experience in public company financial reporting and GAAP compliance, has added the new position of chief accounting officer and has hired additional manager-level accountants. These persons have undertaken a number of initiatives consistent with improving the quality of our financial reporting.
      We are assigning a high priority to our financial reporting and internal control issues. We will continue to evaluate the effectiveness of our internal controls and procedures on an on-going basis and will take further action as appropriate.
      Pursuant to the Evaluation, after taking into account the above information, we have concluded that our disclosure controls and procedures need to be strengthened and are not sufficiently effective to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the applicable time periods specified by the SEC and in such forms. However, we have taken various steps, including those described above, to maintain and improve the accuracy of our internal controls and financial disclosures, and based on these measures and other work, our Manager’s principal executive officer and principal financial officer believe that there are no material inaccuracies or omissions of material fact in our financial statements filed in connection with this Registration Statement. However, the material weaknesses in our internal controls over financial reporting could adversely impact our ability to provide timely and accurate financial information. We believe that sufficient compensating controls are being evaluated and will be implemented to remedy these deficiencies and to minimize the risks associated with these material weaknesses. Our Manager expects to hire additional staff for us and we will evaluate and develop internal controls and corresponding procedures to ensure the controls are in place and implement monthly, quarterly and annual checklists and review-level sign-off procedures.
Risk Factors

The pending SEC investigation of our Manager could result in lawsuits or other actions against us.
      On September 16, 2004, our Manager advised us that it learned that the SEC is conducting an investigation referred to as “In the matter of Triple Net Properties, LLC.” The SEC has requested information from our Manager relating to disclosure in securities offerings (including offerings by G REIT, Inc., T REIT, Inc. and A REIT, Inc.) and the exemption from the registration requirements of the Securities Act for the private offerings in which our Manager and our affiliated entities were involved. The SEC has requested financial and other information regarding these entities as well as the limited liability companies advised by our Manager, including us. Our Manager has advised us that it intends to cooperate fully with the SEC’s investigation. This investigation could involve us and fines, penalties or administrative remedies could be asserted against us.

Erroneous disclosures in the prior performance tables in our private placement offering could result in lawsuits or other actions against us which could have a material adverse effect upon our business and results of operations.
      In connection with our offering of the sale of our Units from July 11, 2003 through October 14, 2004, we disclosed the prior performance of all public and non-public investment programs sponsored by our Manager. We now have determined that there were certain errors in those prior performance tables. In particular, the financial information in the tables was stated to be presented on a GAAP basis. Generally, the tables for the public programs were not presented on a GAAP basis and the tables for the non-public programs were prepared and presented on a tax or cash accounting basis. Moreover, a number of the prior performance data figures were themselves erroneous, even as presented on a tax or cash basis. In particular, certain programs sponsored by our Manager have invested either along side or in other programs sponsored by our Manager. The nature and results of these investments were not fully and accurately disclosed in the tables. In addition, certain calculations of depreciation and amortization were not on an income tax basis for a limited liability company investment; certain operating expenses were not reflected in the operating results; and monthly mortgage and principal payments were not reported. In general, the resulting effect is an overstatement of our Manager’s program and aggregate portfolio operating results. The overstatement of results could result in lawsuits or other actions against us which could create added liability for us and could reduce the expected cash available for distribution to our Unit holders.

We expect to incur significant costs in connection with Exchange Act compliance and we may become subject to liability for any failure to comply.
      As a result of our obligation to register our securities with the SEC under the Exchange Act, we will be subject to Exchange Act Rules and related reporting requirements. This compliance with the reporting requirements of the Exchange Act will require timely filing of Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and Current Reports on Form 8-K, among other actions. Further, recently enacted and proposed laws, regulations and standards relating to corporate governance and disclosure requirements applicable to public companies, including the Sarbanes-Oxley Act, and new SEC regulations have increased the costs of corporate governance, reporting and disclosure practices which are now required of us. Our efforts to comply with applicable laws and regulations, including requirements of the Exchange Act and the Sarbanes-Oxley Act, are expected to involve significant, and potentially increasing, costs. In addition, these laws, rules and regulations create new legal bases for administrative enforcement, civil and criminal proceedings against us in case of non-compliance, thereby increasing our risks of liability and potential sanctions.

Distributions by us have and will in the future continue to include a return of capital.
      In 2003 and 2004, 0% and 54%, respectively, of the distributions paid by us represented a return of capital, and any future distributions payable to Unit holders will include a return of capital as well as a return in excess of capital. Distributions exceeding taxable income will constitute a return of capital for federal income tax purposes to the extent of a Unit Holder’s tax capital account. Distributions in excess of tax capital are non-taxable to the extent of tax basis. Distributions in excess of tax basis will constitute capital gain.

Due to the risks involved in the ownership of real estate, there is no guarantee of any return on your investment and you may lose some or all of your investment.
      By owning Units, you will be subjected to the significant risks associated with owning real estate. The performance of your investment in us is subject to risks related to the ownership and operation of real estate, including:

•	changes in the general economic climate:

•	changes in local conditions such as an oversupply of space or reduction in demand for real estate;

•	changes in interest rates and the availability of financing; and

•	changes in laws and governmental regulations, including those governing real estate usage, zoning and taxes.
      If our assets decrease in value the value, of your investment will likewise decrease and you could lose some or all of your investment.

Our acquisition of “value-added” properties increases the risk of owning real estate and could adversely affect our results of operations, our ability to make distributions to our Unit holders and our ability to dispose of properties in a timely manner.
      Our acquisition strategy of purchasing “value-added” properties subjects us to even greater risks than those generally associated with investments in real estate. Value-added properties generally have some negative component, such as location in a poor economic market, significant vacancy, lower than average leasing rates or the need for capital improvements. If we are unable to take advantage of the value-added component following our acquisition of a property, we may be unable to generate adequate cash flows from that property. In addition, if we desire to sell that property, we may not be able to generate a profit or even recoup our original purchase price. As a result, our investment in value-added properties could reduce the amount of cash generated from our results of operations, our ability to make distributions to our Unit Holders and our ability to profitably dispose of our properties.

Our properties face significant competition.
      We face significant competition from other owners, operators and developers of office properties. All or substantially all of our properties face competition from similar properties in the same markets. Such competition may affect our ability to attract and retain tenants and may reduce the rents we are able to charge. These competing properties may have vacancy rates higher than our properties, which may cause their owners to rent space at lower rental rates than those charged by us or to provide greater tenant improvement allowances or other leasing concessions than we are willing to provide. This combination of circumstances could adversely affect our results of operations, liquidity and financial condition, which could reduce distributions to our Unit holders.

We depend upon our tenants to pay rent, and their inability to pay rent may substantially reduce our revenues and cash available for distribution to our Unit holders.
      Our investments in office properties are subject to varying degrees of risk that generally arise from the ownership of real estate. The underlying value of our properties and the ability to make distributions to our Unit holders depend upon the ability of the tenants at our properties to generate enough income in excess of their operating expenses to make their lease payments to us. Changes beyond our control may adversely affect our tenants’ ability to make lease payments to us and, consequently, would substantially reduce both our income from operations and our ability to make distributions to our Unit holders. These changes include, among others, the following:

•	downturns in national, regional or local economic conditions where our properties are located, which generally will negatively impact the demand for office space and rental rates;

•	changes in local market conditions such as an oversupply of office properties, including space available by sublease, or a reduction in demand for office properties, making it more difficult for us to lease space at attractive rental rates or at all;

•	competition from other available office properties, which could cause us to lose current or prospective tenants or cause us to reduce rental rates;

•	the ability to pay for adequate maintenance, insurance, utility, security and other operating costs, including real estate taxes and debt service payments, that are not necessarily reduced when circumstances such as market factors and competition cause a reduction in income from a property; and

•	changes in federal, state or local regulations and controls affecting rents, prices of goods, interest rates, fuel and energy consumption.
      Due to these changes, among others, tenants and lease guarantors, if any, may be unable to make their lease payments. A default by a tenant or the failure of a tenant’s guarantor to fulfill its obligations, or other early termination of a lease could, depending upon the size of the leased premises and our Manager’s ability to successfully find a substitute tenant, have a material adverse effect on our revenues and cash available for distribution to our Unit holders.

Lack of diversification and illiquidity of real estate may make it difficult for us to sell underperforming properties or recover our investment in one or more properties.
      Our business is subject to risks associated with investment solely in real estate. Real estate investments are relatively illiquid. Our ability to vary our portfolio in response to changes in economic and other conditions is limited. We cannot provide assurance that we will be able to dispose of a property when we want or need to. Consequently, the sale price for any property may not recoup or exceed the amount of our investment.

Lack of geographic diversity may expose us to regional economic downturns that could adversely impact our operations or our ability to recover our investment in one or more properties.
      Our portfolio lacks geographic diversity due to its limited size and the fact that we own properties in only three geographic regions: California, Texas and Nevada. This geographic concentration of properties exposes us to economic downturns in these markets. A regional recession in any of these regions could adversely affect our ability to generate or increase operating revenues, attract new tenants or dispose of properties.

Our properties may face competition from other properties owned, operated or managed by our Manager or its affiliates.
      Our Manager G REIT, Inc., T REIT, Inc., NNN 2002 Value Fund and Realty currently own, operate or manage properties that may compete with our properties in California, Texas and Nevada. These properties may compete with our properties, which may affect (i) our ability to attract and retain tenants, (ii) the rents we are able to charge, and (iii) the value of our investments in our properties. Our Manager’s or its affiliates interest in, operation of, or management of these other properties may create conflicts between our Manager’s fiduciary obligations to us and its fiduciary obligations to, or pecuniary interest in, these competing properties. Our Manager’s management of these properties may also limit the time and services that our Manager devotes to us because it will be providing similar services to these other properties.

Dependence on significant tenants may have a negative impact on our financial condition and results of operations if these tenants are unable to meet their rental obligations to us or fail to renew their leases at all or renew on terms less favorable to us than their current terms.
      We are dependent on the revenues generated by our significant tenants. As of December 31, 2004, our largest tenant, the IRS, at the Oakey Building, accounted for 37.7% of our aggregate annual rental income. This tenant has advised our Manager that it will exercise its 30-day early opt out provision and terminate its lease on April 30, 2005. While we have leased this space to a new tenant beginning August 1, 2005, this lease has staggered occupancy and commencement of rent dates as follows: beginning August 2004, 406 square feet will be occupied and leased, commencing October 2004, 13,745 will be occupied and leased, beginning August 2006, 62,820 square feet will be occupied and leased and the entire 98,000 square feet will be occupied and leases beginning January 2007. In addition, effective April 15, 2005 and retroactive to January 1, 2005, we reduced the rent for Trailblazer Health Enterprise, LLC, a major tenant at Executive Center II & III, of which we own a 38.1% interest, from $16.00 to $10.00 per square foot in exchange for an early rent renewal and an extended lease term. The failure of the IRS to renew its lease and the delay in releasing that space, and the reduction in revenues from the Trailblazer lease will have a negative impact on our financial condition and results of operations and may negatively impact our ability to pay distributions to our Unit Holders. In addition, any event of bankruptcy, insolvency or a general downturn in the business of a major tenant may result in the failure or delay of such tenants’ rental payments which may also adversely affect the income produced at our properties.

Our use of borrowings to partially fund acquisitions and improvements at our properties could result in foreclosures and unexpected debt service expenses upon refinancing, both of which could have an adverse impact on our operations and cash flow, and restrictive covenants in our loan documents may restrict our operating or acquisition activities.
      We rely on borrowings and other external sources of financing to partially fund the costs of new investments, capital expenditures and other items. As of December 31, 2004, we had $23,625,000 of debt outstanding related to our consolidated properties. Accordingly, we are subject to the risks normally associated with debt financing, including, without limitation, the risk that our cash flow may not be sufficient to cover required debt service payments. There is also a risk that, if necessary, existing indebtedness will not be able to be refinanced or that the terms of such refinancing will not be as favorable as the terms of the existing indebtedness.
      In addition, if we cannot meet our required mortgage payment obligations, the property or properties subject to such mortgage indebtedness could be foreclosed upon by, or otherwise transferred to, one or more of our lenders, with a consequent loss of income and asset value to us. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but we may not receive any cash proceeds.
      The mortgages on our properties contain customary restrictive covenants such as satisfaction of certain total debt-to-asset ratios, secured debt-to-total-asset ratios, and debt service coverage ratios. The mortgages also include provisions that may limit the borrowing subsidiary’s ability, without the prior consent of the lender, to incur additional indebtedness, further mortgage or transfer the applicable property, discontinue insurance coverage, change the conduct of our business or make loans or advances to, enter into any transaction of merger or consolidation with, or acquire the business, assets or equity of, any third party. In addition, any future lines of credit or loans may contain financial covenants, further restrictive covenants and other obligations.
      If we materially breach such covenants or obligations in our debt agreements, the lender may, among other things, seize our income from the property securing the loan or declare a default on the obligation, require us to repay the debt immediately and foreclose on the property securing the loan. If we were to breach such covenants or obligations, we may then have to sell properties either at a loss or at a time that prevents us from achieving a higher price. Any failure to pay our indebtedness when due or failure to cure events of default could result in higher interest rates during the period of the loan default and could ultimately result in the loss of properties through foreclosure. Additionally, if the lender were to seize our income from property securing the loan, we would no longer have any discretion over the use of the income, which may prevent us from making distributions to our Unit holders.

The pending SEC investigation of our Manager could result in defaults or alleged defaults under our loan documents or limit our ability to obtain debt financing in the future.
      We rely on debt financing for our acquisition of new investments and for meeting capital expenditure obligations, among other things. The SEC investigation of our Manager described above, or any related enforcement action by government authorities against our Manager or us, could result in defaults or alleged defaults under our loan agreements or could make it more difficult for us to obtain new debt financing or prevent us from satisfying customary debt covenants or conditions required by existing loan documents.

Losses for which we either could not or did not obtain insurance will adversely affect our earnings.
      We could suffer a loss due to the cost to repair any damage to properties that are not insured or are underinsured. There are types of losses, generally of a catastrophic nature, such as losses due to terrorism, wars, earthquakes, floods or acts of God that are either uninsurable or not economically insurable. If such a catastrophic event were to occur, or cause the destruction of one or more of our properties, we could lose both our invested capital and anticipated profits from such property or properties.

Our co-ownership arrangements with affiliated entities may not reflect solely our Unit holders’ best interests and may subject these investments to increased risks.
      We have acquired our interests in the Oakey Building, Emerald Plaza, 801 K Street, Enterprise Technology Center and Executive Center II & III through co-ownership arrangements with one or more affiliates of our Manager and/or entities that are also managed by our Manager. The terms of these co-ownership arrangements may be more favorable to the other co-owners than to our Unit holders. In addition, key decisions, such as sales, refinancing and new or amended leases, must be approved by the unanimous consent of the co-owners.

Our co-ownership arrangements contain risks not present in wholly-owned properties.
      Investing in properties through co-ownership arrangements, including investments held as TICs or interests in limited liability companies subjects that investment to risks not present in a wholly-owned property, including, without limitation, the following:

•	the risk that the co-owner(s) in the investment might become bankrupt;

•	the risk that the co-owner(s) may at any time have economic or business interests or goals which are inconsistent with our business interests or goals;

•	the risk that the co-owner(s) may be unable to make required payments on loans under which we are jointly and severally liable;

•	the risk that the other co-owner(s) may breach the terms of a loan secured by a co-owned property, thereby triggering an event of default that affords the lender the right to exercise all of its remedies under the loan documents, including possible foreclosure of the entire property; or

•	the risk that the co-owner(s) may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives, such as selling a property at a time when it would have adverse consequences for our Unit holders.
      Actions by co-owner(s) might have the result of subjecting the applicable property to liabilities in excess of those otherwise contemplated and may have the effect of reducing our cash available for distribution to our Unit holders. The co-ownership arrangements generally limit our ability to manage properties in our sole judgment and best interests including, without limitation, decisions regarding capital improvements renewing or entering new tenant leases, refinancing a property or selling a property. It also may be difficult for us to sell our interest in any co-ownership arrangement at the time we deem it best for our Unit holders.

The conflicts of interest described below may mean we will not be managed solely in the best interests of our Unit holders.
      Our Manager’s key executives and members of its Board of Managers have conflicts of interest relating to the management of our business and properties. Accordingly, those parties may make decisions or take actions based on factors other than the interests of our Unit holders.
      Under the Operating Agreement, there are no restrictions on our Manager, or any of our members or executive officers, from engaging in or possessing an interest in any other business or venture of any nature, whether or not competitive with us. Moreover, our Manager also advises G REIT, Inc., T REIT, Inc., NNN 2002 Value Fund, LLC and other private TIC and other programs that may compete with us or otherwise have similar business interests and/or investment objectives. Some of our Manager’s officers and managers also serve as officers and directors of G REIT and T REIT. Mr. Thompson and the members of the Board of Managers and key executives of our Manager collectively own approximately 40% of our Manager.

      As officers, directors, managers and partial owners of entities that do business with us or that have interests in competition with our own interests, these individuals will experience conflicts between their fiduciary obligations to us and their fiduciary obligations to, and pecuniary interests in, our Manager and its affiliated entities. These conflicts of interest could:

•	limit the time and services that our Manager devotes to us, because it will be providing similar services to G REIT, T REIT, NNN 2002 Value Fund, LLC and other real estate programs and properties;

•	impair our ability to compete for tenants in geographic areas where other properties are advised by our Manager and its affiliates; and

•	impair our ability to compete for the acquisition of properties with other real estate entities that are also advised by our Manager and its affiliates.
      If our Manager or its affiliates breach their fiduciary obligations to us, we may not meet our investment objectives, which could reduce the expected cash available for distribution to our Unit holders.

Our success is dependent on the performance of our Manager as well as key employees of our Manager.
      We are managed by our Manager. Thus, our ability to achieve our investment objectives and to pay distributions is dependent upon the performance of our Manager and its key employees in the acquisition and disposition of investments, the selection of tenants, the determination of any financing arrangements, the management of our assets and operation of our day-to-day activities. Our Manager’s key employees include Anthony W. Thompson, Louis J. Rogers, Talle A. Voorhies, Jack R. Maurer, Scott D. Peters, Andrea R. Biller, Kelly J. Caskey, Shannon Alter and Richard T. Hutton, Jr. If our Manager suffers or is distracted by adverse financial or operational problems in connection with its operations unrelated to us, our Manager’s ability to allocate time and/or resources to our operations may be adversely affected. If our Manager is unable to allocate sufficient resources to oversee and perform our operations for any reason, our results of operations may not generate as much cash as expected.

The absence of arm’s length bargaining may mean that our agreements are not as favorable to Unit holders as these agreements otherwise would have been.
      Any existing or future agreements between us and our Manager, Realty or their affiliates were not and will not be reached through arm’s length negotiations. Thus, such agreements may not solely reflect your interests as a Unit holder. For example, the Operating Agreement and the Management Agreement were not the result of arm’s length negotiations. As a result, these agreements may be relatively more favorable to the other counterparty than to us.

Since our cash flow is not assured, we may not pay distributions in the future.
      Our ability to pay distributions may be adversely affected by the risks described herein. We cannot assure you that we will be able to pay distributions in the future at the same level or at all.

Our Manager’s past performance is not a predictor of our future results.
      Neither the track record of our Manager in managing us, nor its performance with entities similar to ours, shall imply or predict (directly or indirectly) any level of our future performance or the future performance of our Manager. Our Manager’s performance and our performance is dependent on future events and is, therefore, inherently uncertain. Past performance cannot be relied upon to predict future events for a variety of factors, including, without limitation, varying business strategies, different local and national economic circumstances, different supply and demand characteristics relevant to buyers and sellers of assets, varying degrees of competition and varying circumstances pertaining to the capital markets.

There is currently no public market for our Units. Therefore, it will likely be difficult for you to sell your Units and, if you are able to sell your Units, you will likely do so at a substantial discount from the price you paid.
      There currently is no public market for our Units. Additionally, the Operating Agreement contains restrictions on the ownership and transfer of your Units, and these restrictions may inhibit your ability to sell your Units. It may be difficult for you to sell your Units promptly or at all. If you are able to sell your Units, you may only be able to do so at a substantial discount from the price you paid.

We do not expect to register as an investment company under the Investment Company Act of 1940 and, therefore, we will not be subject to the requirements imposed on an investment company by such Act.
      We believe that we will not operate in a manner that requires us to register as an “investment company” under the Investment Company Act of 1940, or the Act. Investment companies subject to this Act are required to comply with a variety of substantive requirements such as requirements relating to:

•	limitations on the capital structure of the entity;

•	restrictions on certain investments;

•	prohibitions on transactions with affiliated entities; and

•	public reporting disclosures, record keeping, voting procedures, proxy disclosure and similar corporate governance rules and regulations.
      Many of these requirements are intended to provide benefits or protections to security holders of investment companies. Because we do not expect to be subject to these requirements, you will not be entitled to these benefits or protections.
      In order to maintain our exemption from regulation under the Act, we must engage primarily in the business of buying real estate. In addition, in order to operate in a manner to avoid being required to register as an investment company we may be unable to sell assets we would otherwise want to sell, and we may need to sell assets we would otherwise wish to retain. This may reduce the cash available for distribution to Unit holders and possibly lower your returns.

If we are required to register as an investment company under the Act, the additional expenses and operational limitations associated with such registration may reduce your investment return.
      We do not expect that we will operate in a manner that requires us to register as an “investment company” under the Act. However, the analysis relating to whether a company qualifies as an investment company can involve technical and complex rules and regulations. If we own assets that qualify as “investment securities” as such term is defined under this Act and the value of such assets exceeds 40% of the value of our total assets, we may be deemed to be an investment company. It is possible that many, if not all, of our interests in real estate may be held through other entities and some or all of these interests in other entities may be deemed to be investment securities.
      If we held investment securities and the value of these securities exceeded 40% of the value of our total assets we may be required to register as an investment company. Investment companies are subject to a variety of substantial requirements that could significantly impact our operations. The costs and expenses we would incur to register and operate as an investment company, as well as the limitations placed on our operations, could have a material adverse impact on our operations and your investment return.
      If we were required to register as an investment company but failed to do so, we would be prohibited from engaging in our business, criminal and civil actions could be brought against us, our contracts would be unenforceable unless a court were to require enforcement and a court could appoint a receiver to take control of us and liquidate our business.

Quantitative and Qualitative Disclosures About Market Risk
      We are exposed to interest rate changes primarily as a result of our long-term debt used to maintain liquidity and fund capital expenditures and operations. Our Manager’s interest rate risk objectives are to limit the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs. To achieve these objectives we borrow primarily at fixed rates or variable rates with the lowest margins available and, in some cases, with the ability to convert variable rate debt to fixed rate debt. We may enter into derivative financial instruments such as interest rate swaps, caps and treasury locks in order to seek to mitigate our interest rate risk on a related financial instrument. We do not enter into derivative or interest rate transactions for speculative purposes.
      Our interest rate risk is monitored using a variety of techniques. The table below presents, as of March 31, 2005 and December 31, 2004, the principal amounts and weighted-average interest rates by year of expected maturity to evaluate the expected cash flows and sensitivity to interest rate changes.
      Interest rate risk as of March 31, 2005:

	2005	2006	2007	2008	2009	Thereafter	Total	Fair Value

Fixed rate debt — principal payments	$8,500,000	$—	$—	$—	$—	$—	$8,500,000	$8,500,000
Average interest rate on maturing debt	9.3%	—	—	—	—	—	9.3%	—
Variable rate debt — principal payments	$69,000	$809,000	$6,493,000	$2,239,000	$—	$—	$9,610,000	$9,674,000
Average interest rate on maturing debt	4.5%	4.5%	5.5%	4.5%	—	—	5.2%	—
      The estimated fair value of debt approximates its March 31, 2005 carrying amount.
      The weighted-average interest rate of mortgage debt as of March 31, 2005 was 7.1% per annum. At March 31, 2005, our mortgage debt consisted of $8,500,000, or 46.9%, of the total debt at a weighted-average fixed interest rate of 9.3% per annum.
      An increase in the variable interest rate on certain mortgages payable constitutes a market risk. As of March 31, 2005, for example, a 0.5% increase in LIBOR would have increased the overall interest expense by $48,050 or less than a 9.66% increase to interest expense.
      Interest rate risk as of December 31, 2004:

	2005	2006	2007	2008	2009	Thereafter	Total	Fair Value

Fixed rate debt — principal payments	$8,500,000	$—	$—	$—	$—	$—	$8,500,000	$8,810,000
Average interest rate on maturing debt	10.3%	—	—	—	—	—	10.3%	—
Variable rate debt — principal payments	$11,084,000	$809,000	$993,000	$2,239,000	$—	$—	$15,125,000	$15,451,000
Average interest rate on maturing debt	5.0%	4.5%	4.5%	4.5%	—	—	4.9%	—
      The estimated fair value of debt was $24,261,000 at December 31, 2004.
      The weighted-average interest rate of mortgage debt as of December 31, 2004 was 6.9% per annum. At December 31, 2004, our mortgage debt consisted of $8,500,000, or 36.0%, of the total debt at a weighted average fixed interest rate of 10.3% per annum.
      An increase in the variable interest rate on certain mortgages payable constitutes a market risk. As of December 31, 2004, for example, a 0.5% increase in LIBOR would have increased the overall interest expense by $75,600 or less than a 10.24% increase to interest expense.

      The table below presents, as of December 31, 2003, the principal amounts and weighted-average interest rates by year of expected maturity to evaluate the expected cash flows and sensitivity to interest rate changes.

	2004	2005	2006	2007	2008	Thereafter	Total	Fair Value

Fixed rate debt	$4,500,000	—	—	—	—	—	$4,500,000	$5,084,000
Average interest rate on maturing debt	10.5%	—	—	—	—	—	10.5%	—
Variable rate debt	—	—	—	—	—	—	—	—
Average interest rate on maturing debt	—		—	—		—		—
      The estimated fair value of debt was $5,084,000 at December 31, 2003.
      The weighted-average interest rate of mortgage debt as of December 31, 2003 was 10.5% per annum. At December 31, 2003, our mortgage debt consisted of $4,500,000, or 100% of the total debt at a weighted average fixed interest rate of 10.5% per annum.

Item 3.	Properties
      Our portfolio consists of five consolidated properties and interests in four unconsolidated properties as of March 31, 2005. Pursuant to the Operating Agreement, and our Acquisition and Disposition Strategies discussed in the Section entitled “Business” above, our Manager oversees the acquisition and disposition of all of our properties. With respect to properties in which we own less than 100% of the interest and affiliated entities hold all or a portion of the remaining interests, our Manager allocates the purchase price amongst us and the affiliated entities based on a pro rata share of the real estate costs and reserves borne by each entity, net of syndication costs of the respective program.
      The majority of the income from our properties consists of rent received under leases that provide for the payment of fixed minimum rent paid monthly in advance, and for the payment by tenants of a pro rata share of the real estate taxes, special assessments, insurance, utilities, common area maintenance, management fees, and certain building repairs of the center. Certain of the major tenant leases provide that the landlord is obligated to pay certain of these expenses above or below specific levels.
      The following is a summary of the properties in which we owned an interest in as of March 31, 2005.

	Property	Date	%		Annual	% Leased		Annual Rent
Property Name	Location	Acquired	Owned	GLA Sq Ft	Rent(1)	Space		Per Sq Ft(2)

Consolidated Properties:
Executive Center I	Dallas, TX	12/30/2003	100.0%	208,000	$572,000	15.7%		$17.52
Financial Plaza	Omaha, NE	10/29/2004	100.0	86,000	1,338,000	83.7		18.59
Oakey Building	Las Vegas, NV	04/02/2004	75.4	98,000	3,014,000	85.9		35.80
Southwood Tower	Houston, TX	10/27/2004	100.0	79,000	1,045,000	78.3		16.89
Interwood	Houston, TX	1/26/2005	100.0	80,000	1,012,000	65.0		19.46

Total				551,000	$6,981,000	54.9	%(3)	$23.06	(4)

Unconsolidated Properties:
801K Street	Sacramento, CA	03/31/2004	18.3%	336,000	$7,170,000	76.8%		$27.79
Emerald Plaza	San Diego, CA	06/14/2004	4.6	355,000	8,235,000	80.5		28.82
Enterprise Technology Center	Scotts Valley, CA	05/07/2004	8.5	370,000	8,884,000	86.1		27.89
Executive Center II & III	Dallas, TX	08/01/2003	38.1	381,000	5,091,000	76.8		17.40

(1)	Annualized rental income based on contractual base rent from leases in effect at March 31, 2005.

(2)	Average effective annual rent per square foot at March 31, 2005.

(3)	Weighted-average leased space at March 31, 2005.

(4)	Weighted-average annual rent per square foot at March 31, 2005.

Consolidated Properties
2005 Acquisitions

Interwood — Houston, Texas
      On January 26, 2005, through our wholly-owned subsidiary NNN Interwood, LP, a Texas limited partnership, we purchased a 100% interest in The Offices at Interwood, a two-story office building of 80,000 square feet located in Houston, Texas. The property was purchased from an unaffiliated third party for a purchase price of $8,000,000. The seller paid Realty a sales commission of $250,000, or 3.1% of the total purchase price, of which 75% was passed through to our Manager pursuant to the Realty-Triple Net Agreement. At acquisition, we obtained a first mortgage loan from LaSalle, in the amount of $5,500,000 which bears interest at a one-month LIBOR plus 300 basis points. The initial term of the loan is two years.
2005 Dispositions

Financial Plaza — Omaha, Nebraska
      On April 13, 2005, we sold our wholly-owned owned property, Financial Plaza, located in Omaha, Nebraska, to an unaffiliated third party for a sales price of $9,500,000. This property was classified as property held for sale and discontinued operations on our 2005 and 2004 financial statements. In connection with the sale, the buyer assumed the first mortgage note of $4,125,000 due to American Express Certificate Company. We also received a note receivable for $2,300,000 that bears interest at a fixed rate of 8.0% per annum and matures on April 1, 2008. The note requires monthly principal and interest payments. Our net proceeds after closing costs and the note receivable were $2,327,000. The sale resulted in a net gain to us of $2,910,000. We paid Realty a disposition fee of $475,000, or 5.0% of the purchase price, of which 75% was passed through to our Manager pursuant to the Realty-Triple Net Agreement.

Satellite Place — Atlanta, Georgia
      On February 25, 2005, we sold our wholly-owned property, Satellite Place, located in Atlanta, Georgia, to NNN Satellite 1100 & 2000, LLC for a sales price of $19,410,000. Because the property was purchased by TIC entities also managed by our Manager, the Board of Managers engaged an independent third party to provide an opinion as to the fairness of the transaction to us, which opinion was received prior to the consummation of the transaction. This property was classified as property held for sale and discontinued operations on our 2004 financial statements. In connection with the sale, the first mortgage note of $11,000,000, plus accrued interest, was repaid to LaSalle. Our net proceeds from this sale were $7,727,000 after closing costs. The sale resulted in a net gain of $70,000. Realty did not receive a disposition fee for the sale of the property.
2004 Acquisitions

Oakey Building — Las Vegas, Nevada
      On April 2, 2004, we, as a member of NNN Oakey Building 2003, LLC, purchased a 75.4% interest in the Oakey Building, a four-story, Class A office building of 98,000 square feet located in Las Vegas, Nevada. In the purchase transaction, T REIT, Inc., an affiliated party, who is also managed by our Manager, acquired a 9.8% interest in Oakey Building and unaffiliated members acquired the remaining 14.8%. The purchase price for the Oakey Building was $8,137,000. Our initial investment was $6,178,000. The purchase was financed by $4,000,000 in borrowings secured by the property. The loan is payable to the Ivan Halaj and Vilma Halaj Inter Vivos Trust. The loan requires principal and interest payments at a fixed interest rate of 10.0% per annum until the due date of April 1, 2005. On April 1, 2005, the loan was extended until October 1, 2005 and from that date bears interest at a fixed interest rate of 8.0% per annum. The seller paid Realty a sales commission of $237,000, or 2.9% of the purchase price, of which 75% was passed though to our Manager pursuant to the Realty-Triple Net Agreement.

Southwood Tower — Houston, Texas
      On October 27, 2004, through our wholly-owned subsidiary NNN VF Southwood Tower, LP, we purchased a 100% interest in Southwood Tower, a Class A office building of 79,000 square feet located in Houston, Texas. The property was purchased from an unaffiliated third party for a purchase price of $5,461,000. The seller paid Realty a sales commission of $159,000, or 2.9% of the purchase price, of which 75% was passed through to our Manager pursuant to the Realty-Triple Net Agreement. There was no debt incurred on the purchase of this property.

Financial Plaza — Omaha, Nebraska
      On October 29, 2004, through our wholly-owned subsidiary NNN VF Financial Plaza, LLC, we purchased a 100% interest in Financial Plaza, a four-story, Class A office building of 86,000 square feet located in Omaha, Nebraska. The property was purchased from an unaffiliated third party for a purchase price of $5,660,000. At acquisition, we obtained a first mortgage loan from American Express Certificate Company in the amount of $4,125,000, which bears interest at a 6-month LIBOR plus 180 basis points. The initial term of the loan is three years from the date of acquisition. The seller paid Realty a sales commission of $160,000, or 2.8% of the total purchase price, of which 75% was passed through to our Manager pursuant to the Realty-Triple Net Agreement.

Satellite Place — Atlanta, Georgia
      On November 29, 2004, through our wholly-owned subsidiary, NNN VF Satellite Place, LLC, we purchased a 100% interest in Satellite Place, two single-story, Class A office buildings totaling 178,000 square feet located in Atlanta, Georgia. The property was purchased from an unaffiliated third party for a purchase price of $18,300,000. At acquisition, we obtained a first mortgage loan from LaSalle in the amount of $11,000,000, which bears interest at 30-day LIBOR plus 275 basis points. The initial term of the loan is six months from the date of acquisition with one six-month option to extend and an option to convert to fixed-rate debt with LaSalle in favor of the borrower anytime during the term. The seller paid Realty a sales commission of $356,000, or 1.9% of the total purchase price, of which 75% was passed through to our Manager pursuant to the Realty-Triple Net Agreement.

Unconsolidated Properties

801 K Street — Sacramento, California
      On March 31, 2004, we, as a member of NNN 801 K Street, LLC, a Delaware limited liability company, purchased an 18.3% interest in 801 K Street, a 28-story, Class A office building of 336,000 square feet located in Sacramento, California.
      As of March 31, 2005, 801 K Street is owned by the following interest holders as tenants-in-common, or TIC’s:

Tenants-in-Common	Interest Held

NNN 801 K Street, LLC	21.5%
Unaffiliated third parties (combined)	78.5%
      As of March 31, 2005, NNN 801 K Street, LLC, which owns an aggregate 21.5% interest in 801 K Street, is owned by the following members, with the proportionate membership interest and interest in 801 K Street listed respectively:

	Membership Interest in	Interest in 801 K
Members	NNN 801 K Street, LLC	Street Property

NNN 2003 Value Fund, LLC	85.0%	18.3%
Unaffiliated members (combined)	15.0%	3.2%

      The property was purchased from an unaffiliated third party for a purchase price of $65,780,000. Our total investment was $12,064,000. We use the equity method of accounting to account for this investment. At acquisition, the owners obtained a first mortgage loan from HSH Nordbank AG in the amount of $45,000,000 as follows: initial funding of $41,350,000 with a holdback of loan proceeds of $3,650,000, which will be released once the property has reached certain operational requirements. The initial term of the loan is three years, due March 2007. The borrower has an option to extend the maturity date for two 12-month terms. The loan bears interest at a 30-day LIBOR plus 200 basis points until the property reaches 80% leasing at which time interest is reduced to 30-day LIBOR plus 190 basis points. The first 24 months of the loan term are interest only; the last 12 months of the initial loan term are amortized with $56,250 monthly principal payments. The interest rate was 4.18% per annum at December 31, 2004. The seller paid Realty a sales commission of $1,500,000, or 2.3% of the total purchase price, of which 75% was passed through to our Manager pursuant to the Realty-Triple Net Agreement.

Enterprise Technology Center — Scotts Valley, California
      On May 7, 2004, we, as a member of NNN Enterprise Way, LLC, a Delaware limited liability company, purchased an 8.5% interest in Enterprise Technology Center, a Class A office building campus of 370,000 square feet located in Scotts Valley, California.
      As of March 31, 2005, Enterprise Technology Center is owned by the following interest holders as TIC’s:

Tenants-in-Common	Interest Held

NNN Enterprise Way, LLC	11.6%
Unaffiliated third parties (combined)	88.4%
      As of March 31, 2005, NNN Enterprise Way, LLC, which owns an aggregate 11.6% interest in Enterprise Technology Center, is owned by the following members, with the proportionate membership interest and interest is Enterprise Technology Center listed respectively:

		Interest in
	Membership Interest in	Enterprise
	NNN Enterprise Technology	Technology Center
Members	Center, LLC	Property

NNN 2003 Value Fund, LLC	73.3%	8.5%
Unaffiliated members (combined)	26.7%	3.1%
      The property was purchased from an unaffiliated third party for a purchase price of $61,300,000. Our total investment consisted of $5,233,000. We use the equity method of accounting to account for this investment. At acquisition, the owners obtained a first mortgage loan from UBS Investment Bank in the amount of $36,500,000, which bears interest at a variable rate of prime plus 1% per annum with a floor of 5.5%. The note requires monthly interest only payments. The initial term of the loan is 36 months and may be extended by the borrower for an additional 24 months. The rate was 6.44% at December 31, 2004. The seller paid Realty a sales commission of $1,800,000, or 2.9% of the total purchase price, of which 75% was passed through to our Manager pursuant to the Realty-Triple Net Agreement.

Emerald Plaza — San Diego, California
      On June 14, 2004, we, as a member of NNN Emerald Plaza, LLC, purchased a 4.6% interest in the Emerald Plaza Building in San Diego, California. Emerald Plaza is a Class A office tower of 355,000 square feet located in downtown San Diego, California.

      As of March 31, 2005, Emerald Plaza is owned by the following interest holders as TIC’s:

Tenants-in-Common	Interest Held

NNN Emerald Plaza, LLC	20.5%
Unaffiliated third parties (combined)	77.6%
AWT Family, LP, a limited partnership wholly owned by Anthony W. Thompson	1.9%
      As of March 31, 2005, NNN Emerald Plaza, LLC which owns an aggregate 20.5% interest in Emerald Plaza, is owned by the following members, with the proportionate membership interest and interest in Emerald Plaza listed respectively:

		Interest in
	Membership Interest in	Emerald Plaza
Members	NNN Emerald Plaza, LLC	Property

NNN 2003 Value Fund, LLC	22.2%	4.6%
Unaffiliated Members (combined)	64.2%	13.2%
T REIT, LP	13.2%	2.7%
Affiliated Members (combined)	0.4%	0.1%
      The LLC members include T REIT, Inc, an affiliated party that is also managed by our Manager, and affiliated members, including two members of the Board of Managers.
      Emerald Plaza was purchased from an unaffiliated third party for a purchase price of $100,940,000. Our investment consisted of $4,595,000. We use the equity method of accounting to account for this investment. The property was financed with a $68,500,000 secured loan from Citigroup Global Markets Realty Corp. The loan requires interest only payments through the maturity date of June 17, 2007 at a variable interest rate based on 30-day LIBOR plus 245 basis points. The rate in effect at December 31, 2004 was 4.93% per annum. The seller paid Realty a sales commission of $2,940,000, or 2.9% of the purchase price, of which 75% was passed through to our Manager pursuant to the Realty-Triple Net Agreement.
2003 Acquisitions

Consolidated Properties

Executive Center I — Dallas, Texas
      On December 30, 2003, through our wholly-owned subsidiary NNN Executive Center 2003, LLC, we purchased a 100% interest in Executive Center I, a Class A office building of 208,000 square feet located in Dallas, Texas. The property was purchased from an unaffiliated third party for a purchase price of $8,178,000. At acquisition, we obtained a first mortgage loan from Vestin Mortgage, Inc. in the amount of $4,500,000 which bears interest at a fixed rate of 10.5% per annum. The initial term of the loan was one year from the date of acquisition. On November 5, 2004, for a fee of $34,000, this loan was extended until March 30, 2005. On February 15, 2005, for an additional fee of $34,000, this loan was extended until June 30, 2005. The seller paid Realty a sales commission of $223,000, or 2.7% of the total purchase price, of which 75% was passed through to our Manager pursuant to the Realty-Triple Net Agreement.

Unconsolidated Properties

Executive Center II & III, Dallas, Texas
      On August 1, 2003, we, as a member of NNN Executive Center II & III, LLC, a Texas limited liability company, purchased a 38.1% interest in Executive Center II & III, two Class A office buildings, totaling 381,000 square feet located in Dallas, Texas.

      As of December 31, 2004 and 2003, Executive Center II & III is owned by the following interest holders as TIC’s:

Tenants-in-Common	Interest Held

NNN Executive Center II & III, LLC	49.6%
Unaffiliated third parties (combined)	48.9%
AWT Family, LP, a limited partnership wholly owned by Anthony W. Thompson	1.5%
      As of March 31, 2005, NNN Executive Center II & III, LLC, which owns an aggregate 49.6% interest in Executive Center II & III, is owned by the following members, with the proportionate membership interest listed respectively:

	Membership Interest
	In NNN Executive	Interest in Executive
Members	Center II & III, LLC	Center II & III Property

NNN 2003 Value Fund, LLC	76.8%	38.1%
Unaffiliated members (combined)	23.2%	11.5%
      The property was purchased from an unaffiliated third party for a purchase price of $24,600,000. Our total investment consisted of our proportionate share of the purchase price of $9,390,000. We use the equity method of accounting to account for this investment. At acquisition, the owners obtained a first mortgage loan from LaSalle in the amount of $14,950,000, which bears interest at 30-day LIBOR plus 300 basis points, with a floor of 5.0% per annum. The interest rate at December 31, 2004 and 2003 were 5.25% per annum and 5.0% per annum, respectively. The initial term of the loan was one year and on August 1, 2004, was extended for two additional six-month terms for a fee of $148,000. The loan requires monthly principal payments of $14,730 plus interest. The seller paid Realty a sales commission of $600,000, or 2.4% of the total purchase price, of which 75% was passed through to our Manager pursuant to the Realty-Triple Net Agreement.
Lease Expiration Table
      The following schedule presents the sensitivity of the annual base rent due to lease expirations for the next ten years at our properties as of December 31, 2004.

					Percent of Total
		Total Square	% of Total GLA		Annual Base Rent
	Number of	Footage of	Represented by	Annual Base	Represented by
Year Ended December 31,	Leases Expiring	Expiring Leases	Expiring Leases	Rent	Expiring Leases

2005	14	118,000	29.2%	$3,494,000	43.8%
2006	7	58,000	14.3	937,000	11.7
2007	14	53,000	13.1	820,000	10.3
2008	4	19,000	4.7	349,000	4.4
2009	8	121,000	29.9	1,771,000	22.2
2010	2	3,000	0.7	65,000	1.0
2011	—	—	—	—	—
2012	—	—	—	—	—
2013	1	33,000	8.1	539,000	6.6%
2014	—	—	—	—	—
Thereafter	—	—	—	—	—

Total	50	405,000	100.0%	$7,975,000	100.0%

Significant Tenants
      As of March 31, 2005, we have interests in five consolidated properties located in the states of Texas, Nebraska and Nevada.
      As of March 31, 2005, two of our tenants at our consolidated properties accounted for 10% or more of our aggregate annual rental income. Information about these tenants are provided in the table below:

		Percentage of
		2005 Annual			Lease
	2005 Annual	Consolidated		Square	Expiration
Tenant	Base Rent(*)	Base Rent(*)	Property	Footage	Date

General Services Administration (IRS)	$1,214,000	23.3%	Oakey Building	81,000	05/31/05
Administaff Services, LP	$1,012,000	19.5%	Interwood	52,000	09/30/14
Westwood College of Technology	572,000	10.7%	Executive Center I	44,000	01/31/13
      As of December 31, 2004, one of our tenants at our consolidated properties accounted for 10% or more of our aggregate annual rental income.

		% of			Lease
	2004 Annual	2004 Annual		Square	Expiration
Tenant	Base Rent	Base Rent	Property	Footage	Date

General Services Administration (IRS)	$3,014,000	37.7%	Oakey Building	84,000	05/31/05
      Our Manager has been advised that the IRS, which occupies 84,000 square feet, or 85.7%, of the Oakey Building, is exercising its 30-day early opt out provision and is terminating its lease on April 30, 2005. Our Manager has been able to lease the entire 98,000 square feet of the Oakey Building to one tenant beginning August 1, 2005. However, the lease is for a six-year term with staggered occupancy and rent commencement dates as follows: beginning August 2004, 406 square feet will be occupied and leased, commencing October 2004, 13,745 will be occupied and leased, beginning August 2006, 62,820 square feet will be occupied and leased and the entire 98,000 square feet will be occupied and leases beginning January 2007. Due to the staggered occupancy and commencement of rent of the new lease, we expect our 2005 rental income will be reduced by approximately $1,500,000. In connection with the new lease, we will incur $2,400,000 for tenant improvements. On June 3, 2005, due to the reasons described above, the distribution to the Oakey investors is temporarily suspended effective July 1, 2005 through the end of 2005 or until the property is sold.
      As of March 31, 2004, we had an interest in one consolidated property located in the state of Texas.
      As of March 31, 2004, one tenant at our consolidated property accounted for 10% or more of our aggregate annual rental income. Information about this tenant is provided in the table below:

Percentage of
		2004 Annual			Lease
	2004 Annual	Consolidated		Square	Expiration
Tenant	Base Rent(*)	Base Rent(*)	Property	Footage	Date

Westwood College of Technology	$447,000	100.0%	Executive Center I	44,000	01/31/13

Item 4.	Security Ownership of Certain Beneficial Owners and Management
      The following table shows, as of June 30, 2005, the number and percentage of Units owned by:

•	each person who is known to us to hold more than a 5% interest in us

•	the chief executive officer of our Manager (1)(2);

•	the members of the Board of Managers(1); and

•	the members of the Board of Managers and our Manager’s executive officers (1) as a group.

	Beneficially
	Owned	Percentage of
Name	No. of Units	Outstanding Units

Triple Net Properties, LLC(2)	—	—
Anthony W. Thompson(2)	—	—
Members of the Board of Managers as a group(1)(2)(3)	5	*
Members of the Board of Managers and our Manager’s executive officers as a group(1)(2)(3)	5	*

*	Less than 1%

(1)	We have no directors or executive officers.

(2)	The address for all persons named is 1551 N. Tustin Avenue, Suite 200, Santa Ana, California 92705.

(3)	Jack R. Maurer, a member of the Board of Managers and executive vice president of our Manager, owned 5 units.

      We are not aware of any arrangements which may at a subsequent date result in a change in control of us.

Item 5.	Managers and Executive Officers
      We have no directors or executive officers. We are managed by our Manager and employees of our Manager provide services to us. None of the members of the Manager’s Board of Managers are independent. The members of the Board of Managers serve for unlimited terms and our Manager’s executive officers serve at the discretion of the Board of Managers. The Manager and Anthony W. Thompson would be considered a promoter or control person of us.
      Our Manager shall remain our Manager until (i) we are dissolved, (ii) removed “for cause” by a majority vote of our members, or (iii) our Manager, with the consent of our members and in accordance with the Operating Agreement, assigns its interest in us to a substitute manager. For this purpose, removal of our Manager “for cause” means removal due to the:

•	gross negligence or fraud of our Manager;

•	willful misconduct or willful breach of the Operating Agreement by our Manager;

•	bankruptcy, insolvency or inability of our Manager to meet its obligations as they come due; or

•	conviction of a felony of Mr. Thompson, chairman of the Board of Managers of our Manager.

      The members of the Board of Managers and our Manager’s executive officers are as follows:

Name	Age	Position	Term of Office

Anthony W. Thompson	58	Chief Executive Officer and Chairman of the Board of Managers	Since 1998
Louis J. Rogers	48	President and Member of the Board of Managers	Since 2004
Talle A. Voorhies	57	Chief Operating Officer, Secretary and Member of the Board of Managers	Since 1998
Jack R. Maurer	61	Executive Vice President and Member of the Board of Managers	Since 1998
Daniel R. Baker	53	Member of the Board of Managers	Since 1998
Scott D. Peters	47	Chief Financial Officer, Executive Vice President and Member of the Board of Managers	Since 2004
Andrea R. Biller	54	General Counsel	Since 2003
Kelly J. Caskey	37	Chief Accounting Officer — REITs	Since 2004
Shannon Alter	51	Senior Vice President — Director of Operations	Since 2002
Richard T. Hutton, Jr.	52	Executive Vice President,	Since 1999
		Chief Investment Officer	Since 2003
		and Member of the Board of Managers	Since 2005
      Anthony W. “Tony” Thompson founded our Manager and has been its chief executive officer and chairman of the Board of Managers since its inception in April 1998. He is also president and 88% owner of Triple Net Properties Realty, Inc., an affiliated real estate brokerage and management company that provides certain real estate brokerage and management services to us. Prior to April of 1998, Mr. Thompson was co-founder, co-owner, director and officer of a number of real estate investment entities trading under the name The TMP Companies, including the TMP Group, Inc., a full-service real estate investment firm. Mr. Thompson is a registered securities principal with the National Association of Securities Dealers and 95% owner of NNN Capital Corp., the dealer manager of our offering. He is a 1969 graduate of Sterling College with a B.S. degree in economics. He is also a member of the Sterling College Board of Trustees, The Bowers Museum Committee and various other community and charitable organizations. Mr. Thompson serves as the chairman of the board of directors for each of G REIT, Inc. and T REIT, Inc.
      Louis J. Rogers has served as president and a member of the Board of Managers of our Manager since August 2004 and September 2004, respectively. Mr. Rogers was a member and shareholder of the law firm of Hirschler Fleischer from 1986 and 1994, respectively, until January 1, 2005, where he specialized in structuring like-kind (Section 1031) exchanges, private placements and syndications, formation and operation of real estate investment trusts and acquisitions and financings for real estate transactions. Effective January 1, 2005, Mr. Rogers serves as senior counsel to Hirschler Fleischer. Mr. Rogers earned a B.S. degree from Northeastern University in 1979 (with highest honors), a B.A. degree (with honors) in 1981 and an M.A. degree in 1985 in Jurisprudence from Oxford University and a J.D. degree in 1984 from the University of Virginia School of Law. Mr. Rogers is a member of the Virginia State Bar.
      Talle A. Voorhies has served as a member of the Board of Managers since 1998. She also served as our Manager’s executive vice president from April 1998 to December 2001, when she became chief operating officer. Ms. Voorhies served as president (April 1998-February 2005) and financial principal (April 1998-November 2004) of NNN Capital Corp., the dealer manager of our offering. From December 1987 to January 1999, Ms. Voorhies worked with the TMP Group, Inc., where she served as chief administrative officer and vice president of broker-dealer relations. Ms. Voorhies is responsible for our Manager’s investor services department and is a registered financial principal with the NASD.
      Jack R. Maurer has served as the executive vice president and a member of the Board of Managers since April 1998. Mr. Maurer also served as chief financial officer of our Manager from April 1998 to December 2001 and as chief operating officer and financial principal of NNN Capital Corp. from December 2001 to the present. From 1986 to April 1988, Mr. Maurer was a General Partner and chief executive officer of Wescon Properties, a Santa Ana based real estate development company. His previous experience also includes employment at the national accounting firm of Kenneth Leventhal and Company. Mr. Maurer received a B.S. degree from California University at Northridge in 1973 and has served as president and chief executive officer of T REIT, Inc. since August 2004.
      Daniel R. “Dan” Baker, has served as a member of the Board of Managers since April 1998. Mr. Baker founded SugarOak Corporation in 1984 and served as its president until 2004. SugarOak Corporation provided asset management, construction management, property management and real estate development services. Since 2004, Mr. Baker has served as chairman of the board of SugarOak Holdings, a successor to SugarOak Corporation. SugarOak Holdings has three subsidiaries whose activities include construction, asset management and syndication. Mr. Baker is also president and chairman of the Board of Union Land and Management Company and director and president of Coastal American Corporation. In addition, Mr. Baker is a founding and former director of the Bank of the Potomac, a former board member of F&M Bank and currently an advisory board member of BB&T Bank. A cum laude graduate of Harvard College with a degree in government, Mr. Baker participates in numerous community organizations. Mr. Baker is a former Citizen of the Year in Herndon, Virginia and a Paul Harris Fellow in Rotary.
      Scott D. Peters has served as chief financial officer, executive vice president and a member of the Board of Managers since September 2004 and is responsible for all areas of finance, including accounting and financial reporting, as well as a liaison for institutional investors, lenders and investment banks. Effective September 2004, Mr. Peters also serves as the executive vice president and chief financial officer of G REIT, Inc. and T REIT, Inc. From September 2004 through January 2005, he also served as executive vice president and chief financial officer of A REIT, Inc. From July 1996, Mr. Peters has served as senior vice president, chief financial officer and a director of Golf Trust of America, Inc., a publicly traded corporation. Mr. Peters received a B.B.A. degree in accounting and finance from Kent State University.
      Andrea R. Biller has served as General Counsel for our Manager since March 2003, overseeing all legal functions for our Manager and coordinating with outside counsel. Ms. Biller practiced as a private attorney specializing in securities and corporate law from 1990 to 1995 and 2000 to 2002. She practiced at the SEC from 1995 to 2000, including two years as Special Counsel for the Division of Corporation Finance. Ms. Biller earned a B.A. degree in psychology from Washington University, an M.A. degree in psychology from Glassboro State University and a J.D. degree from George Mason University School of Law in 1990, where she graduated first in her class “With Distinction.” Ms. Biller is a member of the California, Virginia and the District of Columbia State Bars.
      Kelly J. Caskey has served as our Manager’s chief accounting officer-REITs since May 2004. Since September 2004 she also serves as chief accounting officer for each of G REIT, Inc. and T REIT, Inc. Effective November 2004 and January 2005, Ms. Caskey served as chief accounting officer and chief financial officer, respectively, of A REIT, Inc. From April 1996 to May 2004, Ms. Caskey served as assistant controller of The First American Corporation, Inc., a publicly traded company, and vice president and assistant controller of First American Title Insurance Company, a subsidiary of The First American Corporation. Ms. Caskey is a California Certified Public Accountant and received a B.S. degree in business administration with an accounting concentration from California State University, Fullerton.
      Shannon Alter has served as senior vice president-director of operations for our Manager since June 2002. Ms. Alter oversees our Manager’s portfolio, manages the property management staff and is responsible for managing third party property managers. Ms. Alter owned and managed Retail

Management Services, a commercial real estate consulting firm, from 1996 to June 2002. Ms. Alter’s experience includes prior positions as manager of property management for The Vons Companies, Inc. and director of property management for Diversified Shopping Centers. She was the 2004 President of the Orange County IREM chapter and teaches IREM courses on a national and local basis. Ms. Alter was awarded the Journal of Property Management Article of the Year award for 1998 and 1999. Ms. Alter holds a B.A. degree from the University of Southern California.
      Richard T. Hutton Jr. has served as an executive vice president and chief investment officer of our Manager since April 1999 and August 2003, respectively and as a member of the Board of Managers since June 2005. Mr. Hutton also served as our Manager’s interim chief financial officer from October 2003 through December 2003 and April 2004 through September 2004. From April 1999 to August 2003, Mr. Hutton served as senior vice president — real estate acquisitions and vice president — property management of our Manager. Mr. Hutton’s previous experience includes serving as controller for the TMP Group from November 1997 to April 1999. Mr. Hutton also served as the interim chief financial officer of T REIT, Inc. and G REIT, Inc. from October 2003 through December 2003 and April 2004 through September 2004. Mr. Hutton has a B.A. degree in psychology from Claremont McKenna College and has been licensed as a Certified Public Accountant in California since 1984.
Fiduciary Relationship of our Manager and Us
      Our Manager is a fiduciary of us and has fiduciary duties to us and our Unit holders pursuant to the Operating Agreement and under applicable law. Our Manager’s fiduciary duties include responsibility for our control and management and exercising good faith and integrity in handling our affairs. Our Manager has a fiduciary responsibility for the safekeeping and use of all our funds and assets, whether or not in our immediate possession and control, and may not use or permit another to use such funds or assets in any manner except for our exclusive benefit.
      Our funds will not be commingled with the funds of any other person or entity except for operating revenue from our properties.
      Our Manager may employ persons or firms to carry out all or any portion of our business operations. Some or all such persons or entities employed may be affiliates of our Manager or Mr. Thompson. It is not clear under current law the extent, if any, to which such parties will have a fiduciary duty to us or our members. Investors who have questions concerning the fiduciary duties of our Manager should consult with their own legal counsel.
Compensation of Our Manager
      For a description of the compensation received by our Manager and its affiliates see “Certain Relationships and Related Transactions.”

Item 6.	Executive Compensation
      We are managed by our Manager and we have no directors or executive officers to whom we pay compensation.

Item 7.	Certain Relationships and Related Transactions
The Operating Agreement
      Pursuant to the Operating Agreement, our Manager, which is 36% owned by Anthony W. Thompson, our Manager’s chairman and chief executive officer, is entitled to receive the following payments and fees described below. These payments and fees were not negotiated at arm’s length and may be higher than payments and fees that would have resulted from an arm’s length transaction with an unrelated entity.

	Three Months		From June 19, 2003
	Ended	Year Ended	(Date of Inception)
	March 31,	December 31,	through
	2005	2004	December 31, 2003

Manager’s Compensation from Us for:
Acquisition Fees(1)	$—	$1,623,000	$377,000
Organizational & Marketing Costs(2)	—	2,781,000	607,000
Expenses, Costs, or Fees(3)	—	—	—
Operating Expenses(4)	—	—	—
Distributions — Cash from Operations(5)	—	—	—
Distributions — Cash from Capital Transactions(6)	—	—	—

(1)	Our Manager is entitled to receive 4% of the funds raised in our Private Placement of Units, for services rendered in connection with the due diligence investigation and acquisition of interests in real estate properties by us during the course of the investment and holding period.

(2)	We have agreed to reimburse our Manager for organizational costs and marketing expenses incurred by our Manager in connection with our Private Placement of Units. We have reimbursed our Manager for the amounts incurred as set forth in the table above.

(3)	We have agreed to reimburse our Manager and its affiliates certain expenses, costs and fees incurred by our Manager, including, without limitation, for the cash payments, certain closing costs, escrow deposits, loan commitment fees, project studies and travel expenses related to the analysis and acquisitions of our properties. Our Manager did not incur and, therefore, was not reimbursed for, any such expenses, costs or fees for the year ended December 31, 2004 or the period from June 19, 2003 (date of inception) to December 31, 2003.

(4)	We have agreed to reimburse our Manager for reasonable and necessary expenses paid or incurred by our Manager in connection with our operation, including any legal and accounting costs and the costs incurred in connection with the acquisition of our properties, including travel, surveys, environmental and other studies and interest expense incurred on deposits or expenses. Our Manager did not incur and, therefore, was not reimbursed for, any such expenses, costs or fees for the year ended December 31, 2004 or the period from June 19, 2003 (date of inception) to December 31, 2003.

(5)	Our Manager is entitled to receive from us distributions that relate to cash from operations as discussed below under “Description of Registrant’s Securities to be Registered — Distributions — Cash from Operations.” Our Manager did not receive any such distributions for the year ended December 31, 2004 or the period from June 19, 2003 (date of inception) to December 31, 2003.

(6)	Our Manager is entitled to receive from us distributions that relate to cash from Capital Transactions as discussed below under “Description of Registrant’s Securities to be Registered — Distributions — Cash from Capital Transactions.” Our Manager did not receive any such distributions for the year ended December 31, 2004 or the period from June 19, 2003 (date of inception) to December 31, 2003.
The Management Agreement
      Pursuant to the Operating Agreement and the Management Agreement, Realty, or in some cases, an affiliate of Realty, is entitled to receive the payments and fees described below. These payments and fees were not negotiated at arm’s length and may be higher than payments and fees that would have resulted from an arm’s length negotiation and transaction with an unrelated entity.

	Three Months		From June 19, 2003
	Ended	Year Ended	(Date of Inception)
	March 31,	December 31,	to December 31,
	2005	2004	2003

Realty’s Compensation from Us for:
Management Fees(1)	$174,000	$272,000	$—
Lease Commissions(2)	52,000	—	—
Project Fees(3)	4,000	—	—
Selling Commissions(4)	570,000	—	—
Loan Fees(5)	—	—	—
Real Estate Commissions(6)	250,000	912,000	223,000

(1)	Realty is entitled to receive for its services in managing our properties, a monthly management fee of up to 6% of the gross receipts revenue of the properties. 100% of all management fees are passed through to our Manager pursuant to the terms of the Realty-Triple Net Agreement.

(2)	Realty is entitled to receive for its services in leasing our properties a leasing commission equal to 6% of the value of any lease entered into during the term of the Management Agreement and 3% with respect to any renewal. The value of the lease will be calculated by totaling the minimum monthly rent for the term of the lease. The term of the lease will not exceed five years for purposes of the computation and will not include option periods. 100% of all leasing commission received by Realty are passed through to our Manager pursuant to the terms of the Realty-Triple Net Agreement.

(3)	Realty is entitled to receive for its services in supervising any construction or repair project in or about our properties a construction management fee equal to 5% of any amount up to $25,000, 4% of any amount over $25,000 but less than $50,000, and 3% of any amount over $50,000 which is expended in any calendar year for construction or repair projects. 100% of all construction fees received by Realty are passed through to our Manager pursuant to the terms of the Realty-Triple Net Agreement

(4)	Realty is entitled to receive a selling commission of up to 5% of the gross sales price of any of our properties. No properties have been sold by us in 2003 or 2004. 75% of all selling commissions received by Realty are passed through to our Manager pursuant to the terms of the Realty-Triple Net Agreement

(5)	Realty is entitled to receive a loan fee in the amount of 1% of the principal amount of all loans obtained by it for our properties during the term of the Property Management Agreement. 100% of all loan fees received by Realty are passed through to our Manager pursuant to the terms of the Realty-Triple Net Agreement

(6)	Realty is entitled to receive a real estate commission in connection with our real estate acquisitions. 75% of all commissions received by Realty are passed through to our Manager pursuant to the terms of the Realty-Triple Net Agreement. These fees are paid by the selling entity; therefore, the real estate commissions that were paid in connection with our acquisitions were not paid by us.
Selling Commissions
      Pursuant to the Private Placement Memorandum, NNN Capital Corp., which was solely owned during the offering period by Anthony W. Thompson, our Manager’s chairman and chief executive officer, received selling commissions of up to 8.0% of the gross proceeds from the Private Placement, which were reallowed to the broker-dealer selling group. NNN Capital Corp. also received a non-accountable marketing and due diligence expense allowance in the amount of 1.5% of the gross proceeds, which it could reallow to other members of the selling group on an accountable basis. In addition, NNN Capital Corp. received a nonaccountable marketing and due diligence expense allowance for serving as the managing broker dealer in the amount of 1.0% of the gross proceeds which it did not reallow to other members of the selling group. We incurred $0, $4,099,000 and $1,050,000 for the three months ended March 31, 2005, the year ended December 31, 2004 and the period from June 19, 2003 (date of inception) to December 31, 2003, respectively, to NNN Capital Corp. for selling commissions and marketing and due diligence expenses.
Legal Counsel
      Hirschler Fleisher, a Professional Corporation, acts as legal counsel to us. During the year ended December 31, 2004, Louis J. Rogers was a member and stockholder of Hirschler Fleisher. Effective August 15, 2004, Mr. Rogers was appointed president of our Manager and effective September 27, 2004, Mr. Rogers was appointed a member of our Manager’s Board of Managers. Effective January 1, 2005, Mr. Rogers serves as senior counsel to Hirschler Fleisher. Also, effective January 1, 2005, Mr. Rogers owns 2% of our Manager, 12% of Realty and 5% of NNN Capital Corp., affiliated entities of our Manager.
Manager’s Ownership Interest in Our Company
      As of March 31, 2005 and December 31, 2004 and 2003, a member of the Board of Managers and executive vice president of our Manager, Jack R. Maurer, owned five Units, or less than 1%, in us.

Item 8.	Legal Proceedings
      On September 16, 2004, our Manager advised us that it learned that the SEC is conducting an investigation referred to as “In the matter of Triple Net Properties, LLC.” The SEC has requested information from our Manager relating to disclosure in securities offerings (including offerings by G REIT, Inc., T REIT, Inc. and A REIT, Inc.) and the exemption from the registration requirements of the Securities Act for the private offerings in which our Manager and its affiliated entities were involved. The SEC has requested financial and other information regarding these entities as well as the limited liability companies advised by our Manager, including us. Our Manager has advised us that it intends to cooperate fully with the SEC’s investigation. This investigation could involve us and fines, penalties or administrative remedies could be asserted against us.
      In connection with our offering of the sale of our Units from July 11, 2003 through October 14, 2004, we disclosed the prior performance of all public and non-public investment programs sponsored by our Manager. We now have determined that there were certain errors in those prior performance tables. In particular, the financial information in the tables was stated to be presented in accordance with GAAP. Generally, the tables for the public programs were not presented on a GAAP basis and the tables for the non-public programs were prepared and presented on a tax or cash accounting basis. Moreover, a number of the prior performance data figures were themselves erroneous, even as presented on a tax or cash basis. In particular, certain programs sponsored by our Manager have invested either along side or in other programs sponsored by our Manager. The nature and results of these investments were not fully and accurately disclosed in the tables. In addition, certain calculations of depreciation and amortization were not on an income tax basis for a limited liability company investment; certain operating expenses were not reflected in the operating results; and monthly mortgage and principal payments were not reported. In general, the resulting effect is an overstatement of our Manager’s program and aggregate portfolio operating results. The Board of Managers, is considering alternatives to address the errors in the prior performance tables.
      We are involved in routine litigation and administrative proceedings arising in the ordinary course of business, some of which are expected to be covered by liability insurance and which collectively are not expected to have a material adverse effect on our business, financial condition or results of operations.

Item 9.	Market for and Distributions on Units and Related Security Holder Matters
      There is currently no established public trading market for our Units.
      As of March 31, 2005, there were 785 holders of records of the Units, with 323, 247 and 257 holders of Class A, Class B and Class C Units, respectively. Certain of our Unit holders hold Units in more than one class of Units.
      As of March 31, 2005, there were no outstanding options or warrants to purchase, or securities convertible into, Units. In addition, as of March 31, 2005, there were no Units that could be sold pursuant to Rule 144 under the Securities Act or that we have agreed to register under the Securities Act for sale by Unit holders and there were no Units that are being, or have been publicly proposed to be, publicly offered by us.
      The Operating Agreement provides that Class A Unit holders receive a 10% priority return, Class B Unit holders receive a 9% priority return and Class C Unit holders receive an 8% priority return.
      The distributions declared per Class A Unit in each quarter since our inception are as follows:

Quarters Ended	2005	2004	2003

March 31	$88	$88	N/A
June 30	N/A	$88	N/A
September 30	N/A	$88	N/A
December 31	N/A	$88	$59
      The distributions declared per Class B Unit in each quarter since our inception are as follows:

Quarters Ended	2005	2004	2003

March 31	$88	N/A	N/A
June 30	N/A	$88	N/A
September 30	N/A	$88	N/A
December 31	N/A	$88	N/A
      The distributions declared per Class C Unit in each quarter since our inception are as follows:

Quarters Ended	2005	2004	2003

March 31	$88	N/A	N/A
June 30	N/A	N/A	N/A
September 30	N/A	$59	N/A
December 31	N/A	$88	N/A
      Our monthly distribution rate from September 30, 2003 through March 31, 2005, has been $88 per Unit or $352 per Unit on an annualized basis, or 7.0% per annum. The declaration of distributions is determined by our Manager who will determine the amount of distributions on a regular basis. The amount of distributions will depend on our actual cash flow, financial condition, capital requirements and such other factors our Manager may deem relevant.

Item 10.	Recent Sales of Unregistered Securities
      We sold 10,000 Units to 785 investors in the Private Placement, which began on July 11, 2003 and ended on October 14, 2004. NNN Capital Corp. served as the managing broker dealer manager of the Private Placement. The aggregate offering price for the Units sold was $50,000,000 and the aggregate fees paid to NNN Capital Corp. in connection with the Private Placement were $5,149,000, of which certain amounts were reallowed to participating broker dealers. The net proceeds from the sale of the Units received by us were $41,674,000. We relied on the exemption from registration provided by Rule 506 under Regulation D and Section 4(2) of the Securities Act in connection with the closing of the Private Placement. In each instance, the purchaser had access to sufficient information regarding us so as to make an informed investment decision. We had a reasonable basis to believe that each purchaser was an accredited investor, as defined in Regulation D under the Securities Act, and was acquiring the Units for investment only and not with a view to distribute, sell, or otherwise transfer the Units. The Units were issued directly by us and did not involve a public offering or general solicitation.

Item 11.	Description of Registrant’s Securities to be Registered
General
      The Units represent equity interests in us and entitle their holders to participate in certain allocations and distributions by us. The parties who purchased Units from us became Unit holders in our company with the right to vote on certain company matters. Units may not be freely assigned and are subject to restrictions on transfer by law and by the Operating Agreement. There is no public trading market for the Units and it is not anticipated that a public trading market for the Units will develop.
      We were formed under the laws of the State of Delaware. Our Manager is Triple Net Properties, LLC, a Virginia limited liability company. As of June 30, 2005, our consolidated properties and interests in unconsolidated properties were located in Texas, California and Nevada. We are currently qualified to transact business in each of Texas, California and Nevada.
      The character and general nature of the business to be conducted by us is the ownership, operation and eventual sale of our properties.
Operating Agreement
      The rights and obligations of the Unit holders are governed by the Operating Agreement. The following is a summary of the material provisions of the Operating Agreement and is qualified in its entirety by the full text thereof. The Operating Agreement provides that the purchase price of each Unit shall be paid in full, in cash, at the time of the execution of a subscription agreement, in connection with and as described in the Private Placement Memorandum. Payment of the purchase price for a Unit constitutes the member’s initial capital contribution.
Transferability
      A member may not sell, assign or otherwise transfer such member’s Units unless certain conditions set forth in the Operating Agreement are satisfied, including the following:

•	our Manager has consented in writing to the transfer;

•	the transferee meets the financial qualifications required of all Unit holders;

•	the transferee is not a minor or any person who, for any reason, lacks the capacity to contract for himself under applicable law (except such limitations shall not restrict the right of any Unit holder to transfer any one or more Units to a custodian or a trustee for a minor or other person who lacks such contractual capacity);

•	our Manager has determined, with the advice of counsel, that such transfer will not jeopardize the applicability of the exemptions from the registration requirements under the Securities Act of 1933, as amended, and the registration or qualification under state securities laws relied upon by us and our Manager in offering and selling the Units or otherwise violate any federal or state securities laws;

•	our Manager has determined, with the advice of counsel, that despite the transfer, Units will not be deemed traded on an established securities market or readily tradable on a secondary market (or a substantial equivalent thereof) under the provisions applicable to publicly traded partnership status; provided, however, in no event may any Unit holder transfer any Units if such transfer would cause us to have more than 100 members or holders, who have an interest in the net income, net loss and distributions of us, but not the right to vote or to participate in the management of our company, without the express prior written consent of our Manager, which consent may be withheld in our Manager’s sole and absolute discretion;

•	the transfer is effected by a written instrument of assignment, the terms of which are not in contravention of any of the provisions of the Operating Agreement;

•	the transferring Unit holder pays a transfer fee in such amount as may be required by our Manager to cover all reasonable expenses, including attorneys’ fees, connected with such assignment;

•	the transfer would not cause a default or otherwise accelerate any payment date on any loan obtained by us; and

•	the minimum interest transferred is the lesser of one Unit or the member’s entire interest in us.

Upon our Manager’s acceptance of the written instrument of assignment, the assignee shall take the Units subject to all terms of the Operating Agreement and shall become an owner of an interest in the net income, net loss and distributions of us, but shall not have the right to vote or to participate in the management of our company. If a member transfers a Unit in violation of the terms of the Operating Agreement as set forth above, the transferor’s membership interest in us, including the transferor’s entire interest in us and voting rights, will be, at our Manager’s sole option: (i) converted into an economic interest in us, which does not include any right to vote or to participate in the management of our company; or (ii) purchased by us.
Distributions

Cash from Operations
      Cash from Operations shall mean the net cash realized by us from any source other than a Capital Transaction (as such term is defined below), after payment of all our cash expenditures, including, without limitation, the following:

•	all operating expenses including all fees payable to our Manager or its affiliates;

•	all payments of principal and interest on indebtedness;

•	expenses for repairs and maintenance, capital improvements and replacements; and

•	such reserves and retentions as our Manager reasonably determines to be necessary and desirable in connection with the condition of our company.
      Cash from Operations is calculated as follows:

	Three Months Ended			June 19, 2003
	March 31,		Year Ended	(Date of Inception)
			December 31,	to December 31,
	2005	2004	2004	2003

Cash flows provided by (used in) operating activities (includes payments for interest, repairs and maintenance and reserves)	$1,097,000	$(670,000)	$3,957,000	$218,000
Less: principal payments on indebtedness	15,000	—	—	—
Capital improvements	437,000	—	517,000	—

Cash provided by (used in) operations	$645,000	$(670,000)	$3,440,000	$218,000

Cash distributions	$872,000	$177,000	$1,908,000	$35,000

      Cash from Operations will be distributed as follows:

(a) first:

(1) a pro rata share to Unit holders until each has received an 8% cumulative (but not compounded) return on such Unit holder’s unrecovered capital contributions, on an annualized basis, properly adjusted for any partial years and/or fractional interests;

(2) then, if a balance of Cash from Operations remains after the payments referenced in item (a)(1), a pro rata share to holders of Class A Units and Class B Units until each has received, pursuant to items (a)(1) and (a)(2), a 9% cumulative (but not compounded) return on such Unit holder’s unrecovered capital contributions, on an annualized basis, properly adjusted for any partial years and/or fractional interests; and

(3) then, if a balance of Cash from Operations remains after the payments referenced in item (a)(2), a pro rata share to holders of Class A Units until each has received, pursuant to items (a)(1), (a)(2) and (a)(3), a 10% cumulative (but not compounded) return on such Unit holder’s unrecovered capital contributions, on an annualized basis, properly adjusted for any partial years and/or fractional interests; and

(b) second, the aggregate balance, if any, of Cash from Operations that remains after the payments referenced in item (a) shall be divided by the total number of Units, with the resulting fraction being the Per Unit Allocation, and then distributed to the Unit holders and our Manager in the following ratios:

(1) with respect to each Class A Unit, 85% of the Per Unit Allocation to the Class A Unit holder and 15% to our Manager;

(2) with respect to each Class B Unit, 80% to the Per Unit Allocation to the Class B Unit holder and 20% to our Manager; and

(3) with respect to each Class C Unit, 75% to the Per Unit Allocation to the Class C Unit holder and 25% to our Manager.

Cash From Capital Transactions
      Cash from Capital Transactions shall mean the net cash realized by us from certain transactions such as financings, refinancings, sales, exchanges, or other dispositions or condemnations of, or casualties to, the properties after payment of all our cash expenditures, including, without limitation, the following:

•	all fees payable to our Manager or its affiliates;

•	all payments of principal and interest on indebtedness; and

•	such reserves and retentions as our Manager reasonably determines to be necessary and desirable in connection with the condition of our company.
      Cash from Capital Transactions will be distributed as follows:

(a) first, pro rata to the Unit holders, up to an amount equal to the amount of a Unit holder’s gross amount invested in us and equal in amount to the cash purchase price paid by the Unit holder for the Units purchased, or Unrecovered Equity, reduced, but not below zero, by the cumulative cash from Capital Transactions previously distributed to such Unit holders;

(b) second:

(1) a pro rata share to Unit holders until each has received an 8% cumulative (but not compounded) return on such Unit holder’s unrecovered capital contributions, on an annualized basis, properly adjusted for any partial years and/or fractional interests;

(2) then, if a balance of Cash from Capital Transactions remains after the payments referenced in item (b)(1), a pro rata share to holders of Class A Units and Class B Units until each has received, pursuant to items (b)(1) and (b)(2), a 9% cumulative (but not compounded) return on such Unit holder’s unrecovered capital contributions, on an annualized basis, properly adjusted for any partial years and/or fractional interests; and

(3) then, if a balance of Cash from Capital Transactions remains after the payments referenced in item (b)(2), a pro rata share to holders of Class A Units until each has received, pursuant to items (b)(1), (b)(2) and (b)(3), a 10% cumulative (but not compounded) return on such Unit holder’s unrecovered capital contributions, on an annualized basis, properly adjusted for any partial years and/or fractional interests; and

(c) third, the aggregate balance, if any, of Cash from Capital Transactions that remains after the payments referenced in item (b) shall be divided by the total number of Units, with the resulting fraction being the Per Unit Allocation, and then distributed to the Unit holders and our Manager in the following ratios:

(1) with respect to each Class A Unit, 85% of the Per Unit Allocation to the Class A Unit holder and 15% to our Manager;

(2) with respect to each Class B Unit, 80% to the Per Unit Allocation to the Class B Unit holder and 20% to our Manager; and

(3) with respect to each Class C Unit, 75% to the Per Unit Allocation to the Class C Unit holder and 25% to our Manager.
Allocations
      Our taxable income and loss will generally be allocated between the members and our Manager in the same manner as gross income, net profit and net loss are allocated to the capital accounts of the members and our Manager.
Term and Dissolution
      Our term will continue indefinitely unless terminated pursuant to the terms of the Operating Agreement. Pursuant to the terms of the Operating Agreement, we will be terminated upon the occurrence of any of the following:

•	a determination by our Manager, with the approval of 50% of our Units entitled to vote thereon, to terminate us;

•	the sale of our properties;

•	the termination of the legal existence of our last remaining member or the occurrence of any other event which terminates the continued membership of our last remaining member in us, unless we continue without dissolution in a manner permitted by the Operating Agreement or the Delaware Limited Liability Company Act; or

•	the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Limited Liability Company Act.

Distributions Upon Our Liquidation
      Upon our dissolution and termination, each Unit holder may look solely to our assets for all distributions and its capital contributions, but upon dissolution or otherwise, such Unit holder does not have the right to pursue any recourse against our Manager or any other Unit holder.

Repurchase Reserve
      Our Manager has the general authority under the Operating Agreement to (i) establish appropriate reserves from our income in an amount our Manager deems appropriate, or a Repurchase Reserve; and (ii) redeem or repurchase Units on our behalf. In addition, the Private Placement Memorandum states that after a period of one year following the termination date of the Private Placement, we may establish a Repurchase Reserve of up to 5% of Cash from Operations in any year, subject to the restrictions and limitations set forth below. The Operating Agreement does not provide specifically for the Repurchase Reserve and does not specify particular procedures with respect to any reserves, redemptions or repurchases effected by our Manager pursuant to the Operating Agreement. The establishment of the Repurchase Reserve is in the sole discretion of our Manager and, if established, the Repurchase Reserve may be terminated at any time in the sole discretion of our Manager. We may, in the sole discretion of our Manager and upon the request of a member, repurchase the Units held by such member. Units owned by our Manager or its affiliates may not be repurchased by us. As of March 31, 2005, our Manager has not established and does not expect to establish a Repurchase Reserve. We do not expect that our Manager will permit the repurchase of any Units and believes that our Manager would only permit such a repurchase, if any, following the establishment of a Repurchase Reserve.
Authority of Our Manager
      Our Manager has the exclusive management and control of all aspects of our business. In the course of its management, our Manager may, in its sole discretion, employ such persons, including, under certain circumstances, affiliates of our Manager, as it deems necessary for the efficient operation of our company.
Removal of Manager Only For Cause
      Our members have the right, subject to any restrictions established in any loan documents, to remove our Manager by a majority vote only “for cause” as provided in the Operating Agreement. For this purpose, removal of our Manager “for cause” means removal due to the

•	gross negligence or fraud of our Manager;

•	willful misconduct or willful breach of the Operating Agreement by our Manager;

•	bankruptcy, insolvency or inability of our Manager to meet its obligations as they come due; or

•	conviction of a felony of Mr. Thompson, chairman of the Board of Managers of our Manager.
      Our Manager or any affiliate that owns Units may not participate in any vote to remove our Manager.
Voting Rights of Members
      Although they are not permitted to take part in the management or control of our business, our members have the right to vote on the following matters:

•	removal of our Manager as provided in the Operating Agreement;

•	removal of the Property Manager as provided in the Management Agreement;

•	admission of a manager or election to continue our business after a manager ceases to be a manager when there is no remaining manager;

•	amendment of the Operating Agreement;

•	any merger, combination or roll-up of our company;

•	dissolution and winding up of our company;

•	the sale of all or substantially all of our assets (but not the sale of one or more of our properties); and

•	election to continue our business in the event of a dissolution event as provided in the Operating Agreement.
      All actions of the members will be taken by majority vote except (1) any amendment to the Operating Agreement, and (2) the admission of an additional or successor manager when our Manager will continue as such, which require the consent of our Manager.
      Our Manager may at any time call a meeting of our members, or may call for a vote of our members without a meeting on matters on which our members are entitled to vote. In addition, a meeting of our members must be called by our Manager upon receipt of written request for such a meeting by members holding more than 10% of the Units entitled to vote.
Liabilities of Members
      A member’s capital is subject to the risks of our business. Members are not permitted to take part in our management or control of our business. Assuming that we are operated in accordance with the terms of the Operating Agreement, a member generally will not be liable for our obligations in excess of his or her total investment and share of undistributed profits. The Operating Agreement generally provides that our members will not be personally liable for our expenses, liabilities or obligations solely by reason of being a member, except as may be imposed by applicable law. However, a member may be liable for any distributions made to such member if, after such distribution, our remaining assets are not sufficient to pay our then outstanding liabilities, exclusive of liabilities to members. Our members will not be subject to any liabilities that may arise on behalf of other properties owned, operated or managed by our Manager or its affiliates, except as may be imposed by law.
No Representation of Members
      Under the Operating Agreement, each of our members acknowledges and agrees that counsel representing us, our Manager and their affiliates does not represent, and will not be deemed to have represented, or to be representing, any of our members, other than our Manager, in any respect whatsoever.
Books and Records
      Our Manager is required to keep true and accurate books of account of all of our financial activities in accordance with accounting principles generally accepted in the United States of America.
Review of Company Information
      Our members have the right, upon request of our Manager, to review and obtain certain company books and records, including copies of the following:

•	a current list of the name and last known business, residence or mailing address of each member and Manager together with the capital contribution and the share in profits and losses of each owner;

•	a copy of the Certificate of Formation and any amendments thereto;

•	a copy of the Operating Agreement and any amendments thereto;

•	copies of our Federal, state, and local income tax or information returns and reports, if any, for the six most recent taxable years;

•	true and full information regarding the status of our business and financial condition; and

•	any information required to be made available pursuant to applicable law.

Amendments
      The Operating Agreement may be amended by our members with a majority vote, except that our Manager may amend the Operating Agreement without action by our members to:

(1) modify the allocations provisions of the Operating Agreement to comply with Sections 704(b) and 514(c)(9) of the Internal Revenue Code of 1986, as amended;

(2) comply with a requirement by a lender who has made a loan to us secured by a property or as required by a lender in connection with a refinancing that has been properly approved by us;

(3) add to the representations, duties, services or obligations of our Manager or its affiliates for the benefit of our members;

(4) cure any ambiguity or mistake, correct or supplement any provision in the Operating Agreement that may be inconsistent with any other provision, or make any other provision with respect to matters or questions arising under the Operating Agreement that will not be inconsistent with the provisions of the Operating Agreement;

(5) delete or add any provision of the Operating Agreement required to be so deleted or added by the staff of the SEC or by a state “Blue Sky” commissioner or similar official;

(6) amend the Operating Agreement to reflect the addition or substitution of members or the reduction of the capital accounts upon the return of capital to our members;

(7) minimize the adverse impact of, or comply with, any “plan assets” regulations involving retirement or other benefit accounts;

(8) reconstitute us under the laws of another state;

(9) execute, acknowledge and deliver any and all instruments to effectuate the foregoing, including the execution, acknowledgment and delivery of any such instrument by the attorney-in-fact for our Manager under a special or limited power of attorney and to take all such actions in connection therewith as our Manager will deem necessary or appropriate with the signature of our Manager acting alone;

(10) change our name and/or principal place of our business; or

(11) decrease the rights and powers of our Manager (so long as such decrease does not impair the ability of our Manager to manage us and conduct our business affairs).
      No amendment will be adopted pursuant to (10) or (11) above without the consent of our members unless the adoption of such amendment:

•	is for the benefit of and not adverse to the interests of our members;

•	is not inconsistent with Section 7 of the Operating Agreement (pertaining to the management and administration of us by our Manager); and

•	does not affect the limited liability of our members or our status as a partnership for federal income tax purposes.
      Any amendment described herein is subject to any limitations set forth in the loan agreements.
Indemnification of Our Manager
      Our Operating Agreement provides that our Manager will not be liable to us or any of our members for, and shall be indemnified and held harmless from, any loss or damage incurred by our Manager, us or our members in connection with our business, including by way of illustration, but not limitation, costs and reasonable attorneys’ fees and any amounts expended in the settlement of any claims of loss or damage resulting from any act or omission performed or omitted in good faith, which shall not constitute gross negligence or willful misconduct, pursuant to the authority granted, to promote our interests. In addition, our Manager shall not be liable to us or our members because any taxing authorities disallow or adjust any deductions or credits in our income tax returns. Therefore, our members will have a more limited right of action against our Manager than they would have absent such exculpatory provisions in the Operating Agreement.
      The Operating Agreement generally provides for indemnification of our Manager (and its members, affiliates, officers, partners, directors, employees, agents and assigns) by us, to the extent of our assets, for any claims, liabilities and other losses that they may suffer in dealings with third parties on behalf of us not arising out of gross negligence or willful misconduct. It is the opinion of the SEC that indemnification for liabilities arising under the Securities Act of 1933, as amended, is contrary to public policy and, therefore, unenforceable. The Operating Agreement provides that we shall not indemnify any Manager, or shareholder, director, officer or other employee thereof, for liability imposed or expenses incurred in connection with any claim arising out of a violation of the Securities Act of 1933, as amended, or any other federal or state securities law, with respect to the offer and sale of the Units. In the case of liability arising from an alleged violation of securities laws, our Manager may obtain indemnification if:

•	our Manager is successful in defending the action;

•	the court specifically approves the indemnification; or

•	in the opinion of our counsel, the right to indemnification has been settled by controlling precedent.
Prohibitions
      The Operating Agreement provides that our Manager may not receive any rebate, kick-back or give-up in connection with our operation, nor may our Manager participate in any reciprocal business arrangements that would circumvent the restrictions set forth in the Operating Agreement prohibiting certain types of dealings between our Manager or its affiliates and us. Neither a Manager nor any salesperson of Units in us or interests may directly or indirectly pay or award any finder’s fees, commissions or other compensation to any person engaged by a potential investor for investment advice as an inducement to such advisor to advise the purchase of an interest in us.
Restrictions on change of control
      Certain provisions of our Operating Agreement could have the effect of discouraging, delaying or preventing transactions that involve an actual or threatened change in control of us, and may have the effect of entrenching our management and members of our board of managers, regardless of performance. These provisions include the following:

•	as described more fully under “Description of Registrant’s Securities to be Registered — Operating Agreement — Transferability,” our members may not sell, assign or otherwise transfer such member’s Units unless certain conditions set forth in the Operating Agreement are satisfied;

•	as described more fully under “Description of Registrant’s Securities to be Registered — Operating Agreement — Authority of our Manager and Removal of Manager for Cause,” our Manager has the exclusive management and control of all aspects of our business, and cannot be removed except “for cause” as provided in the Operating Agreement;

•	as described more fully under “Description of Registrant’s Securities to be Registered — Operating Agreement — Term and Dissolution,” our term will continue indefinitely unless terminated pursuant to the terms of the Operating Agreement; and

•	our Manager may not sell, assign, hypothecate, encumber or otherwise transfer any part of its interest in us except with the consent of our members, which consent may be withhold by our members in their sole discretion.

Item 12.	Indemnification of Manager and Officers
      The Delaware Limited Liability Company Act permits a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Our Operating Agreement provides that our Manager will not be liable to us or any of our members for, and shall be indemnified and held harmless from (to the full extent of our assets and to the maximum extent permitted by applicable law), any loss or damage incurred by our Manager, us or members due to any act or omission performed or omitted in good faith, which shall not constitute negligence or malfeasance. In addition, our Manager shall not be liable to us or our members because any taxing authorities disallow or adjust any deductions or credits in our income tax returns. Therefore, our members will have a more limited right of action against our Manager than they would have absent such exculpatory provisions in the Operating Agreement.
      The Operating Agreement generally provides for indemnification of our Manager (and its members, affiliates, officers, partners, directors, employees, agents and assigns) by us, to the extent of our assets, for any claims, liabilities and other losses that they may suffer in dealings with third parties on behalf of us not arising out of gross negligence or willful misconduct. It is the opinion of the SEC that indemnification for liabilities arising under the Securities Act of 1933, as amended, is contrary to public policy and, therefore, unenforceable. The Operating Agreement provides that we shall not indemnify any Manager, or shareholder, director, officer or other employee thereof, for liability imposed or expenses incurred in connection with any claim arising out of a violation of the Securities Act of 1933, as amended, or any other federal or state securities law, with respect to the offer and sale of the Units. In the case of liability arising from an alleged violation of securities laws, our Manager may obtain indemnification if:

•	our Manager is successful in defending the action;

•	the court specifically approves the indemnification; or

•	in the opinion of our counsel, the right to indemnification has been settled by controlling precedent.

PART IV

Item 13.	Financial Statements and Supplementary Data
      (1) Financial Statements.
      (2) Financial Statement Schedule.
      The following financial statement schedule for the year ended December 31, 2004 are submitted herewith:

Page

NNN 2003 VALUE FUND, LLC and SUBSIDIARIES:
Real Estate and Accumulated Depreciation (Schedule III)	F-54
      All schedules other than the ones listed above have been omitted as the required information is inapplicable or the information is presented in the consolidated financial statements or related notes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Members
NNN 2003 Value Fund, LLC
Santa Ana, California
      We have audited the accompanying consolidated balance sheets of NNN 2003 Value Fund, LLC (the “Company”), as of December 31, 2004 and 2003, and the related consolidated statements of operations and comprehensive operations, members’ equity and cash flows for the year ended December 31, 2004 and the period from June 19, 2003 (date of inception) to December 31, 2003. Our audits also included the financial statement schedule listed in the index at Item 15. These consolidated financial statements and the consolidated financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and the consolidated financial statement schedule based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the year ended December 31, 2004 and the period from June 19, 2003 (date of inception) to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

/s/ Deloitte & Touche, LLP
Los Angeles, California
May 2, 2005 (July 26, 2005 as to the reclassification
of Financial Plaza as discontinued operations
described in Notes 2, 3, 4, 12, 15 and 16)

NNN 2003 VALUE FUND, LLC
CONSOLIDATED BALANCE SHEETS
March 31, 2005 (unaudited),
December 31, 2004 and 2003

		December 31,
	March 31,
	2005	2004	2003

	(unaudited)
ASSETS
Real estate investments:
Operating properties, net	$23,535,000	$17,098,000	$6,403,000
Property held for sale	4,358,000	19,636,000	—
Investments in unconsolidated real estate	11,825,000	11,482,000	3,053,000

	39,718,000	48,216,000	9,456,000
Cash and cash equivalents	11,176,000	12,033,000	2,625,000
Investment in Marketable Securities	2,540,000
Accounts receivable, net	534,000	498,000	—
Due from related parties	216,000	180,000	21,000
Restricted cash	346,000	325,000	204,000
Identified intangible assets, net	4,360,000	3,283,000	1,699,000
Other assets — discontinued operations	1,440,000	4,715,000	—
Other assets, net	433,000	221,000	109,000

Total assets	$60,763,000	$69,471,000	$14,114,000

LIABILITIES, MINORITY INTERESTS AND MEMBER’S EQUITY
Liabilities:
Mortgage loans payable	$14,064,000	$8,500,000	$4,500,000
Mortgage loans payable secured by property held for sale	4,110,000	15,125,000	—
Accounts payable and accrued liabilities	1,375,000	3,848,000	248,000
Due to related parties	30,000	233,000	288,000
Other liabilities — discontinued operations	62,000	56,000	—
Security deposits and prepaid rent	659,000	639,000	62,000

Total liabilities	20,300,000	28,401,000	5,098,000
Minority interests	3,888,000	3,968,000	1,388,000
Commitments and contingencies (Note 11)
Members’ equity	36,600,000	37,102,000	7,628,000
Accumulated other comprehensive loss	(25,000)	—	—

Total members’ equity	36,575,000	37,102,000	7,628,000

Total liabilities, minority interests and members’ equity	$60,763,000	$69,471,000	$14,114,000

The accompanying notes are an integral part of these consolidated financial statements.

NNN 2003 VALUE FUND, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE OPERATIONS
For the Three Months Ended March 31, 2005 and 2004 (unaudited), the Year Ended December 31, 2004 and the Period From
June 19, 2003 (Date of Inception) through December 31, 2003

	Three Months Ended			From June 19, 2003
	March 31,			(Date of Inception)
			Year Ended	through
	2005	2004	December 31, 2004	December 31, 2003

	(unaudited)
Revenues:
Rental income	$1,139,000	$125,000	$2,425,000	$—

Expenses:
Rental expenses	688,000	259,000	1,810,000	11,000
General and administrative	64,000	81,000	412,000	7,000
Depreciation and amortization	532,000	87,000	1,129,000	—

	1,284,000	427,000	3,351,000	18,000

Loss before other income (expense), and discontinued operations	(145,000)	(302,000)	(926,000)	(18,000)
Other (expense) income:
Interest expense (including amortization of deferred financing costs)	(320,000)	(117,000)	(950,000)	—
Interest and dividend income	31,000	—	86,000	3,000
Equity in earnings (loss) of unconsolidated real estate	159,000	(168,000)	(682,000)	(132,000)
Minority interests	(48,000)	(40,000)	182,000	31,000

Loss from continuing operations before discontinued operations	(323,000)	(547,000)	(2,290,000)	(116,000)
Discontinued operations:
Gain on sale of real estate dispositions	389,000	—	—	—
Income (loss) from discontinued operations	304,000	—	(12,000)	—

Net income (loss)	$370,000	$(547,000)	$(2,302,000)	$(116,000)

Other comprehensive income:
Net income (loss)	$370,000	$(547,000)	$(2,302,000)	$(116,000)
Unrealized loss on marketable securities	(25,000)	—	—	—

Comprehensive income (loss)	$345,000	$(547,000)	$(2,302,000)	$(116,000)

Net income (loss) per member unit:
Continuing operations — basic and diluted	$(32.30)	$(224.36)	$(371.87)	$(178.74)
Discontinued operations — basic and diluted	$69.30	—	$(1.95)	—

Total net income (loss) per member unit — basic and diluted	$37.00	$(224.36)	$(373.82)	$(178.74)

Weighted average number of member units outstanding — basic and diluted	10,000	2,438	6,158	649

The accompanying notes are an integral part of these consolidated financial statements.

NNN 2003 VALUE FUND, LLC
CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY
For the Three Months Ended March 31, 2005 (unaudited),
the Year Ended December 31, 2004 and the Period From
June 19, 2003 (Date of Inception) through December 31, 2003

	Number of
	Units	Total

BALANCE — June 19, 2003 (date of inception)	—	—
Capital Contributions, net of offering costs	1,887	$7,779,000
Distributions	—	(35,000)
Net loss	—	(116,000)

BALANCE — December 31, 2003	1,887	7,628,000
Capital Contributions, net of offering costs	8,113	33,684,000
Distributions	—	(1,908,000)
Net loss	—	(2,302,000)

BALANCE — December 31, 2004	10,000	37,102,000
Distributions (unaudited)	—	(872,000)
Unrealized loss on marketable securities (unaudited)	—	(25,000)
Net income (unaudited)	—	370,000

BALANCE — March 31, 2005 (unaudited)	10,000	$36,575,000

The accompanying notes are an integral part of these consolidated financial statements.

NNN 2003 VALUE FUND, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three Months Ended March 31, 2005 and 2004 (unaudited), the Year Ended December 31, 2004 and the Period From
June 19, 2003 (Date of Inception) through December 31, 2003

				From June 19, 2003
	Three Months Ended March 31,			(Date of Inception)
			Year Ended	through
	2005	2004	December 31, 2004	December 31, 2003

	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$370,000	$(547,000)	$(2,302,000)	$(116,000)
Adjustments to reconcile net (loss) to net cash provided by operating activities
Depreciation and amortization, amortization of deferred financing costs and amortization of above market leases — continuing and discontinued operations	872,000	107,000	2,307,000	—
Distributions received in excess of equity in earnings (loss) of unconsolidated properties	194,000	250,000	1,738,000	248,000
Minority interests	48,000	(40,000)	(182,000)	(31,000)
Provision for doubtful accounts	51,000	—	59,000	—
Change in operating assets and liabilities:
Accounts receivable	(10,000)	(131,000)	(557,000)	—
Other assets	97,000	—	(415,000)	—
Accounts payable and accrued liabilities	(551,000)	(387,000)	3,387,000	73,000
Security deposits and prepaid rent	(26,000)	78,000	578,000	—

Net cash provided by (used in) operating activities	1,097,000	(670,000)	4,613,000	174,000

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of real estate operating properties	(10,291,000)	—	(35,966,000)	(8,069,000)
Capital expenditures	(437,000)	—	(420,000)	—
Acquisition of investments in unconsolidated real estate	(650,000)	(1,613,000)	(8,772,000)	(1,863,000)
Sale of real estate operating properties	18,493,000	—	—	—
Purchase of marketable securities	(2,565,000)	—	—	—
Restricted cash	(53,000)	—	—	—
Real estate deposits	—	(125,000)	—	—

Net cash provided by (used in) investing activities	4,497,000	(1,738,000)	(45,158,000)	(9,932,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on mortgages payable	5,564,000	—	19,125,000	4,500,000
Principal repayments on mortgages payable	(11,015,000)	—	—	—
Due to/from related parties, net	—	—	(214,000)	267,000
Distributions	(872,000)	(177,000)	(1,908,000)	(35,000)
Minority interests distributions	(128,000)	(22,000)	(408,000)	(19,000)
Payment of deferred financing costs	—	—	(326,000)	(109,000)
Issuance of members units, net of offering costs	—	6,188,000	33,684,000	7,779,000

Net cash provided by (used in) financing activities	(6,451,000)	5,989,000	49,953,000	12,383,000

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(857,000)	3,581,000	9,408,000	2,625,000
CASH AND CASH EQUIVALENTS — beginning of period	12,033,000	2,625,000	2,625,000	—

CASH AND CASH EQUIVALENTS — end of period	$11,176,000	$6,206,000	$12,033,000	$2,625,000

The accompanying notes are an integral part of these consolidated financial statements

NNN 2003 VALUE FUND, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three Months Ended March 31, 2005 and 2004 (unaudited), the Year Ended December 31, 2004 and the Period From
June 19, 2003 (Date of Inception) through December 31, 2003

				For the Period
	Three Months Ended			from June 19, 2003
	March 31,			(Date of Inception)
			Year Ended	through
	2005	2004	December 31, 2004	December 31, 2003

	(unaudited)
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$380,000	$110,000	$807,000	$—

NONCASH INVESTING ACTIVITIES:
The following represents certain assets acquired and liabilities assumed in connection with our acquisitions of operating properties and investments in unconsolidated real estate:
Increase (decrease) in investment operating properties	$(9,064,000)	$—	$—	$—

Increase (decrease) in intangible assets less intangible liabilities of acquisitions and dispositions	$(1,146,000)	$—	$—	$—

Security deposits and prepaid rent	$—	$—	$55,000	$62,000

Restricted cash	$(32,000)	$—	$70,000	$204,000

Other assets	$(85,000)	$—	$123,000	$—

Accrued expenses	$(2,126,000)	$—	$211,000	$175,000

Minority interests contributions	$—	$710,000	$3,170,000	$1,438,000

The accompanying notes are an integral part of these consolidated financial statements

NNN 2003 VALUE FUND, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the Three Months Ended March 31, 2005 and 2004 (unaudited), the Year Ended December 31, 2004 and the Period From
June 19, 2003 (Date of Inception) to December 31, 2003

1.	Organization
      NNN 2003 Value Fund, LLC was formed as a Delaware limited liability company. The use of the words “we”, “us” or “our” refers to NNN 2003 Value Fund, LLC and its subsidiaries. We were organized on June 19, 2003 for the purpose of purchasing, owning, operating and subsequently selling all or a portion of a number of unspecified properties with a higher than average potential for capital appreciation, or value added, from unaffiliated sellers in accordance with the Private Placement Memorandum dated July 11, 2003, as amended, or the Private Placement Memorandum. At the time of our formation, we expected to own our interests in the properties we acquire for approximately three to five years from the date of acquisition of each asset. Our principal objectives at the time of our formation, were to: (i) have the potential within approximately three to five years, subject to market conditions, to realize income on sale of our properties; (ii) realize income through the acquisition, operation and sale of our interests in our properties; (iii) make monthly distributions to our members from cash generated from operations.
      As of March 31, 2005 and December 31, 2004, we owned five consolidated office properties and interests in four unconsolidated office properties. We account for unconsolidated properties under the equity method of accounting.
      We are externally managed by Triple Net Properties, LLC, a Virginia limited liability corporation, or our Manager, which is responsible for managing our day-to-day operations and assets. In addition, Triple Net Properties Realty, Inc., a California corporation, or Realty, which was solely owned through December 31, 2004 by Anthony W. Thompson, our Manager’s chairman and chief executive officer (effective January 1, 2005, Mr. Thompson owns 88% of Realty) serves as our property manager (Note 10).

2.	Summary of Significant Accounting Policies
      The summary of significant accounting policies presented below is designed to assist in understanding our consolidated financial statements. Such financial statements and accompanying notes are the representations of our Manager, who is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, or GAAP, in all material respects, and have been consistently applied in preparing the accompanying consolidated financial statements.

Basis of Presentation
      The accompanying consolidated financial statements include our accounts, our wholly-owned subsidiaries and any majority-owned subsidiaries where we have financial and operating control are included in the consolidated financial statements. All significant intercompany balances and transactions have been eliminated in consolidation. We account for all unconsolidated real estate investments using the equity method of accounting. Accordingly, our share of the earnings of these joint ventures and companies is included in consolidated net income (loss). All references to us include our subsidiaries.
      Statement of Financial Accounting Standards, or SFAS, No. 144, Accounting for Impairment of Disposal of Long-Lived Assets, addresses financial accounting and reporting for the impairment or disposal of long-lived assets and requires that, in a period in which a component of an entity either has been disposed of or is classified as held for sale, the income statements for current and prior periods shall report the results of operations of the component as discontinued operations. We have reclassified amounts related to Satellite Place and Financial Plaza in the consolidated financial statements to reflect the

NNN 2003 VALUE FUND, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
reclassification required by SFAS No. 144. Accordingly, revenues, operating costs and expenses, and other non-operating results for the discontinued operations of Satellite Place and Financial Plaza have been excluded from our results from continuing operations for all periods presented herein. The financial results for Satellite Place and Financial Plaza are presented in our Consolidated Statements of Operations in a single line item entitled “Loss from discontinued operations” and the related assets and liabilities are presented in the Consolidated Balance Sheets in line items entitled “Property held for sale,” and “Mortgage loans payable secured by property held for sale.”

Interim Financial Data
      The accompanying interim financial statements have been prepared by our management in accordance with accounting principles generally accepted in GAAP and in conjunction with the rules and regulations of the SEC. The accompanying unaudited financial statements reflect all adjustments, which are, in our opinion, of a normal recurring nature and necessary for a fair presentation of our financial position, results of operations and cash flows for the interim periods. Interim results of operations are not necessarily indicative of the results to be expected for the full year; such results may be less favorable.

Cash and Cash Equivalents
      Cash and cash equivalents consist of all highly liquid investments with a maturity of three months or less when purchased.

Restricted Cash
      Restricted cash is comprised of impound reserve accounts for property taxes, insurance and tenant improvements.

Allowance for Uncollectible Accounts
      Tenant receivables and unbilled deferred rent receivables are carried net of the allowances for uncollectible current tenant receivables and unbilled deferred rent. Our Manager’s determination of the adequacy of these allowances is based primarily upon evaluations of historical loss experience, individual tenant receivables considering the tenant’s financial condition, security deposits, letters of credit, lease guarantees and current economic conditions and other relevant factors. Our Manager has established an allowance for uncollectible accounts of $51,000, $59,000 and $0 as of March 31, 2005 (unaudited), December 31, 2004 and 2003, respectively, to reduce receivables to our Manager’s estimate of the amount recoverable.

Investment in Marketable Securities
      Marketable securities are carried at fair value and consist primarily of investments in marketable equity securities of public REITs. We classify our marketable securities portfolio as available-for-sale. This portfolio is continually monitored for differences between the cost and estimated fair value of each security. If we believe that a decline in the value of an equity security is temporary in nature, we record the change in other comprehensive income (loss) in stockholders’ equity. If the decline is believed to be other than temporary, the equity security is written down to the fair value and a realized loss is recorded on our statement of operations. There was no realized loss recorded by us due to the write down in value for three months ended March 31, 2005 and 2004, the year ended December 31, 2004 and the period from June 19, 2003 (date of inception). Our assessment of a decline in value includes, among other things, our current judgment as to the financial position and future prospects of the entity that issued the security. If that judgment changes in the future, we may ultimately record a realized loss after having initially concluded that the decline in value was temporary.

NNN 2003 VALUE FUND, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Purchase Price Allocation
      In accordance with SFAS No. 141, Business Combinations, we, with the assistance from independent valuation specialists, allocate the purchase price of acquired properties to tangible and identified intangible assets based on their respective fair values. The allocation to tangible assets (building and land) is based upon management’s determination of the value of the property as if it were vacant using discounted cash flow models similar to those used by independent appraisers. Factors considered by our Manager include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. Additionally, the purchase price of the applicable property is allocated to the above or below market value of in-place leases and the value of in-place leases and related tenant relationships.
      The value allocable to the above or below market component of the acquired in-place leases is determined based upon the present value (using a discount rate which reflects the risks associated with the acquired leases) of the difference between (i) the contractual amounts to be paid pursuant to the lease over its remaining term, and (ii) management’s estimate of the amounts that would be paid using fair market rates over the remaining term of the lease. The amounts allocated to above market leases are included in the intangible in-place lease asset and below market lease values are included in intangible lease liability in the accompanying consolidated financial statements and are amortized to rental income over the weighted-average remaining term of the acquired leases with each property.
      The total amount of other intangible assets acquired is further allocated to in-place lease costs and the value of tenant relationships based on our Manager’s evaluation of the specific characteristics of each tenant’s lease and the overall relationship with that respective tenant. Characteristics considered by our Manager in allocating these values include the nature and extent of the credit quality and expectations of lease renewals, among other factors.
      These allocations are subject to change based on continuing valuation analysis or other evidence, until the allocations are finalized or the stipulated time of one year from the date of acquisition.

Operating Properties
      Operating properties are carried at the lower of historical cost less accumulated depreciation. The cost of the operating properties includes the cost of land and completed buildings and related improvements. Expenditures that increase the service life of properties are capitalized and the cost of maintenance and repairs is charged to expense as incurred. The cost of building and improvements are depreciated on a straight-line basis over the estimated useful lives of the buildings ranging primarily from 15 to 39 years and the shorter of the lease term or useful life, ranging from one to nine years for tenant improvements. When depreciable property is retired or disposed of, the related costs and accumulated depreciation are removed from the accounts and any gain or loss reflected in operations.
      Impairment losses are recorded on long-lived assets used in operations. Impairment losses are recorded on an operating property when indicators of impairment are present and the carrying amount of the asset is greater than the sum of the future undiscounted cash flows predicted to be generated by that asset. We have not recorded any impairment losses for the three months ended March 31, 2005 and 2004 (unaudited), the year ended December 31, 2004 and the period from June 19, 2003 (date of inception) to December 31, 2003.

Property Held for Sale
      In accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets, at such time as a property is held for sale, such property is carried at the lower of (i) its carrying amount or (ii) fair value less costs to sell. In addition, a property being held for sale ceases to be depreciated. We

NNN 2003 VALUE FUND, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
classify operating properties as property held for sale in the period in which all of the following criteria are met:

•	our Manager, having the authority to approve the action, commits to a plan to sell the asset;

•	the asset is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets;

•	an active program to locate a buyer and other actions required to complete the plan to sell the asset have been initiated;

•	the sale of the asset is probable and the transfer of the asset is expected to qualify for recognition as a completed sale within one year;

•	the asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value; and

•	given the actions required to complete the plan, it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

Other Assets
      Other assets consist primarily of deferred financing costs, deferred rent receivables, leasing commissions and other assets. Deferred financing costs consist of loan fees and other loan costs and are amortized over the respective loan term using a method that approximates the effective interest method.

Revenue Recognition
      In accordance with SFAS No. 13, Accounting for Leases, minimum annual rental revenue is recognized on a straight-line basis over the term of the related lease (including rent holidays). Tenant reimbursement revenue, which is comprised of additional amounts recoverable from tenants for common area maintenance expenses and certain other recoverable expenses, is recognized as revenue in the period in which the related expenses are incurred.

Concentration of Credit Risk
      Financial instruments that potentially subject us to a concentration of credit risk are primarily cash investments and accounts receivable from tenants. Cash is generally invested in investment-grade short-term instruments and the amount of credit exposure to any one commercial issuer is limited. We have cash in financial institutions which is insured by the FDIC up to $100,000 per institution. At March 31, 2005 (unaudited) and December 31, 2004 and 2003, we have cash accounts in excess of FDIC insured limits. Concentration of credit risk with respect to accounts receivable from tenants is limited. We perform credit evaluations of prospective tenants and security deposits are obtained.
      As of March 31, 2005 and December 31, 2004, we have interests in five consolidated properties located in the states of Texas, Nebraska and Georgia.

NNN 2003 VALUE FUND, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      As of March 31, 2005 (unaudited), two of our tenants at our consolidated properties accounted for 10% or more of our aggregate annual rental income. Information about these tenants is provided in the table below:

		Percentage of
		2005 Annual
		Consolidated		Lease
	2005 Annual	Base Rent		Expiration
Tenant	Base Rent(*)	(*)	Property	Date

General Services Administration (IRS)	$1,214,000	23.3%	Oakey Building	05/31/05
Administaff Services, LP	$1,012,000	19.5%	Interwood	09/30/14
Westwood College of Technology	$572,000	10.7%	Executive Center I	1/31/13
      As of March 31, 2004, we have interest in one consolidated property located in the state of Texas.

(*) Annualized rental income based on contractual base rent from leases in effect at March 31, 2005.
      As of March 31, 2004 (unaudited), one tenant at our consolidated property accounted for 10% or more of our aggregate annual rental income. Information about this tenant is provided in the table below:

Percentage of
2004 Annual
		Consolidated		Lease
	2004 Annual	Base Rent		Expiration
Tenant	Base Rent(*)	(*)	Property	Date

Westwood College of Technology	$447,000	100.0%	Executive Center I	01/31/13

(*) Annualized rental income based on contractual base rent from leases in effect at March 31, 2004.
      As of December 31, 2004, one of our tenants at our consolidated properties accounted for 10% or more of our aggregate annual rental income. Information about this tenant is provided in the table below:

Percentage of
2004 Annual
		Consolidated			Lease
	2004 Annual	Base Rent		Square	Expiration
Tenant	Base Rent(*)	(*)	Property	Footage	Date

General Services Administration (IRS)	$3,014,000	37.72%	Oakey Building	84,000	5/31/05

(*) Annualized rental income based on contractual base rent from leases in effect at December 31, 2004.
      Our Manager has been advised that the IRS, which occupies 84,000 square feet, or 85.7%, of the Oakey Building, is exercising its 30-day early opt out provision and is terminating its lease on April 30, 2005. Our Manager has been able to lease the entire 98,000 square feet of the Oakey Building to one tenant beginning August 1, 2005. However, the lease is for a six-year term with staggered occupancy and rent commencement dates as follows: beginning August 2004, 406 square feet will be occupied and leased, commencing October 2004, 13,745 will be occupied and leased, beginning August 2006, 62,820 square feet will be occupied and leased and the entire 98,000 square feet will be occupied and leases beginning January 2007. Due to the staggered occupancy and commencement of rent of the new lease, we expect our 2005 rental income will be reduced by approximately $1,500,000. In connection with the new lease, we will incur $2,400,000 for tenant improvements. On June 3, 2005, due to the reasons described above, the distribution to the Oakey investors was temporarily suspended effective July 1, 2005 through the end of 2005 or until the property is sold.

NNN 2003 VALUE FUND, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fair Value of Financial Instruments
      The SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair value of financial instruments, whether or not recognized on the face of the balance sheet, for which it is practical to estimate that value. SFAS No. 107 defines fair value as the quoted market prices for those instruments that are actively traded in financial markets. In cases where quoted market prices are not available, fair values are estimated using present value or other valuation techniques such as discounted cash flow analysis. The fair value estimates are made at the end of each year based on available market information and judgments about the financial instrument, such as estimates of timing and amount of expected future cash flows. Such estimates do not reflect any premium or discount that could result from offering for sale at one time our entire holdings of a particular financial instrument, nor do they consider that tax impact of the realization of unrealized gains or losses. In many cases, the fair value estimates cannot be substantiated by comparison to independent markets, nor can the disclosed value be realized in immediate settlement of the instrument.
      Our consolidated balance sheets include the following financial instruments: cash and cash equivalents, tenant rent and other receivables, accounts payable and accrued expenses and notes payable. We consider carrying values of cash and cash equivalents, tenant rent and other receivables and accounts payable and accrued expenses to approximate fair value for these financial instruments because of the short period of time between origination of the instruments and their expected realization. The fair value of due to and from related parties is not determinable due to its related party nature. Based on borrowing rates available to us at December 31, 2004 and 2003, the fair value of the mortgage loans payable was $24,261,000 and $5,084,000 compared to a carrying value of $23,265,000 and $4,500,000, respectively.

Income Taxes
      We are a pass-through entity for income tax purposes and taxable income is reported by our members on their individual tax returns. Accordingly, no provision has been made for income taxes in the accompanying consolidated statements of operations except for insignificant amounts related to state franchise and income taxes.

Comprehensive Income
      We report comprehensive income in accordance with SFAS No. 130, Reporting Comprehensive Income. This statement defines comprehensive income as the changes in equity of an enterprise except those resulting from stockholders’ transactions. Accordingly, comprehensive income includes certain changes in equity that are excluded from net income. Our only comprehensive income items were net income and the unrealized change in fair value of marketable securities.

Per Unit Data
      We report earnings per Unit pursuant to SFAS No. 128, Earnings Per Share. Basic earnings per Unit attributable for all periods presented is computed by dividing the net income (loss) by the weighted average number of Units outstanding during the period. Diluted earnings (loss) per Unit are computed based on the weighted average number of Units and all potentially dilutive securities, if any. We do not have any dilutive securities as of March 31, 2005 (unaudited) or December 31 2004 and 2003.

NNN 2003 VALUE FUND, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Net income (loss) per unit is calculated as follows:

	Three Months Ended			From June 19, 2003
	March 31,			(Date of Inception)
			Year Ended	through
	2005	2004	December 31, 2004	December 31, 2003

	(unaudited)
Loss from continuing operations	$(323,000)	$(547,000)	$(2,290,000)	$(116,000)
Income (loss) from discontinued operations	693,000	—	(12,000)	—

Net income (loss)	$370,000	$(597,000)	$(2,302,000)	$(116,000)

Net income (loss) per member unit:
Continuing operations — basic and diluted	$(32.30)	$(224.36)	$(371.87)	$(178.74)
Discontinued operations — basic and diluted	$69.30	—	$(1.95)	—

Total net loss per unit — basic and diluted	$37.00	$(244.36)	$(373.82)	$(178.74)

Weighted average number of member units outstanding — basic and diluted	10,000	2,438	6,158	649

Use of Estimates
      The preparation of our financial statements in conformity with GAAP requires our Manager to make estimates and assumptions that affect the reported amounts of the assets and liabilities as of March 31, 2005, and December 31, 2004 and 2003, and the revenues and expenses for three months ended March 31, 2005 and 2004, the year ended December 31, 2004 and the period from June 19, 2003 (date of inception) until December 31, 2003. Actual results could differ from those estimates.

Segment
      We internally evaluate all properties as one reportable segment and, accordingly, do not report segment information.

Minority Interests
      Minority interests relate to the interests in the consolidated entities that are not owned by us.

Recently Issued Accounting Pronouncements
      In December 2003, the Financial Accounting Standards Board, or FASB, revised FASB Interpretation No. 46, or FIN No. 46, Consolidation of Variable Interest Entities, issued in January 2003, an interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements (FIN 46R). FIN 46R requires that variable interest entities be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns or both. FIN 46R also requires disclosures about variable interest entities that companies are not required to consolidate but in which a company has a significant variable interest. The consolidation requirements of FIN 46R apply immediately to variable interest entities created after December 31, 2003. The consolidation requirements will apply to entities established prior to December 31, 2003, in the first fiscal year or in the interim period beginning after December 15, 2004. We

NNN 2003 VALUE FUND, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
do not believe the adoption of such interpretation will have a material impact on our results of operations or financial condition.
      In March 2004, the Emerging Issues Task Force, or EITF, reached a consensus on Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, or EITF 03-1. EITF 03-1 provides guidance for determining when an investment is other-than-temporarily impaired to be applied in reporting periods beginning after June 15, 2004 and contains disclosure requirements effective in annual financial statements for fiscal years ending after December 15, 2003 for investments accounted for under SFAS Nos. 115 and 124. For all other investments within the scope of this Issue, the disclosures are effective for fiscal years ending after June 15, 2004. In September 2004, the FASB delayed the accounting provisions of EITF 03-1; however, the disclosure requirements remain effective. We have evaluated the impact of the adoption of EITF 03-1 and do not believe it will have a material effect on our financial condition or results of operations.

3.	Real Estate Investments

Operating Properties
      Our investment in consolidated properties consisted of the following as of the dates set forth below:

	March 31,	December 31,	December 31,
	2005	2004	2003

	(unaudited)
Buildings and tenant improvements	$18,755,000	$12,862,000	$4,213,000
Land	5,300,000	4,568,000	2,190,000

	24,055,000	17,430,000	6,403,000
Less: accumulated depreciation and amortization	(520,000)	(332,000)	—

	$23,535,000	$17,098,000	$6,403,000

      Depreciation expense on the buildings and tenant improvements was $189,000, $45,000, $332,000 and $0 for the three months ended March 31, 2005 and 2004 (unaudited), the year ended December 31, 2004 and the period from June 19, 2003 (date of inception) through December 31, 2003.

Acquisitions of Consolidated Properties
      Our 2005 acquisitions are as follows:

					Borrowing
		Purchase	Ownership	Purchase	Incurred at	Commission
Property Description	Location	Date	Percentage	Price	Acquisition(*)	to Realty

Interwood	Houston, TX	01/26/2005	100.0%	$8,000,000	$5,500,000	$250,000

(*)	Represents the amount of the mortgage loan assumed by us upon the closing of the acquisition or newly placed on the property at closing.
      During the three months ended March 31, 2005, we completed the acquisition of one consolidated property, thereby adding a total of 80,000 square feet of GLA to our property portfolio. The purchase price of the property was $8,000,000, of which $5,500,000 was financed with mortgage debt. The sellers paid $250,000 in commissions to Realty, of which 75% was passed through to our Manager pursuant to the Realty-Triple Net Agreement. In accordance with SFAS, No. 141, we allocated the purchase price of these properties to the fair value of the assets acquired and the liabilities assumed, including the allocation of the intangibles associated with the in-place leases considering the following factors: lease origination costs; tenant relationships; and above or below market leases. During 2005, we allocated and recorded

NNN 2003 VALUE FUND, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
$1,698,000 of intangible assets associated with in-place lease origination costs and tenant relationships, as well as above market leases. Such intangible assets are being amortized over the term of each of the underlying tenant leases.
2005 Dispositions
      We sold the following consolidated properties during 2005:
     Financial Plaza — Omaha, Nebraska
      On April 13, 2005, we sold our wholly-owned owned property, Financial Plaza, located in Omaha, Nebraska, to an unaffiliated third party for a sales price of $9,500,000. This property was classified as property held for sale and discontinued operations on our 2005 and 2004 financial statements. In connection with the sale, the buyer assumed the first mortgage note of $4,125,000 due to American Express Certificate Company. We also received a note receivable for $2,300,000 that bears interest at a fixed rate of 8.0% per annum and matures on April 1, 2008. The note requires monthly principal and interest payments. Our net proceeds after closing costs and the note receivable were $2,327,000. The sale resulted in a net gain of $2,910,000. We paid Realty a disposition fee of $475,000, or 5.0% of the purchase price, of which 75% was passed through to our Manager pursuant to the Realty-Triple Net Agreement.
     Satellite Place — Atlanta, Georgia
      On February 24, 2005, we sold our wholly-owned property, Satellite Place, located in Atlanta, Georgia, to NNN Satellite 1100 & 2000, LLC for a sales price of $19,410,000. Because the property was purchased by TIC entities also managed by our Manager, the Board of Managers engaged an independent third party to provide an opinion as to the fairness of the transaction to us. This opinion was received by us prior to the consummation of the transaction. This property was classified as property held for sale and discontinued operations on our 2004 financial statements. In connection with the sale, the first mortgage note of $11,000,000, plus accrued interest, was repaid to LaSalle. Our net proceeds from this sale were $7,727,000 after closing costs. The sale resulted in a net gain of approximately $70,000. Realty did not receive a disposition fee upon the sale of the property.
      Our 2004 acquisitions are as follows:

					Borrowing
		Purchase	Ownership	Purchase	Incurred at	Commission
Property Description	Location	Date	Percentage	Price	Acquisition(*)	to Realty

Financial Plaza	Omaha, NE	10/29/2004	100.0%	$5,660,000	$4,125,000	$160,000
Oakey Building	Las Vegas, NV	04/02/2004	75.4%	8,137,000	4,000,000	237,000
Satellite Place	Atlanta, GA	11/29/2004	100.0%	18,300,000	11,000,000	356,000
Southwood Tower	Houston, TX	10/27/2004	100.0%	5,461,000	—	159,000

Total				$37,558,000	$19,125,000	$912,000

(*)	Represents the amount of the mortgage loan assumed by us upon the closing of the acquisition or newly placed on the property at closing.
      During the year ended December 31, 2004, we completed the acquisitions of four consolidated properties, thereby adding a total of 441,000 square feet of GLA to our property portfolio. The aggregate purchase price of these properties was $37,558,000, of which $19,125,000 was financed with mortgage debt. The sellers paid $912,000 in commissions to Realty in connection with these acquisitions, of which 75% was passed through to our Manager pursuant to the Realty-Triple Net Agreement. In accordance with

NNN 2003 VALUE FUND, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SFAS, No. 141, we allocated the purchase price of these properties to the fair value of the assets acquired and the liabilities assumed, including the allocation of the intangibles associated with the in-place leases considering the following factors: lease origination costs; tenant relationships; and above or below market leases. During 2004, we allocated and recorded $7,508,000 of intangible assets associated with in-place lease origination costs and tenant relationships, as well as above market leases. Such intangible assets are being amortized over the term of each of the underlying tenant leases.
      Our 2003 acquisition is as follows:

					Borrowing
		Purchase	Ownership	Purchase	Incurred at	Commission
Property Description	Location	Date	Percentage	Price	Acquisition(*)	to Realty

Executive Center I	Dallas, TX	12/30/2003	100.0%	$8,178,000	$4,500,000	$223,000

(*)	Represents the amount of the mortgage loan assumed by us upon the closing of the acquisition.
      During the year ended December 31, 2003, we completed the acquisition of one consolidated property, thereby adding a total of 208,000 square feet of GLA to our property portfolio. The purchase price of the property was $8,178,000, of which $4,500,000 was financed with mortgage debt. The seller paid Realty $223,000 in sales commissions in connection with this acquisition, of which 75% was passed through to our Manager pursuant to the Realty-Triple Net Agreement. In accordance with SFAS No. 141, we allocated the purchase price of this property to the fair value of the assets acquired and the liabilities assumed, including the allocation of the intangibles associated with the in-place leases considering the following factors: lease origination costs; tenant relationships; and above or below market leases. During 2003, we allocated and recorded $1,699,000 of intangible assets associated with in-place lease origination costs, as well as above market leases. Such intangible assets are being amortized over the term of each of the underlying tenant leases.

Investments in Unconsolidated Real Estate
      During the three months ended March 31, 2005, we did not invest in any new unconsolidated investments; however, on February 8, 2005, our Manager approved the listing for sale of 801 K Street and Executive Center II & III.
      Investments in unconsolidated real estate consist of investments in which we purchased a membership interest in a limited liability company. We had the following investments in unconsolidated real estate:

				December 31,
		Percentage	March 31,
Description	Location	Owned	2005	2004	2003

			(unaudited)
801 K Street	Sacramento, CA	18.3%	$4,977,000	$5,103,000	$3,053,000
Emerald Plaza	San Diego, CA	4.6	1,452,000	1,529,000	—
Enterprise Technology Center	Scotts Valley, CA	8.5	2,745,000	2,808,000	—
Executive Center II & III	Dallas, TX	38.1	2,651,000	2,042,000	—

Total			$11,825,000	$11,482,000	$3,053,000

NNN 2003 VALUE FUND, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The summarized condensed combined financial information about our unconsolidated real estate is as follows:

		December 31,
	March 31,
	2005	2004	2003

	(unaudited)
Balance Sheet Data:
Assets (primarily real estate)	$259,389,000	$260,296,000	$25,343,000

Mortgage loans payable	$160,543,000	$160,771,000	$14,891,000
Other liabilities	11,461,000	10,603,000	1,288,000
Equity	87,384,000	88,922,000	9,164,000

Total liabilities and equity	$259,389,000	$260,296,000	$25,343,000

Company’s investment	$11,825,000	$11,482,000	$3,053,000

	For the Three Months			For the Period from
	Ended March 31,			June 19, 2003 (Date
			For the Year Ended	of Inception) through
	2005	2004	December 31, 2004	December 31, 2003

	(unaudited)
Statement of operations:
Revenues	$8,221,000	$1,270,000	$23,117,000	$2,049,000
Rental and other expenses	8,835,000	1,609,000	26,767,000	2,316,000

Net loss	$(614,000)	$(339,000)	$(3,650,000)	$(267,000)

Company’s equity in income (losses) of unconsolidated real estate	$159,000	$(168,000)	$(682,000)	$(132,000)

4.	Identified Intangible Assets
      Identified intangible assets consisted of the following:

		December 31,
	March 31,
	2005	2004	2003

	(unaudited)
In-place leases, above market leases and tenant relationships, net of accumulated amortization of $2,235,000, $1,679,000 and $0 at March 31, 2005 and December 31, 2004 and 2003, respectively (with a weighted-average life of 70 months.)	$4,360,000	$3,283,000	$1,699,000

      Amortization expense recorded on the identified intangible assets, for the three months ended March 31, 2005 and 2004 (unaudited), the year ended December 31, 2004 and for the period from June 19, 2003 (date of inception) through December 31, 2003 was $621,000, $26,000, $1,613,000 and $0, respectively.

NNN 2003 VALUE FUND, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Estimated amortization expense of the identified intangible assets as of December 31, 2004 for each of the five succeeding fiscal years is as follows:

Year	Amount

2005	$1,141,000
2006	$668,000
2007	$652,000
2008	$601,000
2009	$573,000

5.	Other Assets
      Other assets consisted of the following:

		December 31,
	March 31,
	2005	2004	2003

	(unaudited)
Deferred rents receivable	$59,000	$42,000	$—
Deferred financing costs, net of accumulated amortization of $160,000, $110,000 and $0, at March 31, 2005 (unaudited), December 31, 2004 and 2003, respectively	182,000	34,000	109,000
Lease commissions, net of accumulated amortization of $10,000, $3,000 at March 31, 2005 (unaudited) and December 31, 2004	144,000	136,000	—
Prepaid expenses, deposits and other	48,000	9,000	—

Total other assets	$433,000	$221,000	$109,000

NNN 2003 VALUE FUND, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Mortgage Loans Payable

	March 31, 2005	December 31, 2004	December 31, 2003

	(Unaudited)
In connection with the acquisition of Interwood, a two-story office building located in Houston, Texas, in January 2005, we borrowed $5,500,000 from an unaffiliated lender secured by the property. We obtained a first mortgage loan from LaSalle in the amount of $5,500,000, which bears interest at a one month LIBOR plus 300 basis points. The initial term of the loan is two years from the date of acquisition. The rate at March 31, 2005 was 5.69% per annum	$5,500,000	$—	$—
          In connection with the acquisition of the Oakey Building, an office building located in Las Vegas, Nevada, in April 2004, we borrowed $4,000,000 from an unaffiliated lender secured by the property. The loan is payable to the Ivan Halaj and Vilma Halaj Inter Vivos Trust. The loan requires monthly interest only payments at a fixed interest rate of 10.0% per annum until the due date of April 1, 2005 at which time the loan must be paid in full. On April 1, 2005, the loan was extended until October 1, 2005 and from and after the extension date bears interest at a fixed rate interest rate of 8.0% per annum
	4,000,000	4,000,000	—
In connection with the acquisition of Executive Center I, an office building located in Dallas, Texas, in December 2003, we obtained a first mortgage loan from Vestin Mortgage, Inc., in the amount of $4,500,000, which bears interest at fixed rate of 10.5% per annum. The initial term of the loan was one year from the date of acquisition. On November 5, 2004, for a fee of $34,000, this loan was extended until March 30, 2005. On February 15, 2005, for an additional fee of $34,000, this loan was extended until June 30, 2005. On June 30, 2005, the note was paid in full	4,500,000	4,500,000	4,500,000

Mortgage loans payable	14,000,000	8,500,000	4,500,000
In connection with the acquisition of the Financial Plaza, an office building located in Omaha, Nebraska, in October 2004, we obtained a first mortgage loan from American Express Certificate Company, in the amount of $4,125,000, which bears interest at a 6-month LIBOR plus 180 basis points. The interest rate was 4.49% at March 31, 2005 and December 31, 2004. The note calls for monthly principal and interest payments. The initial term of the loan is three years from the date of acquisition	4,110,000	4,125,000	—

NNN 2003 VALUE FUND, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	March 31, 2005	December 31, 2004	December 31, 2003

	(Unaudited)
In connection with the acquisition of the Satellite Place, two office buildings located in Atlanta, Georgia, in November 2004, we obtained a first mortgage loan from LaSalle in the amount of $11,000,000, which bears interest at 30-day LIBOR plus 275 basis points. The rate at December 31, 2004 was 5.0% per annum. The initial term of the loan is six months from the date of acquisition with one six month option to extend, and an option to convert to a fixed rate note with LaSalle in favor of the borrower anytime during the term. The note calls for monthly interest payments	—	11,000,000	—

Mortgage loans payable secured by property held for sale	4,110,000	15,125,000	—

Total mortgage loans payable	18,110,000	23,625,000	4,500,000
Other debt	64,000	—	—

Total mortgage loans payable and other debt	$18,174,000	$23,625,000	$4,500,000

      The principal payments due on notes payable, including mortgage loans payable secured by property held for sale for each of the next five years ending December 31, 2004 and thereafter are summarized as follows:

Year	Amount

2005	$19,584,000
2006	809,000
2007	993,000
2008	2,239,000
2009	—

Total	$23,625,000

      The fair value of total mortgage debt, including mortgage loans payable secured by property held for sale, at December 31, 2004 and 2003 was $24,261,000 and $5,084,000, respectively.

Mortgages loans payable secured by property held for sale
      In connection with the acquisition of the Satellite Place, two office buildings located in Atlanta, Georgia, in November 2004, we obtained a first mortgage loan from LaSalle in the amount of $11,000,000, which bears interest at 30-day LIBOR plus 275 basis points. The rate at December 31, 2004 was 5.0% per annum. The initial term of the loan is six months from the date of acquisition with one six month option to extend, and an option to convert to a fixed rate note with LaSalle in favor of the borrower anytime during the term. The note calls for monthly interest payments.

NNN 2003 VALUE FUND, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Minority Interests
      Minority interests related to the interests in the following consolidated entities that are not wholly-owned by us:

•	NNN Oakey Building 2003, LLC — 24.5%, of which 14.8% is owned by unaffiliated members and 9.8% is owned by T REIT, LP, an affiliated member;

•	NNN 801 K Street, LLC — 15% owned by unaffiliated members;

•	NNN Enterprise Way, LLC — 26.7% owned by unaffiliated members; and

•	NNN Executive Center II & III, LP — 23.2% owned by unaffiliated members.

8.	Members Equity
      Pursuant to the private placement memorandum dated July 11, 2003, as amended, or the Private Placement Memorandum, we offered for sale a minimum of 1,000 and a maximum of 10,000 Units at a price of $5,000 per Unit. We relied on the exemption from registration provided by Rule 506 under Regulation D and Section 4(2) of the Securities Act of 1933, as amended in connection with the closing of the offering. As discussed in the Private Placement Memorandum, we used the net offering proceeds from the sale of Units primarily to acquire ownership interests in Executive Center II & III and a number of unspecified real estate properties. We financed these property acquisitions with a combination of net offering proceeds and debt secured by the acquired properties.
      There are three classes of Units with different rights with respect to distributions. As of March 31, 2005 (unaudited), December 31, 2004 and 2003, 4,000, 4,000 and 1,887 Class A Units were issued, with aggregate gross proceeds of $20,000,000, $20,000,000 and $9,436,000, respectively. As of March 31, 2005 (unaudited) and December 31, 2004, 3,200 Class B Units were issued with aggregate gross proceeds of $16,000,000. As of March 31, 2005 (unaudited) and December 31, 2004, 2,800 Class C Units were issued with aggregate gross proceeds of $14,000,000. No Class B or Class C Units were issued as of December 31, 2003. The rights and obligations of all members are governed by the Operating Agreement.
      Cash from Operations, as defined in the Operating Agreement, is first distributed to all members pro rata until all Class A Unit holders, Class B Unit holders and Class C Unit holders have received a 10%, 9% and 8% cumulative (but not compounded) annual return on their contributed and unrecovered capital, respectively. In the event that any distribution of Cash from Operations is not sufficient to pay the return described above, all Unit holders receive identical pro rata distributions, except that Class C Unit holders do not receive more than an 8% return on their Class C Units and Class B Unit holders do not receive more than a 9% return on their Class B Units. Excess Cash from Operations is then allocated pro rata to all members on a per outstanding unit basis and further distributed to the members and our Manager based on predetermined ratios providing our Manager with a share of 15%, 20% and 25% of the distributions available to Class A Units, Class B Units and Class C Units, respectively, of such excess Cash from Operations.
      Cash from Capital Transactions, as defined in the Operating Agreement, is first used to satisfy our debt and liability obligations; second, pro rata to all members in accordance with their membership interests until all capital contributions are reduced to zero; and third, in accordance with the distributions as outlined above in the Cash from Operations.
      During the three months ended March 31, 2005 (unaudited) and the year ended December 31, 2004 and the period from June 19, 2003 (date of inception) to December 31, 2003, distributions of $88, $352 and $59 per unit, were declared, aggregating approximately $872,000, $1,908,000 and $35,000 in

NNN 2003 VALUE FUND, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
distributions, respectively. Class A Units, Class B Units and Class C Units have received identical per-Unit distributions; however, distributions may vary among the three classes of Units in the future.
      In connection with the sale of Units, we incurred $0, $282,000, $6,880,000 and $1,657,000 of costs related to the issuance and distribution of Units through March 31, 2005 and 2004 (unaudited), and December 31, 2004 and 2003, respectively. Such amounts include a total of $0, $94,000, $4,099,000 and $1,050,000 as of March 31, 2005 and 2004 (unaudited) and December 31, 2004 and 2003, respectively, incurred to NNN Capital Corp., the dealer manager of our offering, which was wholly owned during the offering period by Anthony W. Thompson, our Manager’s chairman and chief executive officer. These costs are comprised of selling commissions and marketing and due diligence expenses. The dealer manager reallowed all of the commissions and some of the marketing and due diligence expenses to participating broker dealers. In addition, $0, $188,000, $2,781,000 and $607,000 was incurred to our Manager for offering expenses as of March 31, 2005 and 2004 (unaudited) and December 31, 2004 and 2003, respectively.

9.	Future Minimum Rent

Rental Income
      We have leases with tenants that expire at various dates through 2013 and are either subject to scheduled fixed increases or adjustments based on the consumer price index. Generally, the leases grant tenants renewal options. Leases also provide for additional rents based on certain operating expenses. Future minimum rent under leases, excluding tenant reimbursements of certain costs, as of December 31, 2004, are summarized as follows:

Year Ending December 31,	Amount

2005	$6,076,000
2006	$4,083,000
2007	$3,322,000
2008	$2,468,000
2009	$1,225,000
Thereafter	$1,304,000
      A certain amount of our rental income is from tenants with leases which are subject to contingent rent provisions. These contingent rents are subject to the tenant achieving periodic revenues in excess of specified levels. For the three months ended March 31, 2005 and 2004 (unaudited) and the year ended December 31, 2004 and the period from June 19, 2003 (date of inception) through December 31, 2003, the amount of contingent rent earned by us was not significant.

10.	Related Party Transactions

Offering expenses
      For the three months ended March 31, 2005 and 2004 (unaudited), the year ended December 31, 2004 and the period from June 19, 2003 (date of inception) to December 31, 2003, offering expenses paid by us include $0, $94,000, $4,099,000, and $1,050,000 respectively, paid to the dealer manager and $0, $188,000, $2,781,000, and $607,000, respectively, in reimbursements to our Manager for legal, accounting and other expenses of the offering.

NNN 2003 VALUE FUND, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Real estate commissions
      As discussed in Note 3, Realty received real estate sales commissions in connection with the purchase of our consolidated properties in the amount of $820,000, $0, $912,000, and $223,000 for the three months ended March 31, 2005 and 2004 (unaudited), the year ended December 31, 2004 and the period from June 19, 2003 (date of inception) to December 31, 2003, respectively, which commissions were paid by the sellers of the properties. 75% of these commissions are passed through to our Manager pursuant to the Realty-Triple Net Agreement.

Property management fees
      We pay Realty a property management fee equal to up to 6% of the gross receipts revenue from our properties. For the three months ended March 31, 2005 and 2004 (unaudited), the year ended December 31, 2004 and the period from June 19, 2003 (date of inception) to December 31, 2003, Realty incurred and was paid management fees from our consolidated properties of $174,000, $6,000, $272,000 and $0 respectively. 100% of the property management fees are passed through to our Manager pursuant to the Realty-Triple Net Agreement.

Lease commissions
      We pay Realty a leasing commission for its services in leasing any of our properties equal to 6% of the value of any lease entered into during the term of the Management Agreement and 3% with respect to any renewals. For the three months ended March 31, 2005 and 2004 (unaudited), the year ended December 31, 2004 and the period from June 19, 2003 (date of inception) to December 31, 2003, $52,000, $0, $0, $0, respectively, was paid to Realty for lease commissions. 100% of the leasing fees are passed through to our Manager pursuant to the Realty-Triple Net Agreement.

Construction Fees
      We pay Realty a construction fee for its services in supervising any construction or repair project in or about our properties equal to 5% of any amount up to $25,000, 4% of any amount over $25,000 but less than $50,000, and 3% of any amount over $50,000 which is expended in any calendar year for construction or repair projects. For three months ended March 31, 2005 and 2004 (unaudited), the year ended December 31, 2004 and the period from June 19, 2003 (date of inception) to December 31, 2003, $4,000, $0, $0, $0, respectively, was paid to Realty for construction fees. 100% of the net construction fees are passed through to our Manager pursuant to the Realty-Triple Net Agreement.

Loan Fees
      We pay Realty a loan fee for its services in obtaining all loans obtained by it for our properties during the term of the Property Management agreement of 1% of the principal amount. For three months ended March 31, 2005 and 2004 (unaudited), the year ended December 31, 2004 and the period from June 19, 2003 (date of inception) to December 31, 2003, we did not incur or pay any loan fees. 100% of the loan fees are passed through to our Manager pursuant to the Realty-Triple Net Agreement.

Acquisition Fees
      We pay our Manager an acquisition fee for its services in connection with the due diligence investigation and acquisition of interests in real estate properties by us during the course of the investment and holding period of 4% of the funds raised in our Private Placement of Units. For three months ended March 31, 2005 and 2004 (unaudited), the year ended December 31, 2004 and the period from June 19,

NNN 2003 VALUE FUND, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
2003 (date of inception) to December 31, 2003, we incurred acquisition fees of $0, $0, $1,623,000 and $377,000, respectively, of which we paid $0, $0, $1,406,000 and $377,000, respectively.

Related party accounts receivable/payable
      Related party accounts receivable/payable consists primarily of amounts due from/to us for operating expenses incurred by us and paid by our Manager or agreed to be absorbed by our Manager as discussed below.

Unconsolidated debt due to related parties
      Our properties may obtain secured or unsecured debt financing through one or more third parties, including our Manager, Cunningham Lending Group, LLC, or Cunningham, an entity wholly owned by Anthony Thompson, the chairman and chief executive officer of our Manager. As of March 31, 2005, the following notes were outstanding:

Cunningham
      The following unconsolidated properties have outstanding unsecured notes due to Cunningham at March 31, 2005. The notes bear different interest rates as noted below and are due one year from origination.

		NNN 2003
		Value Fund,
	Amount of	LLC’s Portion	Interest Rate
Property/Issue Date	Loan	of Debt	(per annum)

Emerald Plaza:
02/07/05	$232,000	$11,000	8%
03/04/05	232,000	11,000	8%

Total	$464,000	$22,000

11.	Commitments and Contingencies

SEC Investigation
      On September 16, 2004, our Manager advised us that it learned that the SEC is conducting an investigation referred to as “In the matter of Triple Net Properties, LLC.” The SEC has requested information from our Manager relating to disclosure in securities offerings (including offerings by G REIT, Inc., T REIT, Inc. and A REIT, Inc.) and the exemption from the registration requirements of the Securities Act for the private offerings in which our Manager and its affiliated entities were involved and exemptions from the registration requirements of the Exchange Act for several entities. The SEC has requested financial and other information regarding these entities as well as the limited liability companies advised by our Manager, including us. Our Manager has advised us that it intends to cooperate fully with the SEC’s investigation. This investigation could focus on or involve us and fines, penalties or administrative remedies could be asserted against us.
      We can not at this time assess the outcome of the investigation by the SEC. Therefore, at this time, we have not accrued any loss contingencies in accordance with SFAS No. 5, Accounting for Contingencies.

Prior Performance Tables
      In connection with our offering of the sale of our units from July 11, 2003 through October 14, 2004, we disclosed the prior performance of all public and non-public investment programs sponsored by our

NNN 2003 VALUE FUND, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Manager. We now have determined that there were certain errors in those prior performance tables. In particular, the financial information in the tables was stated to be presented on a GAAP basis. Generally the tables for the public programs were not presented on a GAAP basis and the tables for the non-public programs were prepared and presented on a tax or cash accounting basis. Moreover, a number of the prior performance data figures were themselves erroneous, even as presented on a tax or cash basis. In particular, certain programs sponsored by our Manager have invested either along side or in other programs sponsored by our Manager. The nature and results of these investments were not fully and accurately disclosed in the tables. In addition, certain calculations of depreciation and amortization were not on an income tax basis for a limited liability company investment; certain operating expenses were not reflected in the operating results; and monthly mortgage and principal payments were not reported. In general, the resulting effect is an overstatement of our Manager’s program and aggregate portfolio operating results. The Board of Managers is considering alternatives to address the errors in the prior performance tables.

Unconsolidated debt
      Our share of unconsolidated debt based on our ownership percentage was $19,325,000, $19,366,000 and $5,672,000 at March 31, 2005 (unaudited), December 31, 2004 and December 31, 2003, respectively.

						Mortgage	NNN 2003
			NNN 2003	Mortgage Debt	NNN 2003	Debt Balance	Value Fund,
		Mortgage Debt	Value Fund,	Balance as of	Value Fund,	as of	LLC’s
	Ownership	Balance as of	LLC’s Portion	December 31,	LLC’s Portion	December 31,	Portion of
Property	Percentage	March 31, 2005	of Debt	2004	of Debt	2003	Debt

		(unaudited)
801 K Street	18.3%	$41,350,000	$7,557,000	$41,350,000	$7,557,000	—	—
Emerald Plaza	4.6%	68,500,000	3,117,000	68,500,000	3,117,000	—	—
Enterprise Technology Center	8.5%	36,023,000	3,063,000	36,177,000	3,076,000	—	—
Executive Center II & III	38.1%	14,670,000	5,588,000	14,744,000	5,616,000	$14,891,000	$5,672,000

		$160,543,000	$19,325,000	$160,771,000	$19,366,000	$14,891,000	$5,672,000

      On March 31, 2004, through NNN 801K Street, LLC, we purchased an 18.3% interest in 801 K Street, a 28-story Class A office building of 336,000 square feet located in Sacramento, California. At acquisition, the owners obtained a first mortgage loan from HSH Nordbank AG, in the amount of $45,000,000 as follows: initial funding of $41,350,000 plus additional proceeds of $3,650,000, which bear interest at a 30-day LIBOR plus 200 basis points until the property reaches 80% leasing, at which time the interest rate is reduced to 30-day LIBOR plus 190 basis points. The first 24 months of the loan term are interest only; the last 12 months of the initial loan term are amortized with $56,250 monthly principal payments. The initial term of the loan is three years, due March 2007, with two 12-month extensions in favor of the borrower.
      As of March 31, 2005, the Emerald Plaza, San Diego property, of which we own 4.6%, was not in compliance with certain covenants under the loan agreement with Citigroup Global Markets Realty Corp. which, if not cured or waived, could result in the lender exercising its remedies under the loan agreement. At March 31, 2005, the balance on the mortgage was $68,500,000 and was secured by real property, including related intangible assets, with a carrying basis of $95,315,000. In January 2005, our Manager was unable to renew a tenant lease for 35,000 square feet, or 10% of GLA, and, in accordance with the provisions of the loan agreement, the property is now subject to a lockbox whereby all funds received are deposited in the controlled lockbox. Once the debt service payments have been satisfied from the lockbox,

NNN 2003 VALUE FUND, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
the property is entitled to receive budgeted operating expenses. All excess funds are deposited into a reserve account.
      On May 7, 2004, we, as a member of NNN Enterprise Way, LLC, purchased an 8.5% interest in Enterprise Technology Center, a Class A office building campus of 370,000 square feet located in Scotts Valley, California. At acquisition, the owners obtained a first mortgage loan from UBS Investment Bank, in the amount of $36,500,000, which bears interest at a fixed rate of 6.44%. The initial term of the loan is seven years from the date of acquisition.
      On July 26, 2004, we, as a member of NNN Emerald Plaza, LLC, purchased a 4.6% interest in the Emerald Plaza Building in San Diego, California. Emerald Plaza is a Class A office building of 355,000 square feet located in downtown San Diego. At acquisition, the owners obtained a first mortgage loan of $68,500,000 from Citigroup Global Markets Realty Corp. The loan requires interest only payments through the maturity date of June 17, 2007 at a variable interest rate of 4.85% per annum.
      On August 1, 2003, we, as a member of NNN Executive Center II & III, LP, we purchased a 38.1% interest in Executive Center II & III, two Class A office buildings of 381,000 square feet located in Dallas, Texas. At acquisition, the owners obtained a first mortgage loan from LaSalle in the amount of $14,950,000, which bore interest at 30-day LIBOR plus 300 basis points, with an option in favor of the borrower to convert to permanent loan at anytime. The initial term of the loan was one year from the date of acquisition and was extended for two additional six-month terms for a fee of $148,000. On July 26, 2005, our manager extended for another 30-days.

Litigation
      Neither us nor any of our properties are presently subject to any other material litigation nor, to our knowledge, is any material litigation threatened against us or any of its properties which if determined unfavorably to us would have a material adverse effect on our cash flows, financial condition or results of operations. We are party to litigation arising in the ordinary course of business, none of which if determined unfavorably to us, individually or in the aggregate, is expected to have a material adverse effect on our cash flows, financial condition or results of operations.

Environmental matters
      We follow the policy of monitoring our properties for the presence of hazardous or toxic substances. While there can be no assurance that a material environmental liability does not exist, we are not currently aware of any environmental liability with respect to the properties that would have a material effect on our financial condition, results of operations and cash flows. Further, we are not aware of any material environmental liability or any unasserted claim or assessment with respect to an environmental liability that we believe would require additional disclosure or the recording of a loss contingency.

Other
      Our commitments and contingencies include the usual obligations of real estate owners and operators in the normal course of business. In the opinion of our Manager, these matters are not expected to have a material impact on our consolidated financial position and results of operations.

NNN 2003 VALUE FUND, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	Discontinued Operations — Property Held for Sale
      As of March 31, 2005 (unaudited) and December 31, 2004, Financial Plaza was listed for sale. On February 24, 2005, we sold Satellite Place. At December 31, 2004, Satellite Place was listed for sale. A summary of the Satellite Place and Financial Plaza income statement information is as follows:

	Three Months Ended	Year Ended
	March 31, 2005	December 31, 2004

	(unaudited)
Rental income	$750,000	$444,000
Rental expenses	(281,000)	(176,000)
Depreciation and amortization	(25,000)	(182,000)

Income before other expense	444,000	86,000
Interest expense	(140,000)	(98,000)

Loss from discontinued operations	$(304,000)	$(12,000)

      A summary of the Satellite Place as of December 31, 2004 and Financial Plaza as of March 31, 2005 (unaudited) and December 31, 2004, balance sheet information is as follows:

	Three Months Ended	December 31,
	March 31, 2005	2004

	(unaudited)
Operating property	$4,358,000	$19,636,000
Intangible assets	$1,328,000	$4,172,000
Other assets	$766,000	$964,000
Mortgage loans payable	$4,110,000	$15,125,000
Other liabilities	$329,000	$553,000
Total equity	$2,013,000	$9,094,000
      On February 24, 2005, we sold our wholly-owned property, Satellite Place, to NNN Satellite 1100 & 2000, LLC for a sales price of $49,410,000. In connection with the sale, the first mortgage note of $11,000,000, plus accrued interest, was repaid to La Salle, operating properties decreased by $9,064,000 and intangibles decreased by $1,146,000.

13.	Tax Treatment of Distributions
      The income tax treatment for distributions reportable for the year ended December 31, 2004, and the period from June 19, 2003 (date of inception) through December 31, 2003 was as follows:

	December 31,

	2004	2003

Ordinary income	$877,000	$35,000
Return of Capital	1,031,000	—

Total	$1,908,000	$35,000

NNN 2003 VALUE FUND, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	Selected Quarterly Data (unaudited)
      Set forth below is certain unaudited quarterly financial information. We believe that all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly, and in accordance with generally accepted accounting principles, the selected quarterly information.

	Year Ended December 31, 2004

	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter

Total revenues	$994,000	$713,000	$679,000	$125,000
Total expenses	1,313,000	1,289,000	1,155,000	544,000

Loss before other (expense) income and discontinued operations	(319,000)	(576,000)	(476,000)	(419,000)
Equity in loss of unconsolidated real estate	(231,000)	(120,000)	(163,000)	(168,000)
Minority interests	47,000	55,000	40,000	40,000

Loss from continuing operations	(503,000)	(641,000)	(599,000)	(547,000)
Discontinued operations	(12,000)	—	—	—

Net loss	$(515,000)	$(641,000)	$(599,000)	$(547,000)

Net loss per member unit — basic and diluted	$(51.50)	$(81.89)	$(138.37)	$(224.36)

Weighted average units outstanding	10,000	7,828	4,329	2,438

	For the Period from June 19, 2003 (Date of Inception)
	through December 31, 2003

	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter

Loss before other (expense) income and minority interest	$(18,000)	$—	$—	$—
Other income	3,000	—	—	—
Equity in loss of unconsolidated real estate	(93,000)	(39,000)	—	—

Minority interests	19,000	12,000	—	—

Net loss	$(89,000)	$(27,000)	$—	$—

Loss per member unit — basic and diluted	$(76.92)	$(2,454.55)	$—	$—

Weighted average units outstanding	1,257	11	—	—

15.	Business Combinations
      During the three months ended March 31, 2005, we completed the acquisition of one consolidated property, thereby adding a total of 80,000 square feet of GLA to our property portfolio. The purchase price of the property was $8,000,000, of which $5,500,000 was financed with mortgage debt. In accordance with SFAS, No. 141, we allocated the purchase price of these properties to the fair value of the assets acquired and the liabilities assumed, including the allocation of the intangibles associated with the in-place leases considering the following factors: lease origination costs; tenant relationships; and above or below market leases. During 2005, we allocated and recorded $1,698,000 of intangible assets associated with in-place lease origination costs and tenant relationships, as well as above market leases.

NNN 2003 VALUE FUND, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      During the year ended December 31, 2004, we completed the acquisition of three wholly-owned properties and a 75.4% interest in a limited liability company, or LLC, that owns one property adding a total of 41,000 square feet of GLA to our consolidated property portfolio. We also acquired interests in three LLCs: an 85.0% interest in NNN 801K, LLC, which owns a 21.5% interest in a property; a 73.3% interest in NNN Enterprise Way, LLC, which owns a 11.6% interest in a property; and a 22.2% interest NNN Emerald Plaza, LLC, which owns a 20.5% interest in a property. The properties are equity basis investments for these LLCs. The LLCs, with the exception of NNN Emerald Plaza, LLC, are consolidated for financial reporting purposes; NNN Emerald Plaza, LLC is an equity basis investment. The aggregate purchase price of our consolidated property acquisitions was $37,558,000, of which $19,125,000 was financed with mortgage debt. In accordance with SFAS No. 141, we allocated the purchase price to the fair value of the assets acquired and the liabilities assumed, including the allocation of the intangibles associated with the in-place leases considering the following factors: lease origination costs; tenant relationships; and above or below market leases. During 2004, we have allocated and recorded $4,742,000 of intangible assets associated with in-place lease origination costs and tenant relationships, as well as above market leases.
      During the year ended December 31, 2003, we completed the acquisition of one wholly-owned property, and an 76.8% interest in a LLC which owns a 49.6% equity basis investment in a property. The property acquisition added a total of 205,000 square feet of GLA to our property portfolio. The purchase price of the consolidated property was $8,178,000, of which $4,500,000 was financed with mortgage debt. In accordance with SFAS No. 141, we allocated the purchase price of these properties to the fair value of the assets acquired and the liabilities assumed, including the allocation of the intangibles associated with the in-place leases considering the following factors: lease origination costs; tenant relationships; and above or below market leases. During 2003, we allocated and recorded $1,699,000 of intangible assets associated with in-place lease origination costs and tenant relationships, as well as above market leases.
      Assuming all of the 2005, 2004 and 2003 acquisitions had occurred on June 19, 2003, pro forma revenues, net loss and net loss per diluted unit would have been $1,215,000, $(328,000) and $(32.80), respectively, for the three months ended March 31, 2005 (unaudited); $1,326,000, $(668,000) and $(274.00), respectively, for the three months ended March 31, 2004 (unaudited); $6,386,000, ($2,203,000) and $(357.75), respectively, for the year ended December 31, 2004; and $2,266,000, $(1,293,000) and $(129.30), respectively, for the period from June 19, 2003 (date of inception) through December 31, 2003. The pro forma results are not necessarily indicative of the operating results that would have been obtained had the acquisitions occurred at the beginning of the periods presented, nor are they necessarily indicative of future operating results.

16.	Subsequent Events — unaudited
      On April 4, 2005, the 801 K Street property borrowed $317,000 from Cunningham. The note bears interest at a rate of 8.0% per annum and is due one year from origination.
      On April 6, 2005, the Emerald Plaza property borrowed $279,000 from Cunningham. The note bears interest at a rate of 8.0% per annum and is due one year from origination.
      On April 13, 2005, our wholly-owned property, Financial Plaza, in Omaha, Nebraska, was sold to an unaffiliated third party for a total sales price of $9,500,000. In connection with the sale, the buyer assumed the first mortgage note of $4,125,000 due to American Express Certificate Company. We also received note receivable for $2,300,000 that bears interest at a fixed rate of 8.0% per annum and matures on April 1, 2008. The note requires monthly principal and interest payments. Our net proceeds after closing costs and the note receivable were $2,327,000. The sale resulted in a net gain to us of $2,910,000. We paid Realty a disposition fee of $475,000, or 5.0% of the purchase price, of which 75% was passed through to

NNN 2003 VALUE FUND, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
our Manager pursuant to the Realty-Triple Net Agreement. This property was not listed for sale at the time of the sale; we were approached in January 2005 with an unsolicited offer to buy the property.
      Effective May 1, 2005, the Board of Managers and Realty renegotiated and amended the terms of the Management Agreement to reduce the property management fee paid by us to Realty to 5% of the gross receipts revenue from our properties. In connection with the amendment, Realty will provide us with a property management fee allowance of $78,000 to be used against future management fees.
      On May 24, 2005, the distribution to the Emerald Plaza investors is temporarily suspended effective June 1, 2005.
      On May 26, 2005, our Manager approved the listing for sale of Oakey Building, our consolidated 75% owned property in Las Vegas, Nevada.
      On June 3, 2005, due to the reasons described above, the distribution to the Oakley investors was temporarily suspended effective July 1, 2005 through the earlier of the end of 2005 or the sale of the property.
      On June 30, 2005, we paid the Executive Center I mortgage of $4,500,000, in full.
      On July 13, 2005, our Manager approved the listing for sale of Emerald Plaza, of which we own a 4.6% interest.

Dispositions

Financial Plaza — Omaha, Nebraska
      On April 13, 2005, our wholly-owned property, Financial Plaza, in Omaha, Nebraska, was sold to an unaffiliated third party for a total sales price of $9,500,000. In connection with the sale, the buyer assumed the first mortgage note of $4,125,000 due to American Express Certificate Company. We also received an note receivable for $2,300,000 that bears interest at a fixed rate of 8.0% per annum and matures on April 1, 2008. The note requires month interest and principal payments. Our net proceeds after closing costs and the note receivable were $2,327,000. The sale resulted in a net gain to us of $2,910,000. We paid Realty a disposition fee of $475,000, or 5.0% of the purchase price, of which 75% was passed through to our Manager pursuant to the Realty-Triple Net Agreement. This property was not listed for sale at December 31, 2004.

Property Management Fee
      Effective May 1, 2005, the Board of Managers and Realty renegotiated and amended the terms of the Management Agreement to reduce the property management fee paid by us to Realty to 5% of the gross receipts revenue from our properties. In connection with the amendment, Realty will provide us with a property management fee allowance of $78,000 to be used against future management fees.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Owners
Executive Center II & III
      We have audited the accompanying balance sheets of Executive Center II & III Property (collectively, the “Company”) as of December 31, 2004 and 2003, and the related statement of operations, owners’ equity, and cash flows for the year ended December 31, 2004 and the period from August 1, 2003 (date of acquisition) through December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, such 2004 financial statements present fairly, in all material respects, the financial position of the Executive Center II & III, Property, as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the year ended December 31, 2004 and the period from August 1, 2003 through December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche, LLP
Los Angeles, California
May 2, 2005

EXECUTIVE CENTER II & III PROPERTY
BALANCE SHEETS
December 31, 2004 and 2003

	December 31,

	2004	2003

ASSETS
Real estate investments:
Operating property, net	$15,922,000	$16,505,000
Cash and cash equivalents	189,000	442,000
Tenant receivables	259,000	—
Restricted cash	134,000	497,000
Identified intangible assets, net	5,774,000	7,280,000
Other assets, net	464,000	347,000

Total assets	$22,742,000	$25,071,000

LIABILITIES AND OWNERS’ EQUITY
Mortgages payable	$14,744,000	$14,891,000
Accounts payable and accrued liabilities	810,000	899,000
Security deposits and prepaid rent	119,000	117,000

Total liabilities	15,673,000	15,907,000
Commitments and contingencies (Note 9)
Total owners’ equity	7,069,000	9,164,000

Total liabilities and owners’ equity	$22,742,000	$25,071,000

The accompanying notes are an integral part of these financial statements.

EXECUTIVE CENTER II & III PROPERTY
STATEMENTS OF OPERATIONS
For the Year Ended December 31, 2004 and the Period from August 1, 2003 (Date of Acquisition)
through December 31, 2003

		For the Period from
		August 1, 2003 (Date of
	Year Ended	Acquisition) through
	December 31,	December 31,
	2004	2003

Revenues:
Rental income	$4,949,000	$2,008,000

Expenses:
Rental expenses	3,539,000	1,269,000
General and administrative	50,000	21,000
Depreciation and amortization	1,476,000	609,000

	5,065,000	1,899,000

Operating (loss) income	(116,000)	109,000
Other income (expense):
Miscellaneous income	5,000	41,000
Interest expense (including amortization of deferred financing costs)	(956,000)	(417,000)

Net loss	$(1,067,000)	$(267,000)

The accompanying notes are an integral part of these financial statements.

EXECUTIVE CENTER II & III PROPERTY
STATEMENTS OF OWNERS’ EQUITY
For the Year Ended December 31, 2004 and the Period from August 1, 2003 (Date of Acquisition) through December 31, 2003

Total

BALANCE — August 1, 2003 (date of acquisition)
Capital contributions, net of offering costs	$9,792,000
Distributions	(361,000)
Net loss	(267,000)

BALANCE — December 31, 2003	9,164,000
Distributions	(1,028,000)
Net loss	(1,067,000)

BALANCE — December 31, 2004	$7,069,000

The accompanying notes are an integral part of these financial statements.

Executive Center II & III
STATEMENTS OF CASH FLOWS
For the Year Ended December 31, 2004 and the Period From
August 1, 2003 (Date of Acquistion) to December 31, 2003

		From August 1,
		2003 (Date of
	Year Ended	Acquisition) through
	December 31, 2004	December 31, 2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,067,000)	$(267,000)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization, amortization of deferred financing costs and amortization of above market leases	2,434,000	982,000
Provision for doubtful accounts	2,000	—
Change in operating assets and liabilities:
Tenant receivables	(261,000)	—
Other assets	(274,000)	(206,000)
Accounts payable and accrued liabilities	(89,000)	711,000
Scecurity deposits and prepaid rent	2,000	56,000

Net cash provided by operating activities	747,000	1,276,000

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of and additions to real estate operating properties	—	(24,721,000)
Capital improvements	(39,000)	(31,000)
Restricted cash	363,000	(163,000)

Net cash provided by (used in) investing activities	324,000	(24,915,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on mortgages payable	—	14,950,000
Repayments on mortgages payable	(147,000)	(59,000)
Distributions	(1,028,000)	(361,000)
Payment of deferred financing costs	(149,000)	(241,000)
Equity contributions	—	9,792,000

Net cash (used in) provided by financing activities	(1,324,000)	24,081,000

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(253,000)	442,000
CASH AND CASH EQUIVALENTS — beginning of period	442,000	—

CASH AND CASH EQUIVALENTS — end of period	$189,000	$442,000

Non Cash Investing Activities:
Security deposits and prepaid rent	$—	$61,000
Restricted cash	$—	$334,000
The accompanying notes are an integral part of these financial statements.

EXECUTIVE CENTER II & III PROPERTY
STATEMENTS OF CASH FLOWS
For the Year Ended December 31, 2004 and the Period from
August 1, 2003 (Date of Acquisition) through December 31, 2003

		For the Period from
		August 1, 2003 (Date of
	Year Ended	Acquisition) through
	December 31, 2004	December 31, 2003

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$753,000	$255,000

EXECUTIVE CENTER II & III PROPERTY
NOTES TO FINANCIAL STATEMENTS
For the Year Ended December 31, 2004 and the Period from August 1, 2003
(Date of Acquisition) through December 31, 2003

1.	Organization and Description of Business
      NNN Executive Center II & III, LLC, was formed as a Texas limited liability company on July 11, 2003 for the purpose of acquiring a tenant-in-common, or TIC, interest in Executive Center II & III, an office building located in Dallas, Texas, in accordance with the Private Placement Memorandum for the purchase of Executive Center II & III dated July 29, 2003, as amended.
      Executive Center II & III, which was acquired on August 1, 2003, are two Class A office buildings with a total of 205,000 square feet of gross leaseable area, or GLA. The use of the words “we”, “us” or “ours” refers to the Executive Center II & III property, or Executive Center II & III.
      As of December 31, 2004, Executive Center II & III is owned by the following interest holders as tenants-in-common:

Tenants-in-Common	Interest Held

NNN Executive Center II & III, LLC	49.6%
Unaffiliated third parties (combined)	48.9%
Affiliated third parties (combined)	1.5%
      As of December 31, 2004, NNN Executive Center II & III, LLC, which owns an aggregate 49.6% interest in Executive Center II & III, is owned by the following members, with the proportionate membership interest listed respectively:

	Membership Interest
	in NNN Executive	Interest in Executive
Members	Center II & III, LLC	Center II & III Property

NNN 2003 Value Fund, LLC	76.8%	38.1%
Unaffiliated members (combined)	23.2%	11.5%
      We are externally managed by Triple Net Properties, LLC, or our Manager, pursuant to the terms of an operating agreement, or the Operating Agreement. Triple Net Properties Realty, Inc., or Realty, an affiliate of Triple Net Properties, LLC, which was solely owned through December 31, 2004, by Anthony W. Thompson, our Manager’s chief executive officer and chairman, (effective January 1, 2005, Mr. Thompson owns 88% of Realty), serves as our property manager pursuant to the terms of the Operating Agreement and a property management agreement, or the Management Agreement.
      The property was purchased from an unaffiliated third party for a purchase price of $24,600,000. The seller paid Realty a sales commission of $600,000, or 2.4% of the total purchase price, of which 75% was passed through to our Manager pursuant to an agreement between Realty and our Manager, or the Realty-Triple Net Agreement.

2.	Summary of Significant Accounting Policies
      The summary of significant accounting policies presented below is designed to assist in understanding our combined financial statements. Such financial statements and accompanying notes are the representations of our Manager, who is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, or GAAP, in all material respects, and have been consistently applied in preparing the accompanying combined financial statements.

EXECUTIVE CENTER II & III PROPERTY
NOTES TO FINANCIAL STATEMENTS — (Continued)

Real Estate Investments

Operating Property
      The operating property is carried at the lower of historical cost less accumulated depreciation or estimated fair value. The cost of the operating property includes the cost of land and completed building and related improvements. Expenditures that increase the service life of property are capitalized; the cost of maintenance and repairs is charged to expense as incurred. The cost of building and improvements are depreciated on a straight-line basis over the estimated useful lives of the building and improvements, ranging primarily from 15 to 39 years for the building and the shorter of the lease term or useful life, ranging from one to 10 years for tenant improvements. When depreciable property is retired or disposed of, the related costs and accumulated depreciation are removed from the accounts and any gain or loss reflected in operations.
      An operating property is evaluated for potential impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. Impairment losses are recorded on long-lived assets used in operations. Impairment losses are recorded on the operating property when indicators of impairment are present and the carrying amount of the asset is greater than the sum of the future undiscounted cash flows expected to be generated by that asset. We would recognize an impairment loss to the extent the carrying amount exceeded the fair value of the property. We recorded no impairment losses for the year ended December 31, 2004 and the period from August 1, 2003 (date of acquisition) through December 31, 2003.

Cash and Cash Equivalents
      Certificates of deposit and short-term investments with remaining maturities of three months or less when acquired are considered cash equivalents.

Restricted Cash
      Restricted cash is comprised of impound reserves accounts for property taxes, insurance, and tenant improvements.

Purchase Price Allocation
      In accordance with Statement of Financial Accounting Standard, or SFAS, No. 141, Business Combinations, we, allocate the purchase price of acquired properties to tangible and identified intangible assets based on their respective fair values. The allocation to tangible assets (building and land) is based upon our determination of the value of the property as if it were vacant using discounted cash flow models similar to those used by independent appraisers. Factors considered by us include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. Additionally, the purchase price of the applicable property is allocated to the above or below market value of in-place leases and the value of in-place leases and related tenant relationships.
      The value allocable to the above or below market component of the acquired in-place leases is determined based upon the present value (using a discount rate which reflects the risks associated with the acquired leases) of the difference between (i) the contractual amounts to be paid pursuant to the lease over its remaining term, and (ii) our Manager’s estimate of the amounts that would be paid using fair market rates over the remaining term of the lease. The amounts allocated to above market leases are included in the intangible in-place lease asset and below market lease values are included in intangible lease liability in the accompanying combined financial statements and are amortized to rental income over the weighted average remaining term of the acquired leases with each property.

EXECUTIVE CENTER II & III PROPERTY
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The total amount of other intangible assets acquired is further allocated to in-place lease costs and the value of tenant relationships based on our Manager’s evaluation of the specific characteristics of each tenant’s lease and the Company’s overall relationship with that respective tenant. Characteristics considered by management in allocating these values include the nature and extent of the credit quality and expectations of lease renewals, among other factors.
      These allocations are subject to change based on continuing valuation analysis, or other evidence, until the allocations are finalized or the stipulated time of one year from the date of acquisition.

Allowance for Uncollectible Accounts
      Tenant receivables and unbilled deferred rent receivables are carried net of the allowances for uncollectible current tenant receivables and unbilled deferred rent. Our determination of the adequacy of these allowances is based primarily upon evaluations of historical loss experience, individual tenant receivables considering the tenant’s financial condition, security deposits, letters of credit, lease guarantees and current economic conditions and other relevant factors. At December 31, 2004 and 2003, the allowance for uncollectible accounts was $2,000 and $0, respectively.
Concentration of Credit Risk
      Financial instruments that potentially subject us to a concentration of credit risk are primarily cash and accounts receivable from tenants. Cash is generally placed in money market accounts and the amount of credit exposure to any one party is limited. We have cash in financial institutions which are insured by the Federal Deposit Insurance Corporation, or FDIC, up to $100,000 per institution. At December 31, 2004 and 2003, we had cash accounts in excess of FDIC insured limits. Concentration of credit risk with respect to accounts receivable from tenants is limited. We perform credit evaluations of prospective tenants and security deposits are obtained.
      As of December 31, 2004, two of our tenants, individually, accounted for 10% or more of our aggregate annual rental income.

		Percentage of
	2004 Annual	2004 Annual	Square Footage	Lease
Tenants	Base Rent(*)	Base Rent	(Approximately)	Expiration Date

Trinity University	$1,379,000	27.8%	84,000	06/30/2013
Trailblazer Health Enterprises	$3,490,000	70.2%	189,000	12/31/2006
      As of December 31, 2003, two of our tenants, individually, accounted for 10% or more of our aggregate annual rental income.

		Percentage of
	2003 Annual	2003 Annual	Square Footage	Lease
Tenants	Base Rent(*)	Base Rent	(Approximately)	Expiration Date

Trinity University	$1,350,000	27.3%	84,000	06/30/2013
Trailblazer Health Enterprises	$3,490,000	70.1%	189,000	12/31/2006

(*)	Annualized rental income based on contractual base rent set forth in leases in effect at December 31, 2004 and 2003, respectively.

Fair Value of Financial Instruments
      The Statement of Financial Accounting Standards or SFAS, No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair value of financial instruments, whether or not recognized on the face of the balance sheet, for which it is practical to estimate that value. SFAS No. 107

EXECUTIVE CENTER II & III PROPERTY
NOTES TO FINANCIAL STATEMENTS — (Continued)
defines fair value as the quoted market prices for those instruments that are actively traded in financial markets. In cases where quoted market prices are not available, fair values are estimated using present value or other valuation techniques. The fair value estimates are made at the end of each year based on available market information and judgments about the financial instrument, such as estimates of timing and amount of expected future cash flows. Such estimates do not reflect any premium or discount that could result from offering for sale at one time our entire holdings of a particular financial instrument, nor do they consider that tax impact of the realization of unrealized gains or losses. In many cases, the fair value estimates cannot be substantiated by comparison to independent markets, nor can the disclosed value be realized in immediate settlement of the instrument.
      Our combined balance sheets include the following financial instruments: cash and cash equivalents, tenant rent and other receivables, accounts payable and accrued expenses and mortgages payable. We consider the carrying values of cash and cash equivalents, tenant rent and other receivables and accounts payable and accrued expenses to approximate fair value for these financial instruments because of the short period of time between origination of the instruments and their expected realization. The fair value of payable to and receivable from related parties is not determinable due to its related party nature. At December 31, 2004 and 2003, the estimated fair value of our debt approximates $15,116,000 and $15,398,000, respectively.

Revenue Recognition
      In accordance with SFAS No. 13, “Accounting for Leases,” minimum annual rental revenue is recognized on a straight-line basis over the term of the related lease (including rent holidays). Tenant reimbursement revenue, which is comprised of additional amounts recoverable from tenants for common area maintenance expenses and certain other recoverable expenses, is recognized as revenue in the period in which the related expenses are incurred.

Other Assets
      Other assets consist primarily of deferred rent receivables, loan fees, and prepaid expenses. Loan fees and other loan costs are amortized over the term of the respective loan using a method that approximate the effective interest method.

Income Taxes
      We are a pass-through entity for income tax purposes and taxable income is reported by our owners on their individual tax returns. Accordingly, no provision has been made for income taxes in the accompanying statements of operations.

Use of Estimates
      The preparation of our financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of the assets and liabilities as of December 31, 2004 and 2003, and the revenues and expenses for the year ended December 31, 2004 and for the period from August 1, 2003 (date of acquisition) to December 31, 2003. Actual results could differ from those estimates.

Recently Issued Accounting Pronouncements
      In December 2003, FASB revised FIN No. 46, Consolidation of Variable Interest Entities, issued in January 2003, an interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements (FIN 46R). FIN No. 46R requires that variable interest entities be consolidated by a company

EXECUTIVE CENTER II & III PROPERTY
NOTES TO FINANCIAL STATEMENTS — (Continued)
if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns or both. FIN No. 46R also requires disclosures about variable interest entities that companies are not required to consolidate but in which a company has a significant variable interest. The consolidation requirements of FIN No. 46R apply immediately to variable interest entities created after December 31, 2003. The consolidation requirements will apply to entities established prior to December 31, 2003, in the first fiscal year or in the interim period beginning after December 15, 2004. We do not believe the adoption of such interpretation will have a material impact on our results of operations or financial condition.

3.	Real Estate Investments
      Our operating property, Executive Center II & III, located in Dallas, Texas, consists of the following at December 31, 2004 and 2003:

	December 31,

	2004	2003

Buildings and tenant improvements	$14,390,000	$14,351,000
Land	2,409,000	2,409,000

	16,799,000	16,760,000
Less: accumulated depreciation	877,000	255,000

	$15,922,000	$16,505,000

Depreciation expense on the buildings and tenant improvements was $622,000 and $255,000 for the year ended December 31, 2004 and the period from August 1, 2003 (date of acquisition) through December 31, 2003.

4.	Identified Intangible Assets
      Identified intangible assets consisted of the following:

	December 31,

	2004	2003

In-place leases and tenant relationships and above market leases, net of accumulated amortization of $2,133,000 and $627,000, respectively, for the years ended December 31, 2004 and 2003, respectively (with a weighted-average life of 92 months.)	$5,774,000	$7,280,000

      Amortization expense recorded on the identified intangible assets for the fiscal year ended December 31, 2004 and for the period from August 1, 2003 (date of acquisition) through December 31, 2003 was $1,506,000 and $627,000, respectively.
      Estimated amortization expense of identified intangible assets as of December 31, 2004 for each of the five succeeding fiscal years is as follows:

Year	Amount

2005	$1,506,000
2006	$1,506,000
2007	$510,000
2008	$502,000
2009	$502,000

EXECUTIVE CENTER II & III PROPERTY
NOTES TO FINANCIAL STATEMENTS — (Continued)

5.	Other Assets
      Other assets consist of the following at December 31:

	2004	2003

Deferred rent receivable	$309,000	$105,000
Deferred financing costs, net of accumulated amortization of $303,000 and $100,000 at December 31, 2004 and 2003, respectively	87,000	141,000
Prepaid expenses and other	68,000	101,000

Total other assets	$464,000	$347,000

6.	Mortgages Payable
      Mortgages payable consisted of the following at December 31:

	December 31,

	2004	2003

Note payable to a mortgage company, secured by a deed of trust, interest at the 30-day LIBOR rate plus 300 basis points. Principal payments of $14,730 plus interest are payable monthly, with the note due in full 7/31/2005	$14,744,000	$14,891,000

      At acquisition, the owners obtained a first mortgage loan from LaSalle in the amount of $14,950,000, which bears interest at 30-day LIBOR plus 300 basis points, with a floor of 5.0% per annum. The interest rate at December 31, 2004 and 2003 were 5.25% per annum and 5.0% per annum, respectively. The initial term of the loan was one year and on August 1, 2004, was extended for two additional six-month terms for a fee of $148,000.
      At December 31, 2004 and 2003, the fair estimated value of our debt approximates $15,116,000 and $15,398,000, respectively.

7.	Future Minimum Rent

Rental Income
      We have operating leases with tenants that expire at various dates through 2013 and are either subject to scheduled fixed increases or adjustments based on the Consumer Price Index. Generally, the leases grant tenants renewal options. Leases also provide for additional rents based on certain operating expenses. Future minimum rent contractually due under operating leases, excluding tenant reimbursements of certain costs, as of December 31, 2004, are summarized as follows:

Year Ending December 31,	Amount

2004	$5,092,000
2005	$5,258,000
2006	$1,556,000
2007	$1,519,000
2008	$1,527,000
Thereafter	$4,706,000
      A certain amount of our rental income is from tenants with leases which are subject to contingent rent provisions. These contingent rents are subject to the tenant achieving periodic revenues in excess of

EXECUTIVE CENTER II & III PROPERTY
NOTES TO FINANCIAL STATEMENTS — (Continued)
specified levels. For the year ended December 31, 2004, and the period from August 1, 2003 (date of acquisition) though December 31, 2003 the amount of contingent rent earned by us was not significant.

8.	Related Party Transactions
Property management fees
      We pay Realty property management fees equal to 6% of the gross income of the property. Realty earned $564,000 and $123,000 for services provided during the year ended December 31, 2004 and the period from August 1, 2003 (date of acquisition) through December 31, 2003, respectively of which 100% was passed through to our Manager pursuant to the Realty-Triple Net Agreement.

Real estate commissions
      Realty earns sales commissions from acquisitions and dispositions of our property. For the year ended December 31, 2004 and the period from August 1, 2003 (date of acquisition) through December 31, 2003, we paid no sales commissions to Realty. For the year ended December 31, 2004, and the period from August 1, 2003 (date of acquisition) through December 31, 2003, unaffiliated sellers paid sales commissions to Realty of $0 and $600,000, respectively, related to property purchased of which 75% was passed through to our Manager pursuant to the Realty-Triple Net Agreement.

Debt due to related parties
      We may obtain secured or unsecured debt financing through one or more third parties, including Cunningham Lending Group, LLC, or Cunningham, an entity wholly owned by Anthony W. Thompson. For the years ended December 31, 2003 and 2004, there was no debt due to related parties.

9.	Commitments and Contingencies

SEC Investigation
      On September 16, 2004, our Manager advised us that it learned that the SEC is conducting an investigation referred to as “In the matter of Triple Net Properties, LLC.” The SEC has requested information from our Manager relating to disclosure in securities offerings (including offerings by G REIT, T REIT, Inc. and A REIT, Inc.) and the exemption from the registration requirements of the Securities Act for the private offerings in which our Manager and its affiliated entities were involved and exemptions from the registration requirements of the Exchange Act for several entities. The SEC has requested financial and other information regarding these entities as well as the limited liability companies advised by our Manager. Our Manager has advised us that it intends to cooperate fully with the SEC’s investigation.

Litigation
      To the best of our knowledge there are no material pending legal proceedings, other than routine litigation incidental to the business, to which we are a party or of which any of our properties are subject.

Environmental Matters
      We follow the policy of monitoring our properties for the presence of hazardous or toxic substances. While there can be no assurance that a material environmental liability does not exist, we are not currently aware of any environmental liability with respect to our properties that would have a material effect on our financial condition, results of operations and cash flows. Further, we are not aware of any environmental liability or any unasserted claim or assessment with respect to an environmental liability that we believe would require additional disclosure or the recording of a loss contingency.

EXECUTIVE CENTER II & III PROPERTY
NOTES TO FINANCIAL STATEMENTS — (Continued)
Other
      Our other commitments and contingencies include the usual obligations of a real estate company in the normal course of business. In the opinion of our Manager, these matters are not expected to have a material adverse effect on our financial position and/or results of operations.

10.	Subsequent Event
      Effective April 15, 2005 and retroactive to January 1, 2005, we reduced the rent for our tenant, Trailblazer Health Enterprises, LLC from $16.00 per square foot to $10.00 per square foot in exchange for an early renewal and an extended lease term. The lease term extended from December 2006 to December 2015. This action will result in a reduction of rental income in 2005 of $856,000 to us. As of December 31, 2004, Trailblazer Health Enterprises occupied 51.2% of the GLA of the property.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Members
NNN 2003 Value Fund, LLC
      We have audited the accompanying statements of revenues and certain expenses of Satellite Place, Financial Plaza and Southwood Tower (the “Properties”) for the year ended December 31, 2003. These statements is the responsibility of management. Our responsibility is to express an opinion on these statements based on our audit.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      The accompanying statements of revenues and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1 to the statements of revenues and certain expenses. It is not intended to be a complete presentation of the Properties’ revenues and expenses.
      In our opinion, the statements referred to above present fairly, in all material respects, the revenues and certain expenses, as described in Note 1, of the Properties for the year ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.
/s/ Deloitte & Touche, LLP
Los Angeles, California
May 2, 2005

The Properties
Statements of Revenues and Certain Expenses
For the year ended December 31, 2004 (unaudited)

	Satellite	Financial	Southwood
	Place From	Plaza From	Tower From
	January 1,	January 1,	January 1,
	2004 through	2004 through	2004 through
	November 29,	October 29,	October 27,
	2004 (date of	2004 (date of	2004 (date of
	acquisition)	acquisition)	acquisition)

REVENUES:
Lease rentals	$2,134,000	$1,104,000	$1,095,000
Tenant reimbursements and other income	34,000	22,000	—

Total revenues	2,168,000	1,126,000	1,095,000

CERTAIN EXPENSES:
Operations and maintenance	185,000	149,000	211,000
Real estate taxes	175,000	122,000	67,000
Electricity, water and gas utilities	115,000	184,000	159,000
Management fees	130,000	80,000	52,000
General and administrative	16,000	21,000	12,000

Total certain expenses	621,000	556,000	501,000

REVENUES IN EXCESS OF CERTAIN EXPENSES	$1,547,000	$570,000	$594,000

For the year ended December 31, 2003

	Satellite	Financial	Southwood
	Place	Plaza	Tower

REVENUES:
Lease rentals	$2,033,000	$1,150,000	$788,000
Tenant reimbursements and other income	260,000	54,000	8,000

Total revenues	2,293,000	1,204,000	796,000

CERTAIN EXPENSES:
Operations and maintenance	85,000	377,000	205,000
Real estate taxes	186,000	161,000	69,000
Electricity, water and gas utilities	145,000	131,000	155,000
Management fees	69,000	56,000	35,000
General and administrative	69,000	60,000	83,000

Total certain expenses	554,000	785,000	547,000

REVENUES IN EXCESS OF CERTAIN EXPENSES	$1,739,000	$419,000	$249,000

See accompanying notes to statement of revenues and certain expenses.

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES
Year Ended December 31, 2003

Note 1.	Basis of Presentation

Southwood Tower — Houston, Texas
      On October 27, 2004, through our wholly-owned subsidiary NNN VF Southwood Tower, LP, we purchased a 100% interest in Southwood Tower, a Class A office building of 79,000 square feet located in Houston, Texas. The property was purchased from an unaffiliated third party for a purchase price of $5,461,000. The seller paid Realty a sales commission of $159,000, or 2.9% of the purchase price, of which 75% was passed through to our Manager pursuant to the Realty-Triple Net Agreement. There was no debt incurred on the purchase of this property.

Financial Plaza — Omaha, Nebraska
      On October 29, 2004, through our wholly-owned subsidiary NNN VF Financial Plaza, LLC, we purchased a 100% interest in Financial Plaza, a four-story, Class A office building of 86,000 square feet located in Omaha, Nebraska. The property was purchased from an unaffiliated third party for a purchase price of $5,660,000. At acquisition, we obtained a first mortgage loan from American Express Certificate Company in the amount of $4,125,000, which bears interest at a 6-month LIBOR plus 180 basis points. The initial term of the loan is three years from the date of acquisition. The seller paid Realty a sales commission of $160,000, or 2.8% of the total purchase price, of which 75% was passed through to our Manager pursuant to the Realty-Triple Net Agreement.

Satellite Place — Atlanta, Georgia
      On November 29, 2004, through our wholly owned subsidiary, NNN VF Satellite Place, LLC, we purchased a 100% interest in Satellite Place, two single-story, Class A office buildings totaling 178,000 square feet located in Atlanta, Georgia. The property was purchased from an unaffiliated third party for a purchase price of $18,300,000. At acquisition, we obtained a first mortgage loan from LaSalle Bank National Association, or LaSalle, in the amount of $11,000,000, which bears interest at 30-day LIBOR plus 275 basis points. The initial term of the loan is six months from the date of acquisition, with one six-month option to extend and an option to convert to fixed-rate debt with LaSalle at anytime during the term by the borrower. The seller paid Realty a sales commission of $356,000, or 1.9% of the total purchase price, of which 75% was passed through to our Manager pursuant to the Realty-Triple Net Agreement.
      The accompanying statement of revenues and certain expenses has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, is not representative of the actual results of operations of Southwood Tower, Financial Plaza and Satellite Place, or the Properties, for the year ended December 31, 2003 due to the exclusion of interest, depreciation and amortization expense, which may not be comparable to the proposed future operations of the Properties.

Note 2.	Summary of Significant Accounting Policies and Practices

(a)	Revenue Recognition
      All leases are classified as operating leases and minimum rents are recognized on a straight-line basis over the terms of the leases (including rent holidays). Tenant reimbursements for real estate taxes, common area maintenance, and other recoverable costs are recognized in the period that the expenses are incurred.

(b)	Use of Estimates
      Our Manager has made a number of estimates and assumptions relating to the reporting and disclosure of revenues and certain expenses during the reporting period to prepare the statement of revenues and certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ in material adverse ways from those estimates.

Note 3.	Minimum Future Lease Rentals
      The Properties have entered into various lease agreements with tenants to lease space in the Properties. As of December 31, 2003, the minimum future cash rents receivable under noncancelable operating leases in each of the next five years and thereafter are as follows:

	Satellite	Financial	Southwood
Year Ending December 31:	Place	Plaza	Tower

2004	$1,935,000	$1,267,000	$828,000
2005	2,019,000	1,196,000	690,000
2006	1,539,000	1,172,000	631,000
2007	1,435,000	588,000	548,000
2008	1,247,000	297,000	175,000
Thereafter	446,000	42,000	56,000

	$8,621,000	$4,562,000	$2,928,000

      The leases also require reimbursement of the tenant’s proportional share of common area, real estate taxes and other operating expenses, which are not included in the amounts above.

Note 4.	Tenant Concentrations
      For the year ended December 31, 2003, the following tenants generated rental income in excess of 10% for individual property included in the Properties:

			% Aggregate
	Date of Lease	Aggregate Annual	Annual Rental
Tenant Name	Expiration	Rental Income	Income

Financial Plaza:
Godfather’s Pizza, Inc.	11/30/2006	$480,000	46.0%
MCI Worldcom	9/30/2007	$185,000	17.7%
Satellite Place:
Sarcom, Inc.	1/31/2006	$315,000	14.6%
American Security Insurance Company	1/31/2009	$797,000	37.0%
Compu Credit Corporation	8/31/2009	$375,000	17.4%
Ricoh Corporation	8/31/2007	$290,000	13.4%
Southwood Tower:
Woodforest National Bank	9/30/2008	$78,000	10.4%
Lipar Group Development, Inc.	2/29/2008	$131,000	17.6%
Invocon, Inc.	10/31/2004	$168,000	21.1%
If any of these tenants were to default on their leases, future revenues of the related property could be materially and adversely impacted.

Note 5.	Commitments and Contingencies

Litigation
      The Properties are subject to legal claims in the ordinary course of business as a property owner. Our Manager believes that the ultimate settlement of any potential claims will not have a material impact on the properties’ results of operations.

Environmental Matters
      In connection with the ownership and operation of the real estate property, the Properties may be potentially liable for costs and damages related to environmental matters. The Properties have not been notified by any governmental authority of any non-compliance, liability or other claim, and the Properties are not aware of any other environmental condition that the Manager believes will have a material adverse effect on the Properties’ results of operations.

NNN 2003 VALUE FUND, LLC
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND THE
YEAR ENDED DECEMBER 31, 2004
      The following unaudited pro forma consolidated statement of operations, or the pro forma financial statements, give effect to our 2004 acquisitions and are presented for illustrative purposes only. This pro forma statement of operations is not necessarily indicative of the results of operations of future periods or the results that would have been realized had our six acquisitions, including the purchase of Financial Plaza and Southwood Tower been acquired by us as of January 1, 2004, and excluding Satellite Place, which is classified as discontinued operations as of December 31, 2004. The pro forma financial statements are qualified in their entirety by reference to and should be read in conjunction with our historical consolidated financial statements and the statements of revenues and certain expenses of Satellite Place, Financial Plaza and Southwood Tower, including the notes thereto, incorporated herein by reference or included herein.
      The accompanying unaudited pro forma consolidated statement of operations for the year ended December 31, 2004 is based on our audited historical consolidated statement of operations for the same period and gives effect to the 2004 acquisitions as if they had occurred as of the beginning of the period presented. The accompanying pro forma financial statements are unaudited and are subject to a number of estimates, assumptions and other uncertainties, and do not purport to be indicative of the actual results of operations that would have occurred had the acquisitions reflected therein in fact occurred on the dates specified, nor do such financial statements purport to be indicative of the results of operations that may be achieved in the future.

	For the Quarter Ended March 31, 2005

	Company			Company Pro
	Historical(A)	Adjustments(D)	Interwood(C)	Forma

Rental income	$1,139,000	—	$76,000	$1,215,000

Rental expenses	412,000	—	15,000	703,000
Property taxes and assessments	180,000	—	17,000	17,000
Insurance	14,000	—	—	—
Management fees	82,000	—	2,000	2,000
General and administrative	64,000	—	—	64,000
Interest expense	320,000	—	27,000	347,000
Depreciation and amortization	532,000	—	20,000	552,000

	1,604,000	—	81,000	1,685,000

Net income (loss) before other income (expense) and minority interests	(465,000)	—	(5,000)	(470,000)
Other Income:
Interest income	31,000	—	—	31,000
Equity in earnings (loss) of unconsolidated real estate	159,000	—	—	159,000

Income (loss) before minority interests	(275,000)		(5,000)	(280,000)
Minority interests	(48,000)		—	(48,000)
Loss from continuing operations	(323,000)	—	(5,000)	(328,000)
Discontinued operations:
Gain on sale on real estate dispositions	389,000	(389,000)	—	—
Income from discontinued operations	304,000	(304,000)	—	—

Net income (loss)	$370,000	$(693,000)	$(5,000)	$(328,000)

	For the Year Ended December 31, 2004

			Financial	Southwood
	Company		Plaza - Pro	Tower Pro	Interwood Pro	Company Pro
	Historical(A)	Adjustments(B)	Forma(C)	Forma(C)	Forma(C)	Forma

Rental income	$2,425,000	$620,000	$1,124,000	$1,095,000	$1,122,000	$6,386,000

Rental expenses	1,206,000	129,000	333,000	370,000	216,000	2,254,000
Property taxes and assessments	377,000	28,000	122,000	67,000	252,000	846,000
Insurance	43,000	5,000	12,000	4,000	6,000	70,000
Management fees	184,000	46,000	80,000	52,000	30,000	392,000
General and administrative	412,000	7,000	9,000	8,000	6,000	442,000
Interest expense	950,000	103,000	30,000	—	396,000	1,479,000
Depreciation and amortization	1,129,000	248,000	401,000	523,000	300,000	2,601,000

	4,301,000	566,000	987,000	1,024,000	1,206,000	8,084,000

Net income (loss) before other income (expense) and minority interests	(1,876,000)	54,000	137,000	71,000	(84,000)	(1,698,000)
Other Income:
Interest income	86,000	—	2,000	—	—	88,000
Equity in earnings (loss) of unconsolidated real estate	(682,000)	(125,000)	—	—	—	(807,000)

Income (loss) before minority interests	(2,472,000)	(71,000)	139,000	71,000	(84,000)	(2,417,000)
Minority interests	(182,000)	(32,000)	—	—	—	(214,000)

Net income (loss) from continuing operations	$(2,290,000)	$(39,000)	$139,000	$71,000	$(84,000)	$(2,119,000)

(A)	Amounts as reported in our March 31, 2005 (unaudited) and December 31, 2004 audited financial statements

(B)	Adjustments required to report the pro-forma performance of our additional acquisitions for the period from January 1 through the acquisition date:

•	NNN Oakey Building 2003, LLC (date of acquisition April 2, 2004);

•	NNN 801 K Street, LLC (date of acquisition March 31, 2004);

•	NNN Emerald Plaza, LLC (date of acquisition July 26, 2004); and

•	NNN Enterprise Way, LLC (date of acquisition May 7, 2004).

Rental income includes the effect of amortizing the capitalized deferred revenue intangible associated with in-place leases over the term of such leases. Interest is based on borrowings at date of acquisition and includes amortization of deferred financing costs. Depreciation is calculated based on the Properties’ depreciable basis using the straight line method over the Properties’ estimated useful lives. General and administrative expenses include the straight line effect of amortizing acquired intangibles resulting from purchase accounting over the remaining term of the in-place leases.

(C)	Adjustments required to report the pro-forma performance of the acquisition for the period January 1 through the acquisition date:

•	Interwood (date of acquisition January 25, 2005); and

•	Financial Plaza (date of acquisition October 29, 2004); and

•	Southwood Tower (date of acquisition October 27, 2004).

Rental income includes the effect of amortizing the capitalized deferred revenue intangible associated with in-place leases over the term of such leases. Interest is based on borrowings at date of acquisition and includes amortization of deferred financing costs. Depreciation is calculated based on the Properties’ depreciable basis using the straight line method over the properties’ estimated useful lives. General and administrative expenses include the straight line effect of amortizing acquired intangibles resulting from purchase accounting over the remaining term of the in-place leases.

(D)	Adjustments required to report income from discontinued operations:

•	Satellite (date of disposition February 24, 2005); and

•	Financial Plaza (date of disposition April 13, 2005).

NNN 2003 Value Fund, LLC
SCHEDULE III — REAL ESTATE AND ACCUMULATED DEPRECIATION
As of December 31, 2004

	Initial Costs to Company			Gross Amount at Which Carried at Close of Period

										Maximum Life
										on Which
										Depreciation
										in Latest
										Income
			Buildings and		Buildings and		Accumulated	Date	Date	Statement is
Properties	Encumbrance	Land	Improvements	Land	Improvements	Total	Depreciation	Constructed	Acquired	Computed

Southwood Tower	$—	$839,000	$3,636,000	$839,000	$3,727,000	$4,566,000	$31,000	1984	27-Oct-04	39 years
Executive Center I	4,500,000	2,190,000	4,213,000	2,190,000	4,517,000	6,707,000	182,000	1983	29-Dec-03	39 years
Financial Plaza	4,125,000	1,070,000	3,198,000	1,070,000	3,225,000	4,295,000	26,000	1982	29-Oct-04	39 years
Oakey Building	4,000,000	1,539,000	4,618,000	1,539,000	4,617,000	6,156,000	119,000	1988	2-Apr-04	39 years

Total	$12,625,000	$5,638,000	$15,665,000	$5,638,000	$16,086,000	$21,724,000	$358,000

      (a) The Changes in wholly-owned real estate for the year ended December 31, 2004 are as follows:

Balance at beginning of year	$6,403,000
Acquisitions	14,900,000
Additions	421,000

Balance at end of year	$21,724,000

      (b) The changes in accumulated depreciation for the year ended December 31, 2004 are as follows:

Balance at beginning of year	$—
Additions	358,000

Balance at end of year	$358,000

Item 14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
      Not applicable.

Item 15.	Financial Statements and Exhibits
      (a) Financial Statements
      See Index to Financial Statements on Page
      (b) Exhibits

Exhibit
Number		Description

3	.1(1)	Articles of Organization of NNN 2203 Value Fund, LLC, dated June 19, 2003.
10	.1(1)	Operating Agreement of NNN 2003 Value Fund, LLC, by and between Triple net Properties, LLC, as the Manager, and Anthony W. Thompson, as the Initial Member.
10	.2(1)	Management Agreement between NNN 2003 Value Fund, LLC and Triple Net Properties Realty, Inc.
21	.1(1)	Subsidiaries of the registrant.

(1)	Incorporated by reference from the Registrant’s Form 10, as filed with the Securities and Exchange Commission on May 2, 2005.

SIGNATURES
      Pursuant to the requirements of the Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NNN 2003 VALUE FUND, LLC

By: Triple Net Properties, LLC, its Manager

By:	/s/ ANTHONY W. THOMPSON

Name: Anthony W. Thompson

Title:	Chief Executive Officer
Date: July 27, 2005

Exhibit
Number		Description

3	.1(1)	Articles of Organization of NNN 2203 Value Fund, LLC, dated June 19, 2003.
10	.1(1)	Operating Agreement of NNN 2003 Value Fund, LLC, by and between Triple net Properties, LLC, as the Manager, and Anthony W. Thompson, as the Initial Member.
10	.2(1)	Management Agreement between NNN 2003 Value Fund, LLC and Triple Net Properties Realty, Inc.
21	.1(1)	Subsidiaries of the registrant.

(1)	Incorporated by reference from the Registrant’s Form 10, as filed with the Securities and Exchange Commission on May 2, 2005.